Exhibit 10.1

Execution Version

AMENDMENT NO. 2
TO CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of April 28, 2023 (this “Amendment”), to the Credit Agreement, dated as of March 24, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MONEYLION TECHNOLOGIES INC., a Delaware corporation (the “Company” or “Borrower”); the financial institutions that are or may from time to time become parties thereto (together with their respective successors and permitted assigns, the “Lenders”); and Monroe Capital Management Advisors, LLC, a Delaware limited liability company (“Monroe Capital”), as administrative agent for the Lenders (the “Agent”).

WHEREAS, the Borrower has requested that the Agent and the Lenders amend certain terms and conditions of the Credit Agreement; and

WHEREAS, the Agent and the Lenders are willing to amend such terms and conditions of the Credit Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2. Amendments. The Credit Agreement is hereby amended to (i) delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~); and (ii) add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Credit Agreement attached as Annex A hereto and made a part hereof for all purposes.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Section 9 of the Credit Agreement and in each other Loan Document, certificate or other writing delivered by or on behalf of the Loan Parties to the Agent or any Lender pursuant to the Credit Agreement or any other Loan Document on or immediately prior to the Amendment No. 2 Effective Date are true and correct in all material respects (unless any such representation or warranty is by its terms qualified by concepts of materiality, in which case that representation or warranty is true and correct in all respects after giving effect to any such materiality qualifier) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case that representation or warranty is true and correct in all material respects or in all respects, as applicable, as of that earlier date); and no Default or Event of Default has occurred and is continuing as of the Amendment No. 2 Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Authorization, Etc. The Borrower is duly authorized to execute and deliver this Amendment.

(c) Enforceability of Loan Documents. This Amendment is the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

4. Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Agent, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being hereinafter referred to as the “Amendment No. 2 Effective Date”):

(a) Payment of Fees, Etc. The Borrower shall have paid on or before the Amendment No. 2 Effective Date all fees, costs and expenses then payable, if any, pursuant to the Credit Agreement and any other Loan Document.

(b) Representations and Warranties. The representations and warranties contained in this Amendment and in Section 9 of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects (unless any such representation or warranty is by its terms qualified by concepts of materiality, in which case that representation or warranty is true and correct in all respects after giving effect to any such materiality qualifier) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case that representation or warranty shall be true and correct in all material respects or in all respects, as applicable, as of that earlier date).

(c) No Default; Event of Default. No Default or Event of Default shall have occurred and be continuing on the Amendment No. 2 Effective Date or result from this Amendment becoming effective in accordance with its terms.

(d) Delivery of Documents. The Agent shall have received on or before the Amendment No. 2 Effective Date this Amendment, duly executed by the Borrower, the Agent and the Lenders.

5. Continued Effectiveness of the Credit Agreement and Other Loan Documents. The Borrower hereby (a) acknowledges and consents to this Amendment for itself and each other Loan Party, (b) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment No. 2 Effective Date, all references in any such Loan Document to “the Credit Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to the Agent, for the benefit of the Agent and the Lenders, or to grant to the Agent, for the benefit of the Agent and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay the Loans in accordance with the terms of Credit Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.

6. No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

7. No Representations by Agent or Lenders. The Borrower for itself and each other Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by the Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.

8. Release. The Borrower for itself and each other Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Subsidiaries has any claim or cause of action against the Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing), and (b) the Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Loan Parties, and all of their Subsidiaries and Affiliates. Notwithstanding the foregoing, the Agent and the Lenders wish (and the Borrower for itself and each other Loan Party agrees) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the Borrower (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge the Agent and the Lenders, together with their respective Affiliates and Related Funds, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the Amendment No. 2 Effective Date directly arising out of, connected with or related to this Amendment, the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of the Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or other advances or the Collateral. The Borrower for itself and each other Loan Party represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

9. Further Assurances. The Borrower shall, and shall cause each other Loan Party to, execute any and all further documents, agreements and instruments, and take all further actions, as may be required under Applicable Law or as the Agent may reasonably request, in order to effect the purposes of this Amendment.

10. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) The Borrower for itself and each other Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Credit Agreement.

(e) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

MONEYLION TECHNOLOGIES INC. as Borrower

By:	/s/ Rick Correia
Name: Rick Correia
Title: Chief Financial Officer

[Signature Page to Amendment]

Monroe Capital Management Advisors, LLC, as Administrative Agent

By:	/s/ Joseph Valickus
Name: Joseph Valickus
Title: Managing Director

[Signature Page to Amendment]

LENDERS:

MONROE CAPITAL INCOME PLUS CORPORATION, in its capacity as a Lender

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MONROE CAPITAL CORPORATION, in its capacity as a Lender

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MC INCOME PLUS FINANCING SPV LLC, in its capacity as a Lender

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT MASTER FUND IV SCSP, in its capacity as a Lender By: MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as Investment Manager

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

[Signature Page to Amendment]

MONROE CAPITAL PRIVATE CREDIT MASTER FUND IV (UNLEVERAGED) SCSP, in its capacity as a Lender By: MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as Investment Manager

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND 559 LP, in its capacity as a Lender By: MONROE CAPITAL PRIVATE CREDIT FUND 559 GP LLC, its general partner

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND 559 FINANCING SPV LLC,
in its capacity as a Lender

By: MONROE CAPITAL PRIVATE CREDIT FUND 559 LP,
as its Designated Manager

By: MONROE CAPITAL PRIVATE CREDIT FUND 559 GP, LLC,
its general partner

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

[Signature Page to Amendment]

MONROE CAPITAL OPPORTUNISTIC PRIVATE CREDIT FUND FINANCING SPV SCSP, in its capacity as a Lender By: MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as Investment Manager

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MONROE CAPITAL OPPORTUNISTIC PRIVATE CREDIT MASTER FUND SCSP, in its capacity as a Lender By: MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as Investment Manager

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MONROE CAPITAL FUND MARSUPIAL (LUX) FINANCING SPV LP By: MONROE CAPITAL FUND MARSUPIAL (LUX) FINANCING GP LLC, its General Partner By: MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as Designated Manager

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

[Signature Page to Amendment]

MONROE CAPITAL FUND MARSUPTIAL (LUX) FINANCING HOLDCO LP By: MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as Investment Manager

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND IV FINANCING SPV I SCSP, By: MONROE CAPITAL PRIVATE CREDIT FUND IV GP S.A R.L, its managing general partner

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND IV FINANCING SPV II SCSP, By: MONROE CAPITAL PRIVATE CREDIT FUND IV SPV II GP S.A.R.L, its managing general partner

By:	/s/ Joseph Valickus
	Name:	Joseph Valickus
	Title:	Managing Director

[Signature Page to Amendment]

ANNEX A

Amended Financing Agreement

(see attached)

Agreed Form

ANNEX A to AMENDMENT NO. ~~1~~2
TO CREDIT AGREEMENT

Credit Agreement

dated as of March 24, 2022

among

MONEYLION TECHNOLOGIES INC.,
as Borrower,

the various financial institutions party hereto,
as Lenders,

Monroe Capital Management Advisors, LLC,
as Administrative Agent and Lead Arranger

			Page

Section 1	DEFINITIONS.		1
1.1	Definitions		1
1.2	Certain Interpretive Provisions.		~~33~~34
1.3	Accounting and Other Terms.		~~34~~35
1.4	Treatment of LLC Division		~~35~~36
1.5	Reclassifiable Items		~~35~~36

Section 2	COMMITMENTS OF THE LENDERS; BORROWING and CONVERSION PROCEDURES.		36
2.1	Commitments		36
	2.1.1	Term Loan Commitments.	36
	2.1.2	Incremental Facilities.	~~36~~37
2.2	Loan Procedures.		~~38~~39
	2.2.1	Various Types of Loans	39
	2.2.2	Borrowing Procedures.	39
	2.2.3	Conversion Procedures.	~~39~~40
2.3	Commitments Several		~~40~~41
2.4	Certain Conditions		~~40~~41

Section 3	EVIDENCING OF LOANS.		~~40~~41
3.1	Notes		~~40~~41
3.2	Recordkeeping		~~40~~41

Section 4	INTEREST.		41
4.1	Interest Rates		41
	4.1.1	Term Loans.	41
	4.1.2	Default Rate	~~41~~42
	4.1.3	Interest Payment Dates	~~41~~42
4.2	Setting and Notice of Adjusted Term SOFR Rates		42
4.3	Computation of Interest		42
4.4	Term SOFR Conforming Changes		42

Section 5	FEES.		~~42~~43
5.1	Administrative Agent’s Fees		~~42~~43
5.2	Applicable Premium		~~42~~43

Section 6	PREPAYMENTS; Repayments.		~~43~~44
6.1	Prepayments.		~~43~~44
	6.1.1	Voluntary Prepayments	~~43~~44
	6.1.2	Mandatory Prepayments	~~43~~44
6.2	Manner of Prepayments.		45
	6.2.1	All Prepayments	45
6.3	Repayments		~~45~~46
6.4	Option to Decline		~~45~~46

i

(continued)

Page

Section 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.	~~45~~46
7.1	Making of Payments.	~~45~~46
7.2	Application of Certain Payments	46
7.3	Due Date Extension	47
7.4	Setoff	~~47~~48
7.5	Proration of Payments	~~47~~48
7.6	Taxes.	~~47~~48

Section 8	Increased Costs; Special Provisions for SOFR Loans.	~~50~~51
8.1	Increased Costs.	~~50~~51
8.2	Basis for Determining Interest Rate Inadequate or Unfair.	52
8.3	Changes in Law Rendering SOFR Loans Unlawful	~~51~~52
8.4	Right of Lenders to Fund through Other Offices	52
8.5	Mitigation of Circumstances; Replacement of Lenders.	~~52~~53
8.6	Conclusiveness of Statements; Survival of Provisions	~~52~~53
8.7	Benchmark Replacement Setting.	~~52~~53

Section 9	REPRESENTATIONS AND WARRANTIES.	~~54~~55
9.1	Organization	~~54~~55
9.2	Authorization; No Conflict.	~~54~~55
9.3	Validity and Binding Nature	~~54~~55
9.4	Financial Condition	~~54~~55
9.5	No Material Adverse Change	~~54~~55
9.6	Litigation and Contingent Liabilities	55
9.7	Ownership of Properties; Liens	~~55~~56
9.8	Equity Ownership	~~55~~56
9.9	Pension Plans.	~~55~~56
9.10	Investment Company Act	~~55~~56
9.11	Compliance with Laws Consents; Certain Actions	57
9.12	Regulation T, U, X	~~56~~57
9.13	Taxes	~~56~~57
9.14	Solvency, etc	~~56~~57
9.15	Environmental Matters	~~57~~58
9.16	Insurance	~~57~~58
9.17	Real Property	~~57~~58
9.18	Information	~~57~~58
9.19	Location of Bank Accounts	~~58~~59
9.20	[Reserved]	~~58~~59
9.21	Intellectual Property	~~58~~59
9.22	[Reserved].	~~58~~59
9.23	Employee and Labor Matters	~~58~~59
9.24	[Reserved]	~~58~~59
9.25	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN	~~58~~59
9.26	Locations of Collateral	~~59~~60
9.27	Security Interests	~~59~~60
9.28	No Default	~~59~~60
9.29	Hedging Agreements	~~59~~60
9.30	OFAC	~~59~~60
9.31	Patriot Act	~~59~~60

(continued)

Page

Section 10	AFFIRMATIVE COVENANTS.		~~60~~61
10.1	Reports, Certificates and Other Information		~~60~~61
	10.1.1	Annual Reports	~~60~~61
	10.1.2	Quarterly Reports	~~60~~61
	10.1.3	Monthly Reports	~~60~~61
	10.1.4	Compliance Certificates	~~61~~62
	10.1.5	Reports to the SEC and to Shareholders	~~61~~62
	10.1.6	Notice of Default, Litigation, and ERISA Matters	~~61~~62
	10.1.7	Real Estate	~~62~~63
	10.1.8	Management Reports	~~62~~63
	10.1.9	Projections	~~62~~63
	10.1.10	Other Information	~~63~~64
10.2	Books, Records, and Inspections		~~63~~64
10.3	Maintenance of Property; Insurance.		~~63~~64
10.4	Compliance with Laws; Payment of Taxes and Liabilities.		~~64~~65
10.5	Maintenance of Existence, etc		~~65~~66
10.6	Use of Proceeds		~~65~~66
10.7	Employee Benefit Plans.		~~65~~66
10.8	Environmental Matters		~~65~~66
10.9	Lender Meetings		~~65~~67
10.10	Further Assurances		~~66~~67
10.11	Deposit Accounts		~~66~~67
10.12	Collateral Access Agreements		~~66~~67
10.13	Guarantor Joinders		~~66~~67

Section 11	NEGATIVE COVENANTS		~~67~~68
11.1	Debt		~~67~~68
11.2	Liens		~~69~~70
11.3	Restricted Payments		~~71~~72
11.4	Mergers, Consolidations, Sales		~~73~~74
11.5	Modification of Certain Documents; Organizational Form.		~~74~~75
11.6	Transactions with Affiliates		~~75~~76
11.7	Inconsistent Agreements		~~76~~77
11.8	Business Activities		~~77~~78
11.9	Investments		~~77~~78
11.10	[Reserved]		~~78~~79
11.11	Fiscal Year		~~79~~80
11.12	Financial Covenants		~~79~~80
	11.12.1	Minimum Revenue	~~79~~80
	11.12.2	Minimum EBITDA	~~79~~81
	11.12.3	Minimum Liquidity	~~80~~81
11.13	Compliance with Laws		~~80~~81
11.14	Permitted Activities of Parent		~~80~~82

Section 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.		~~81~~82
12.1	Conditions to Effectiveness		~~81~~82
	12.1.1	Agreement, Notes, and other Loan Documents	~~81~~82
	12.1.2	Authorization Documents	~~81~~82

(continued)

Page

	12.1.3	Consents, etc	~~82~~83
	12.1.4	Letter of Direction	~~82~~83
	12.1.5	Collateral and Diligence Questionnaire	~~82~~83
	12.1.6	[Reserved]	~~82~~83
	12.1.7	[Reserved]	~~82~~83
	12.1.8	[Reserved]	~~82~~83
	12.1.9	Opinions of Counsel	~~82~~83
	12.1.10	Insurance	~~82~~83
	12.1.11	Payment of Fees	~~82~~83
	12.1.12	Debt to be Repaid	~~82~~83
	12.1.13	Solvency Certificate	~~83~~84
	12.1.14	Search Results; Lien Terminations	~~83~~84
	12.1.15	Filings, Registrations, and Recordings	~~83~~84
	12.1.16	Closing Certificate	~~83~~84
	12.1.17	Financial Statements	~~83~~84
	12.1.18	No Material Adverse Effect	~~83~~84
	12.1.19	Capital Structure	~~83~~84
	12.1.20	Financial Condition	~~83~~84
	12.1.21	Know-Your-Customer and Anti-Money Laundering	~~84~~85
12.2	Conditions Precedent to all Loans		~~84~~85
	12.2.1	Compliance with Warranties, No Default, etc	~~84~~85
	12.2.2	Confirmatory Certificate	~~84~~85

Section 13	EVENTS OF DEFAULT AND THEIR EFFECT.		~~84~~86
13.1	Events of Default		~~84~~86
	13.1.1	Non-Payment of the Loans, etc	~~85~~86
	13.1.2	Non-Payment of Other Debt	~~85~~86
	13.1.3	[Reserved]	~~85~~86
	13.1.4	Bankruptcy, Insolvency, etc	~~85~~86
	13.1.5	Non-Compliance with Loan Documents.	~~85~~86
	13.1.6	Representations; Warranties	~~86~~87
	13.1.7	Pension Plans	~~86~~87
	13.1.8	Judgments	~~86~~87
	13.1.9	Invalidity of Loan Documents, etc	~~86~~87
	13.1.10	Charges or Proceedings	~~86~~88
	13.1.11	Change of Control	~~87~~88
13.2	Effect of Event of Default		~~87~~88
13.3	Credit Bidding		~~87~~88
13.4	Curative Equity.		~~88~~89

Section 14	Agency.		~~88~~90
14.1	Appointment and Authorization		~~88~~90
14.2	[Reserved]		~~89~~90
14.3	Delegation of Duties		~~89~~90
14.4	Exculpation		~~89~~90
14.5	Reliance		~~89~~91
14.6	Notice of Default		~~90~~91
14.7	Credit Decision		~~90~~91

(continued)

Page

14.8	Indemnification		~~90~~92
14.9	Administrative Agent in Individual Capacities		~~91~~92
14.10	Successor Administrative Agent		~~91~~92
14.11	Collateral Matters		~~91~~93
14.12	Restriction on Actions by Lenders		~~92~~93
14.13	Administrative Agent May File Proofs of Claim.		~~92~~93
14.14	Other Agents; Arrangers and Managers		~~93~~94
14.15	Protective Advances		~~93~~94

Section 15	GENERAL.		~~93~~94
15.1	Waiver; Amendments.		~~93~~94
15.2	Confirmations		~~94~~96
15.3	Notices.		~~95~~96
	15.3.1	Generally	~~95~~96
	15.3.2	Electronic Communications	~~95~~96
15.4	Computations		~~95~~97
15.5	Costs and Expenses		~~96~~97
15.6	Assignments; Participations.		~~96~~97
	15.6.1	Assignments.	~~96~~97
	15.6.2	Participations	~~97~~98
15.7	Register		~~98~~99
15.8	Governing Law		~~98~~99
15.9	Confidentiality		~~98~~99
15.10	Severability		~~99~~100
15.11	Nature of Remedies		~~99~~100
15.12	Entire Agreement		~~99~~100
15.13	Counterparts		~~99~~100
15.14	Successors and Assigns		~~100~~100
15.15	Captions		~~100~~100
15.16	Customer Identification—USA Patriot Act Notice		~~100~~100
15.17	Indemnification by Loan Parties		~~100~~100
15.18	Non-Liability of Lenders.		~~100~~101
15.19	Forum Selection and Consent to Jurisdiction		~~101~~101
15.20	Waiver of Jury Trial		~~101~~102
15.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions		~~101~~102

v

ANNEXES

Annex A	Lenders and Pro Rata Shares
Annex B	Addresses for Notices

SCHEDULES

SCHEDULE 1.1	Enterprise Value
Schedule 9.6	Litigation and Contingent Liabilities
Schedule 9.8	Equity Ownership
SCHEDULE 9.11(d)	Compliance with Laws; Consents; Certain Actions
Schedule 9.16	Insurance
Schedule 9.17	Real Property
Schedule 9.19	Deposit and Securities Accounts
Schedule 9.21	Intellectual Property
Schedule 9.25	Loan Party Information
Schedule 9.26	Locations of Collateral
Schedule 11.1	Existing Debt
Schedule 11.2	Existing Liens
Schedule 11.6	Transactions with Affiliates
Schedule 11.7	Inconsistent Agreements
Schedule 11.9	Investments
Schedule 12.1	Debt to be Repaid

EXHIBITS

Exhibit A	Form of Note (Section 3.1)
Exhibit B	Form of Compliance Certificate (Section 10.1.4)
Exhibit C	Form of Assignment Agreement (Section 15.6.1)
Exhibit D	Form of Notice of Borrowing (Section 2.2.2)
Exhibit E	Form of Notice of Conversion (Section 2.2.3)
Exhibit F-1	Form of U.S. Tax Compliance Certificate)
Exhibit F-2	Form of U.S. Tax Compliance Certificate)
Exhibit F-3	Form of U.S. Tax Compliance Certificate)
EXHIBIT F-4	Form of U.S. Tax Compliance Certificate)
EXHIBIT G	Form of Intercompany Subordination Agreement

CREDIT AGREEMENT

This Credit Agreement dated as of March 24, 2022 (this “Agreement”) is entered into among MONEYLION TECHNOLOGIES INC., a Delaware corporation (the “Company” or “Borrower”); the financial institutions that are or may from time to time become parties hereto (together with their respective successors and permitted assigns, the “Lenders”); and Monroe Capital Management Advisors, LLC, a Delaware limited liability company (“Monroe Capital”), as administrative agent for the Lenders.

The Company has requested that the Lenders make Loans (a) to provide the funds required to repay the Debt to be Repaid, (b) to provide for the ongoing general corporate purposes and working capital needs of Borrower and its Subsidiaries, (c) to consummate any other transaction not prohibited by this Agreement (including repayment of Term A-2 Loans with Term B Loans or Incremental Loans) and (d) to fund fees and expenses associated with the foregoing, as further provided in this Agreement, in an aggregate principal amount of $110,000,000 in the form of (a) Term A-1 Loans to Borrower on the Closing Date in an aggregate principal amount of $70,000,000, (b) Term A-2 Loans to Borrower on the Closing Date in an aggregate principal amount equal to $20,000,000 and (~~b~~c) Term B Loans to Borrower during the Term B Loan Availability Period in an aggregate principal amount of $20,000,000, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement.

To secure the Loans and other Obligations, Borrower and the other Loan Parties are granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a security interest in and lien upon substantially all of Borrower’s and the other Loan Parties’ real and personal property (subject to the limitations and exclusions set forth in the Loan Documents).

In consideration of the mutual agreements contained in this Agreement, the parties hereby agree as follows:

Section 1 DEFINITIONS.

1.1 Definitions. When used in this Agreement the following terms have the following meanings:

“Account Debtor” is used as defined in the Guaranty and Collateral Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of all or a majority of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Adjusted Revenue” means, with respect to the Company and its Subsidiaries for any period, the “Total Revenues, net” of the Company and its Subsidiaries for that period determined in accordance with GAAP, as adjusted by amortization of loan origination costs, provisions for loss on receivables related to membership and fee receivables, and revenue derived from products that have been phased out and non-operating income, in each case, determined in a manner consistent with the Company’s financial reporting practices in effect as of the Closing Date.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to the sum of (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Monroe Capital in its capacity as administrative agent for the Lenders under this Agreement and any successor thereto in that capacity appointed in accordance with Section 14.10.

“Affected Loan” is defined in Section 8.3.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with that Person, (b) solely for purposes of Sections 9.16, 9.30, 11.3, and 11.6 of this Agreement, any officer or director of that Person and (c) with respect to any Lender, any entity administered or managed by that Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person will be deemed to be “controlled by” any other Person if that other Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of that Person whether by contract or otherwise. Unless expressly stated otherwise in this Agreement, none of the following Persons will be deemed an Affiliate of any Loan Party: (i) Administrative Agent; or (ii) any Lender.

“Agent Fee Letter” means the fee letter dated as of the date of this Agreement between Borrower and Administrative Agent, as amended and restated as of April 28, 2023.

“Agreement” is defined in the introductory clause of this Agreement.

“Amendment No. 2” means the Amendment No. 2 to Credit Agreement, dated as of April 28, 2023, among the Borrower, the Lenders and the Administrative Agent.

“Amendment No. 2 Effective Date” has the meaning specified therefor in Section 4 of Amendment No. 2, which date is April 28, 2023.

“Applicable Margin” means, as of any date of determination, the applicable rate per annum set forth in the following table that corresponds to the “Enterprise Value” calculation as set forth in (or otherwise furnished or delivered contemporaneously with) the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 10.1.4. At any time prior to the EBITDA Trigger Date, the rate per annum in the row styled “Level IV” shall not apply.

Level	Enterprise Value	Base Rate Loans	SOFR Loans
I	Enterprise Value less than or equal to $300,000,000	8.25%	9.25%
II	Enterprise Value greater than $300,000,000 and less than or equal to $800,000,000	7.50%	8.50%
III	Enterprise Value greater than $800,000,000	6.75%	7.75%
IV	Enterprise Value greater than $800,000,000 and, from and after the EBITDA Trigger Date, Total Debt to EBITDA Ratio less than or equal to 4.00:1.00	6.00%	7.00%

The Enterprise Value shall be calculated as of the end of each Fiscal Quarter of the Company and its Subsidiaries (the “EV Calculation”), and such EV Calculation shall be set forth in or otherwise furnished to the Administrative Agent contemporaneously with the furnishing of the Compliance Certificate pursuant to Section 10.1.4. The Applicable Margin will be based upon the most recent EV Calculation furnished as set forth above and will take effect on the first day of the month following the date such EV Calculation is furnished and will be re-determined quarterly. If Company fails to furnish an EV Calculation when due as set forth above (or fails to furnish a Compliance Certificate when due), then the Applicable Margin will be the rate per annum in the row styled “Level I” as of the first day of the month following the date on which the EV Calculation (or Compliance Certificate) was required to be delivered until the date on which that EV Calculation or Compliance Certificate is delivered, on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver that EV Calculation or Compliance Certificate, the Applicable Margin will be set at the rate per annum based upon the calculations disclosed by that EV Calculation or Compliance Certificate. If any information contained in any EV Calculation or Compliance Certificate delivered pursuant to the foregoing or Section 10.1.4 is shown to be inaccurate, and that inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin actually applied for that period, then (i) Borrower shall promptly upon a responsible officer becoming aware thereof deliver or cause to be delivered to Administrative Agent and each Lender a correct EV Calculation and/or Compliance Certificate for that period; (ii) the Applicable Margin will be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for that period (irrespective of whether a correct EV Calculation and/or Compliance Certificate is delivered); and (iii) Borrower shall promptly (but in any event within five Business Days after delivery of that corrected EV Calculation and/or Compliance Certificate or after demand by Administrative Agent if such corrected EV Calculation and/or Compliance Certificate is not timely delivered) deliver to Administrative Agent full payment in respect of the accrued additional interest as a result of the increased Applicable Margin for that period, which payment Administrative Agent shall promptly apply to the affected Obligations.

“Applicable Premium” is defined in Section 5.2.

“Applicable Premium Trigger Event” means:

(a) any prepayment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, but not limited to, any optional prepayment or mandatory prepayment, and distribution in respect thereof, and any refinancing thereof (but for the avoidance of doubt, not including ~~any~~the $5,000,000 amortization payment in respect of Term A-1 Loan to be made pursuant to Section 6.3(a)(i) or the $5,000,000 and $10,000,000 amortization payments in respect of Term A-2 Loan to be made on May 1, 2023 and July 15, 2023, respectively, pursuant to Section 6.3(b)), whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations; provided that any payments required to be made pursuant to Section 6.1.2(a)(ii) and Section 6.1.2(a)(v) of this Agreement shall not constitute an Applicable Premium Trigger Event;

(b) the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 13.2 of the Credit Agreement, including as a result of the commencement of an Insolvency Proceeding;

(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding or any foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(d) the termination of the Credit Agreement for any reason.

Solely for purposes of calculating the term Applicable Premium, if an Applicable Premium Trigger Event occurs under clause (b), (c) or (d), the entire then outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.

“Approved Fund” means (a) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (b) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as that Lender or by an Affiliate of that investment advisor; and (c) any third party that provides “warehouse financing” to a Person described in clause (a) or (b) (and any Person described in clause (a) or (b) will also be deemed an Approved Fund with respect to any such third party providing warehouse financing); provided that in no event shall a Person that constitutes a Disqualified Institution constitute an Approved Fund.

“Asset Disposition” means the sale, lease, assignment, disposition, conveyance or other transfer for value by any Loan Party to any Person of any asset of that Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof). For the avoidance of doubt, none of (x) the sale of any Permitted Convertible Debt by Parent, (y) the sale of any Permitted Warrant Transaction by Parent and (z) the performance by Parent of its obligations under any Permitted Convertible Debt or any Permitted Warrant Transaction shall constitute an Asset Disposition.

“Assignee” is defined in Section 15.6.1.

“Assignment Agreement” is defined in Section 15.6.1.

“Attorney Costs” means, with respect to any Person, all reasonable and documented out-of-pocket invoiced fees and charges of any counsel (excluding in –house counsel) to that Person and all court costs and similar legal expenses.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 8.7.4.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101 et seq.) and the regulations issued from time to time thereunder.

“Base Rate” means at any time a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, (c) 2.00%, and (d) the Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 8.7.1.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be a rate per annum equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.7.

“Borrower” is defined in the introductory clause of this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period made by the Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York

“Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company and its Subsidiaries, including expenditures in respect of Capital Leases, but excluding any such expenditures made in connection with the replacement, substitution, or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with assets traded or exchanged for that replacement, substitution, or restoration of assets, or (iv) with Net Cash Proceeds from a sale, lease, assignment, disposition, or other transfer for value of the type specifically described in clause (a) of the definition of “Permitted Asset Disposition.”

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by that Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means, with respect to any inchoate, contingent, or other Obligations, the delivery of cash to Administrative Agent, as security for the payment of those Obligations, in an amount equal to Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to those Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after that time, issued or guaranteed by the United States Government or any agency thereof; (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc.; (c) any certificate of deposit, time deposit, or banker’s acceptance, maturing not more than one year after that time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000); (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time that repurchase agreement is entered into of not less than 100% of the repurchase obligation of that Lender (or other commercial banking institution) thereunder; (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements; and (f) other short-term liquid investments approved in writing by Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Cash-in-Transit” means, as of any date of determination, the aggregate amount of receivables of the Company and its Subsidiaries from payment processors (for debit card collections and other sources).

“Change in Law” means the adoption or phase-in of, or any change in, in each case after the date of this Agreement, any applicable law, rule, or regulation, or any change in the interpretation or administration of any applicable law, rule, or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency. For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, will, in each case, be deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means the occurrence of any of the following events: (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 30% of the aggregate outstanding voting or economic power of the Equity Interests of Parent; or (b) except to the extent otherwise expressly permitted by the terms of this Agreement (including without limitation, pursuant to Section 11.4), Parent ceases to, directly or indirectly, own and control 100% of the outstanding Equity Interests of Borrower.

“Closing Date” is defined in Section 12.1.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means “Collateral” (as defined in the Guaranty and Collateral Agreement) and any and all other property now or hereafter securing Obligations.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which a lessor of real property on which collateral or books or records are stored or otherwise located, or a warehouseman, processor, or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of Administrative Agent, waives or subordinates any Liens held by that Person on Collateral held at that property, and, in the case of any such agreement with a lessor, permits Administrative Agent reasonable access to and use of the applicable real property following the occurrence and during the continuance of an Event of Default to assemble, complete and remove any Collateral stored or otherwise located on that real property.

“Collateral and Diligence Questionnaire” means a collateral and diligence questionnaire executed and delivered to Administrative Agent by a Loan Party.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Mortgage-Related Document, each Collateral Access Agreement, each Control Agreement, each Intellectual Property Security Agreement, and any other agreement or instrument pursuant to which Borrower, any Subsidiary or any other Person grants or purports to grant Collateral to Administrative Agent for the benefit of Administrative Agent and the Lenders or otherwise relates to any such Collateral.

“Commitment” means, as to any Lender, that Lender’s commitment to make Loans under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A.

“Competitor” means any company or business that operates a personal finance platform including mobile applications designed to help users simplify personal financial management.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, in each case as determined in accordance with GAAP, the consolidated net income (or loss) of the Company and its Subsidiaries for that period, excluding (a) any gains from Asset Dispositions; (b) any extraordinary gains; (c) the income (or loss) of any Subsidiary during that period in which any other Person (other than the Company or a Subsidiary) has a joint interest and contractual provisions actually restrict the amount of dividends or other distributions payable in cash to the Company or any of its Subsidiaries during such period, except to the extent of the amount of cash dividends or other distributions actually paid or payable in cash to the Company or any Subsidiary during that period; (d) the income (or loss) of any Person during that period and accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with a Loan Party or that Person’s assets are acquired by a Loan Party, except to the extent permitted with respect to, and only with respect to, pro forma calculations permitted or required by the terms of this Agreement; (e) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary to the Company or any of its Subsidiaries of that income is not at the time permitted by operation of the terms of its organizational documents, its governing documents, or any agreement, instrument, judgment, decree, order, statute, rule; or governmental regulation applicable to that Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Company or any Subsidiary during such period; and (f) any gains (or losses) from discontinued operations.

“Contingent Liability” means, with respect to any Person, each obligation and liability of that Person and all such obligations and liabilities of that Person incurred pursuant to any agreement, undertaking or arrangement by which that Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain solvency, assets, level of income, working capital, or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property, or services from any other Person with the purpose or intent of assuring the owner of that indebtedness or obligation of the ability of that other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of any other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability will (subject to any limitation set forth in this Agreement) be as reasonably determined by such Person in good faith in accordance with GAAP.

“Control Agreement” means each deposit account control agreement or securities account control agreement, as applicable, entered into by a Loan Party, each depository institution or securities intermediary party thereto and Administrative Agent in form and substance reasonably satisfactory to Administrative Agent.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any Subsidiary of Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Credit Facilities” means the credit facilities provided under this Agreement and the other Loan Documents.

“Curative Equity” means the making of capital contributions to the Company or the issuance of Equity Interests by the Company (other than Disqualified Equity Interests), for the purposes of, and in accordance with, Section 13.4.

“Debt” of any Person at a particular time means, without duplication, (a) all indebtedness of that Person for borrowed money; (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of that Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet (excluding the footnotes thereto) of that Person in accordance with GAAP; (d) all obligations of that Person to pay the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business and (y) any earn out obligation, purchase price adjustment or other similar obligation until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction (it being understood and agreed that, in addition to the foregoing limitations, earn-out obligations shall only constitute Debt to the extent payable in cash)); (e) all indebtedness secured by a Lien on the property of that Person, whether or not that indebtedness has been assumed by that Person, but if that Person has not assumed or otherwise become liable for that indebtedness, then the amount of that indebtedness will be deemed to be the lesser of (i) the amount of such indebtedness and (ii) at the fair market value of the property securing that indebtedness at the time of determination; (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances, and similar obligations issued for the account of that Person; (g) all Hedging Obligations of that Person; (h) all Contingent Liabilities of that Person; (i) all Debt of any partnership of which that Person is a general partner unless such Debt is expressly made non-recourse to such Person; (j) (x) all monetary obligations under any receivables factoring, receivables sales, or similar transactions (including any warehouse financing) and (y) all monetary obligations (to the extent such obligations become payable in accordance with GAAP) under any synthetic lease, tax ownership/operating lease, off-balance sheet financing, or similar financing; and (k) any Disqualified Equity Interests of that Person and any other equity interest or instrument of that Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise. For the avoidance of doubt, the obligations of Parent under any Permitted Warrant Transaction shall not constitute Debt.

“Debt to be Repaid” means the Debt listed on Schedule 12.1.

“Default” means any event that, if it continues uncured, will, with lapse of applicable cure or grace periods or notice or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Letters of Credit required to be funded by it under this Agreement within two (2) Business Days of the date required to be funded by it under this Agreement; (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within two (2) Business Days of the date when due, unless the subject of a good faith dispute; (c) has or has a direct or indirect parent company that has (i) been deemed insolvent or become the subject of an Insolvency Proceeding or (ii) become the subject of a Bail-In Action; (d) has notified any Borrower, Administrative Agent or any Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit or (e) has failed to confirm within three (3) Business Days of a request by Administrative Agent (including any request by Borrower that such request be made) that it will comply with the terms of this Agreement relating to its obligations to fund Loans and participations in Letters of Credit.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, in each case before the date that is one hundred eighty (180) days after the Termination Date, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking-fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments); (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part; (c) provides for the scheduled payments of dividends in cash before the date that is one hundred eighty (180) days after the Termination Date; or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests.

“Disqualified Institution” means (i)(x) Persons that are Competitors of any of the Loan Parties and (y) those banks, financial institutions and other Persons to the extent identified by the Company to Administrative Agent and each Initial Lender by name in writing prior to the Closing Date, which written list of Disqualified Institutions under clause (y) may be updated from time to time after the Closing Date with the consent of Administrative Agent and each Lender (such consents not to be unreasonably withheld, conditioned or delayed) or (ii) any reasonably identifiable controlled Affiliate of such Persons (provided that neither Administrative Agent nor any Lender shall have any obligation to carry out due diligence in order to identify such controlled Affiliates but shall act in good faith), it being understood that any supplement thereof shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein. Disqualified Institutions exclude any Person that the Company has designated in writing as no longer being a Disqualified Institution by written notice delivered to Administrative Agent and each Lender from time to time.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, for any period, the result of the following, in each case as determined in accordance with GAAP:

(a) Consolidated Net Income for that period;

plus

(b) to the extent deducted in determining that Consolidated Net Income (other than in respect of (b)(xiv)(i)), without duplication, the sum of the following during that period:

(i) Interest Expense;

(ii) any federal, state, local and foreign income tax expense for that period and, without duplication, Tax Distributions made in (or payable with respect to) that period;

(iii) depreciation and amortization for that period;

(iv) non-cash compensation expense, or other non-cash expenses or charges, for that period arising from the granting of stock options, stock appreciation rights or similar equity arrangements;

(v) non-cash extraordinary or non-cash non-recurring expenses or losses (including non-cash adjustments due to changes in accounting) and other non-cash charges (including changes in fair value of warrants issued by Parent) (in each case as determined in accordance with GAAP) incurred during that period;

(vi) reasonable and documented out-of-pocket fees, costs, and expenses paid during that period in connection with the negotiation, execution, and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated by this Agreement and the other Loan Documents, so long as (A) those fees, costs, and expenses were paid not later than 180 days after the Closing Date, and (B) the aggregate amount of all such fees, costs, and expenses, whenever incurred or paid, does not exceed $1,800,000.

(vii) (A) (x) Malka Transaction Expenses, (y) Even Transaction Expenses and (z) at the election of Borrower, other transaction fees, costs and expenses incurred in connection with Permitted Acquisitions and Investments, Permitted Asset Dispositions and other transactions not prohibited by this Agreement or any other Loan Documents or Agent Fee Letter (whether or not any such transaction has been consummated) but only to the extent the aggregate amount thereof added back pursuant to this clause (z) does not exceed $5,000,000 for any Computation Period or $10,000,000 in the aggregate during the term of this Agreement and (B) other reasonable and customary transaction fees, costs and expenses incurred in connection with issuance of Permitted Convertible Debt and Equity Issuances, in each case, negotiated with non-Affiliates on arm’s length customary market terms (as determined by Borrower in good faith);

(viii) (A) extraordinary charges, losses and expenses (determined in accordance with GAAP) and (B) unusual, one-time or non-recurring charges, losses and expenses, but only to the extent the aggregate amount thereof added back pursuant to this clause (viii) does not exceed $3,500,000 for any Computation Period;

(ix) [reserved];

(x) reasonable and documented out-of-pocket fees, costs, and expenses of the Loan Parties incurred after the Closing Date and paid during that period in connection with the Loan Documents (including any amendment, modification or waiver of terms thereof) but only to the extent the aggregate amount thereof added back pursuant to this clause (x) does not exceed $500,000 for any Computation Period;

(xi) restructuring and similar charges, including any charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies (excluding “revenue” synergies, but including, without limitation, in connection with any integration, and/or restructuring or transition), any business optimization or business organization charge, any restructuring charge (including any charge relating to any tax restructuring), and/or any charge relating to the closure or consolidation of any facility and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation charge, any consulting charge, any severance charge and/or any other transaction costs or other costs associated with operational changes or improvements, but only to the extent the aggregate amount thereof pursuant to this clause (xi) does not exceed $2,500,000 for any Computation Period;

(xii) non-cash charges relating to grants of stock appreciation rights, stock options, restricted stock units or restricted stock, non-cash impairment of goodwill and other long term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Hedging Agreements or other derivative contracts, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense relating to a write-down, write-off or reserve with respect to accounts receivable or inventory in any Fiscal Year;

(xiii) reasonable and customary fees, costs, and expenses of board of directors (or similar governing body) (including compensation expenses) of the Company for that period incurred in the ordinary course of business;

(xiv) (i) business interruption insurance proceeds and (ii) other amounts paid during such period which have been indemnified or reimbursed in cash by third parties that are not a Loan Party or a Subsidiary of a Loan Party (or an Affiliate of a Loan Party with respect to expenses related to operating expenses of such Loan Party or Subsidiary);

(xv) the amount of any earn-out payments paid in such period to the extent the earn-out payment is permitted by the terms of this Agreement and made pursuant to and in accordance with documentation that has been delivered to Administrative Agent;

(xvi) one-time costs associated with Public Company Compliance in an aggregate amount not to exceed $1,000,000 during the term of this Agreement;

plus

(c) proceeds of any Curative Equity made in accordance with Section 13.4 and subject to the limitations therein;

minus

(d) to the extent included in determining Consolidated Net Income, without duplication: non-cash gains or profits during that period;

provided that (x) there shall be included in determining EBITDA for any period, without duplication and to the extent reasonably satisfactory to the Required Lenders, the EBITDA of any Person acquired by the Company or any of its Subsidiaries pursuant to a Permitted Acquisition during such period (but not the EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Subsidiary during such period and (y) there shall be excluded in determining EBITDA for any period, without duplication and to the extent reasonably satisfactory to the Required Lenders, the EBITDA of any Person sold, transferred or otherwise disposed of by the Company or any of its Subsidiary pursuant to Section 11.4 during such period, in each case, as if such acquisition or disposition occurred on the first day of the relevant measurement period.

Notwithstanding anything to the contrary contained herein, for purposes of calculating EBITDA, for the monthly periods set forth below, EBITDA for such month shall be deemed the respective EBITDA amount set forth below (the “Deemed EBITDA”):

Period	EBITDA
February 2021	($1,958,987)
March 2021	$689,217
April 2021	($2,227,366)
May 2021	($2,152,412)
June 2021	($6,969,332)
July 2021	($1,003,636)
August 2021	($10,914,497)
September 2021	($5,476,686)
October 2021	($6,289,667)
November 2021	($8,079,961)
December 2021	($14,789,862)
January 2022	($4,788,940)

For the avoidance of doubt, with respect to any addback or adjustment subject to a cap or other limitation, (x) such cap or limitation shall not apply with respect to any addbacks or adjustments included in the Deemed EBITDA and (y) addbacks or adjustments included in Deemed EBITDA shall not be counted as usage of such cap or limitation.

“EBITDA Trigger Date” the first date by which EBITDA for the most recently ended two consecutive Fiscal Quarters is greater than $0 (whether or not sustained).

“ECF Percentage” means, with respect to the Excess Cash Flow for any Fiscal Year following the EBITDA Trigger Date, the following percentages, as applicable: (a) if the Total Debt to EBITDA Ratio as of the last day of the last Fiscal Quarter of that Fiscal Year is equal to or less than 1.50 to 1.00, 0%; (b) if the Total Debt to EBITDA Ratio as of the last day of the last Fiscal Quarter of that Fiscal Year is greater than 1.50 to 1.00 but equal to or less than 3.00 to 1.00, 25.0%; and (c) otherwise, 50.0%.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any commercial bank, any finance company, any investment fund or other fund that invests in loans, or any Affiliate of any of the foregoing.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Enterprise Value” means, as of any date of determination (or, with respect to restricted stock units and options, Funded Debt and cash and Cash Equivalent Investments, as of the last day of the Fiscal Quarter most recently ended prior to such date of determination) (a) Equity Value plus (b) all outstanding Funded Debt of Parent and its Subsidiaries minus (c) cash and Cash Equivalent Investments of Parent and its Subsidiaries (other than restricted cash kept on the balance sheet of Excluded Subsidiaries consistent with past practice). For illustrative purposes, set forth on Schedule 1.1 are reasonably detailed calculations demonstrating the Enterprise Value as of March 23, 2022, and its components set forth in clauses (a), (b) and (c) above.

“Equity Value” means, as of any date of determination (or, with respect to restricted stock units and options, as of the last day of the Fiscal Quarter most recently ended prior to such date of determination), the product of (a) the number of issued and outstanding Equity Interests of Parent (which for the purpose of this definition shall include all common shares, preferred shares, options and restricted stock units) on a fully diluted basis using the treasury stock method multiplied by (b) the price of a share of Parent’s common stock, par value $0.0001 per share as of the close of business of such date.

“Equity Interests” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of that Person’s equity capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, or any other equivalent of any such ownership interest, but excluding, for the avoidance of doubt, any Debt that is convertible into or exchangeable for any of the foregoing.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Borrower of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EV Calculation” has the meaning specified in the definition of “Applicable Margin”.

“Even Earn-Out” means the earn-out payment payable in either shares of common stock, par value $0.0001 per share, of Parent or Series A Convertible Preferred Stock, par value $0.0001 per share, of Parent pursuant to the terms of the Even Acquisition Agreement.

“Even Financial Acquisition” means the acquisition of Even Financial Inc. by MoneyLion Inc., pursuant to that certain Agreement and Plan of Merger dated December 15, 2021, by and among MoneyLion Inc., Epsilon Merger Sub Inc., Even Financial Inc., and Fortis Advisors LLC, solely in its capacity as representative of the equityholders of Even Financial Inc. (the “Even Acquisition Agreement”).

“Even Financial Dividend” means dividends paid in cash by MoneyLion Inc. to (i) holders of the Series A Convertible Preferred Stock, par value $0.0001, of MoneyLion Inc. pursuant to the Certificate of Designation filed immediately prior to, and issued upon, the consummation of the transactions contemplated by the Even Financial Acquisition, as such Certificate of Designation is in effect on the Closing Date and (ii) participants in the MoneyLion Inc. Preferred Share Dividend Replacement Program adopted concurrently with the consummation of the Even Financial Acquisition.

“Even Transaction Expenses” means all fees, costs and expenses incurred in connection with the Even Financial Acquisition.

“Event of Default” means any of the events described in Section 13.1.

“Excess Cash Flow” means, for any period, the result of:

(a) EBITDA for that period,

minus

(b) the sum, without duplication, of

(i) (A) scheduled payments of principal of the Term Loans and other Funded Debt (other than (x) payments of revolving Debt that do not include a dollar-for-dollar commitment reduction with respect to such Debt and (y) for the avoidance of doubt, any Excess Cash Flow payments made during such period pursuant to Section 6.1.2(a)(v)) permitted under this Agreement and made during that period and (B) the amount of Net Cash Proceeds from (x) any Asset Disposition pursuant to Section 11.4(ix) or (y) Extraordinary Receipts, in each case, to the extent such Net Cash Proceeds are required to be used to prepay the Term Loans or are reinvested (or anticipated to be reinvested) in the business pursuant to Section 6.1.2(a)(i) or (iv), respectively, in each case, solely to the extent the receipt of such Net Cash Proceeds resulted in an increase to Consolidated Net Income or EBITDA (and not in excess of the amount of such increase), plus

(ii) cash payments permitted under this Agreement and made during that period with respect to any Capital Expenditures, Permitted Acquisitions and any Investments made pursuant to Section 11.9(p) and/or (r), in each case, to the extent funded with Internally Generated Cash, plus

(iii) all income taxes (or taxes from capital gains or profits) paid (or payable) in cash by the Loan Parties during (or with respect to) that period net of refunds actually received in cash during that period, plus

(iv) Tax Distributions paid (or payable) in cash during (or with respect to) such period, plus

(v) cash Interest Expense of the Loan Parties during that period, plus

(vi) the positive difference, if any, of working capital as of the end of that period over working capital as of the beginning of that period (provided that cash and Cash Equivalent Investments shall be excluded in determining any such change in working capital for purposes of this clause (vi)), plus

(vii) the cash portion paid (or payable) by the Company and its Subsidiaries during (or with respect to) such period of all cash items added back to EBITDA during such period pursuant to clauses (b)(vi), (b)(vii), (b)(viii), (b)(x), (b)(xi), (b)(xiii), (b)(xv), and (b)(xvi) of the definition of EBITDA, in each case, to the extent funded with Internally Generated Cash, plus

(viii) other overhead and administrative fees, costs, and expenses of the Company incurred in the ordinary course of business and paid in cash during such period to the extent permitted under Section 11.3 to the extent added back to EBITDA for such period, plus

(ix) payments in respect of earn-out obligations permitted hereunder by the Loan Parties in connection with Permitted Acquisitions, plus

(x) net cash payments made in connection with Hedging Agreements during such period; plus

(xi) an amount equal to (A) all cash charges excluded in calculating Consolidated Net Income and (B) any non-cash item of gain or income included in calculating Consolidated Net Income or EBITDA; plus

(xii) the positive difference, if any, of the aggregate outstanding principal amount of originated loans funded with cash into haircut capital of Loan Parties (i.e., excluding amounts funded with proceeds of warehouse lines or other financing) as of the end of that period over the aggregate outstanding principal amount of originated loans funded with cash into haircut capital of Loan Parties (i.e., excluding amounts funded with proceeds of warehouse lines or other financing) as of the beginning of that period, assuming a consistent advance rate from such warehouse lines of 90% or higher (i.e., discount rate of 10% or lower);

plus

(c) the sum, without duplication, of:

(i) the positive difference, if any, of working capital as of the beginning of that period over working capital as of the end of that period (provided that cash and Cash Equivalent Investments shall be excluded in determining any such change in working capital for purposes of this clause (c)); plus

(ii) the positive difference, if any, of the aggregate outstanding principal amount of originated loans funded with cash into haircut capital of Loan Parties (i.e., excluding amounts funded with proceeds of warehouse lines or other financing) as of the beginning of that period over the aggregate outstanding principal amount of originated loans funded with cash into haircut capital of Loan Parties (i.e., excluding amounts funded with proceeds of warehouse lines or other financing) as of the end of that period, assuming a consistent advance rate from such warehouse lines of 90% or higher (i.e., discount rate of 10% or lower).

“Excluded Deposit Accounts” means (i) deposit accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties and their Subsidiaries and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any of the Loan Parties and their Subsidiaries; (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, fiduciary accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any of the Loan Parties and their Subsidiaries; (iii) other deposit accounts, excluding collection or primary operating accounts, where the average daily balance thereof, calculated on a monthly basis, does not exceed $250,000, up to an aggregate amount for all such deposit accounts not to exceed $750,000; (iv) any deposit account established as an escrow account (but only so long as such account remains an escrow account); (v) any deposit account constituting a zero balance account and (vi) any deposit account with respect to which, in the reasonable judgment of Administrative Agent, the burden or cost of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Subsidiary” means any Subsidiary that is (a) not a wholly owned Subsidiary of a Loan Party, (b) prohibited or restricted by applicable Law or by contractual obligations existing on the Closing Date (or, in the case of any Subsidiary acquired after the Closing Date, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations (i) would require governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee or (ii) where the delivery of such guaranty or pledge, as applicable, would reasonably be expected to result in an adverse Tax consequence (including, without limitation, as a result of the operation of Sections 245A and 956 of the Internal Revenue Code, taking into account any proposed or final regulations issued thereunder, or any similar Law or regulation in any applicable jurisdiction (other than any de minimis consequences)) as reasonably determined by Administrative Agent in consultation with Borrower, (c) a Subsidiary with respect to which, in the reasonable judgment of Administrative Agent, the burden or cost of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any SPV Financing Entity, (e) any Subsidiary that is a licensed broker-dealer, registered investment adviser or licensed insurance broker and (f) MoneyLion of Malaysia SDN DHB.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed (i) in a jurisdiction in which the relevant recipient is organized, (ii) in a jurisdiction which the relevant recipient’s principal office is located, (iii) in a jurisdiction in which the relevant recipient’s lending office (or branch) in respect of which payments under this Agreement are made is located or (iv) that are Other Connection Taxes; (b) any withholding Taxes imposed under FATCA; (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (d) Taxes attributable to such Recipient’s failure to comply with Section 7.6.4.

“Extraordinary Receipts” means any cash in excess of $750,000 (in the case of clauses (b) (other than in respect of business interruption insurance) and (d) below) and $3,000,000 (in the case of clauses (a), (b) (to the extent relating to business interruption insurance), (c), (e) and (f) below), in each case, in any Fiscal Year received by or paid to or for the account of any Loan Party not in the ordinary course of business consisting of (a) pension plan reversions, (b) proceeds of insurance, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than with respect to reimbursement of third party claims), (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments (other than with respect to reimbursement of third party claims), (f) any purchase price adjustment received in connection with any purchase, and (g) foreign, United States, state or local tax refunds to the extent not included in the calculation of EBITDA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during the applicable period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if that rate is not so published for any day which is a Business Day, the average of the quotations for that day on those transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of the Federal Funds Rate will be binding and conclusive absent manifest error.

“Financial Statements” means that certain audited consolidated balance sheet, statement of operations, stockholders equity and cash flows for the fiscal year ended December 31, 2020.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year, which period is the 3-month period ending on the last day of each of March, June, September, and December of each year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period will be the 12-month period ending on the last day of December of each year.

“Floor” means a rate of interest equal to 1.00%.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt” means, as to any Person, all Debt of the type set forth in clauses (a), (b), (c), (d), (e), (f) (the amount of such Debt will be limited to the extent of unreimbursed amounts thereunder), (i), (j) (excluding Debt of SPV Financing Entities of the type set forth in clause (j)(x)) (in each case, only to the extent such Debt is characterized as debt or considered a liability under GAAP) and (k) of such definition, and Contingent Liabilities with respect to each of the foregoing types of Debt. For the avoidance of doubt, in no event shall Debt of an SPV Financing Entity of the type set forth in clause (j)(x) of “Debt” (even if such Debt would also constitute Debt under another clause of the definition thereof) constitute Funded Debt.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“Guarantor” means each Person that guarantees the Obligations of Borrower.

“Guaranty” means each guaranty executed and delivered by any Guarantor, together with any joinders thereto and any other guaranty agreement executed by a Guarantor, in each case in form and substance reasonably satisfactory to Administrative Agent. The Guaranty and Collateral Agreement is a Guaranty.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement dated as of the date of this Agreement executed and delivered by each Loan Party, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical, or other substance regulated by any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of that Person under any Hedging Agreement determined (a) for any date on or after the date that Hedging Agreement has been closed out and termination value determined in accordance therewith, using that termination value; and (b) for any date prior to the date referenced in clause (a), using the amount determined as the mark-to-market value for that Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in that Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Incremental Effective Date” is defined in Section 2.1.2(a).

“Incremental Equivalent Debt” is defined in Section 2.1.2(f).

“Incremental Facility Amendment” is defined in Section 2.1.2(e).

“Incremental Facility Request” is defined in Section 2.1.2(a).

“Incremental Facility” is defined in Section 2.1.2(a).

“Incremental Loan” is defined in Section 2.1.2(a).

“Incremental Term Loan” is defined in Section 2.1.2(a).

“Incremental Term Loan Commitment” is defined in Section 2.1.2(a).

“Indemnified Liabilities” is defined in Section 15.17.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of a Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for that Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” is defined in Section 9.21.

“Intellectual Property Security Agreement” is used as defined in the Guaranty and Collateral Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement substantially in the form of Exhibit G.

“Interest Expense” means, for any period, as determined in accordance with GAAP, the consolidated interest expense of the Company and its Subsidiaries for that period (including all imputed interest on Capital Leases) in each case calculated net of interest income.

“Interest Payment Date” means as to any Loan, the last Business Day of each month and the Termination Date.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or Notice of Conversion; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Termination Date and (iv) no tenor that has been removed from this definition pursuant to Section 8.7.4 shall be available for specification in such Notice of Borrowing or Notice of Conversion. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Internally Generated Cash” means cash generated from the operations of the business of Borrower and its Subsidiaries; provided that, notwithstanding the foregoing, “Internally Generated Cash” shall not include (i) the proceeds of any Debt (ii) the proceeds of any Equity Issuance, (iii) the proceeds of any insurance, indemnification or other payments or (iv) the proceeds of any Extraordinary Receipts (including, without limitation, any non-ordinary course tax refunds or returns).

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of that other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition. The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale).

“IRS” means the United States Internal Revenue Service.

“Lender” is defined in the introductory clause of this Agreement.

“Lender Party” is defined in Section 15.17.

“Lien” means, with respect to any Person, any interest granted by that Person in any real or personal property, asset, or other right owned or being purchased or acquired by that Person (including an interest in respect of a Capital Lease) that secures payment or performance of any obligation and includes any mortgage, lien, encumbrance, title retention lien, charge, or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process, or otherwise, provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Liquidity” means, as of any date of determination, (I) the sum of (x) Unrestricted Cash plus (y) Cash-in-Transit, minus (II) the unpaid amount of any final non-appealable judgments or settlements (whether in respect of an action by a Governmental Authority, class action or substantially similar claim or otherwise; and whether from a court or arbitration) or final non-appealable penalties or fines imposed by a Governmental Authority (in each case, except to the extent covered by insurance (including D&O insurance) pursuant to which the insurer has been notified within seven calendar days of such judgment, settlement, penalty or fine (and which Borrower believes in good faith is covered by such insurance at the time of such notification) and has not denied coverage so long as that insurance is paid to the applicable Loan Party within sixty (60) days of the rendering of those judgments, entering into of those settlements or imposition of those penalties or fines).

“Loan” or “Loans” means, as the context may require, any of the Term Loans.

“Loan Documents” means this Agreement, the Notes, the Agent Fee Letter, each Collateral and Diligence Questionnaire, the Collateral Documents, and all documents, instruments, and agreements delivered in connection with the foregoing, as any of the foregoing are amended or modified in accordance with their respective terms.

“Loan Party” means Borrower and each Guarantor.

“Malka Acquisition” means that certain Membership Interest Purchase Agreement dated as of November 15, 2021, by and among, among others, MoneyLion Technologies Inc. and Malka Media Group LLC.

“Malka Earn-Out” means the earn-out payment payable in cash or shares of common stock, par value $0.0001 per share, of Parent, in the sole discretion of Borrower, pursuant to the terms of the Malka Acquisition Agreement.

“Malka Make-Whole” means those certain make-whole payments payable pursuant to Section 2.06(e) of the Malka Acquisition Agreement.

“Malka Transaction Expenses” means all fees, costs and expenses incurred in connection with the Malka Acquisition Agreement.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document, or (d) a material impairment of the ability of Administrative Agent to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

“Monroe Capital” is defined in the introductory clause of this Agreement.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Administrative Agent a Lien on real property of any Loan Party.

“Mortgage-Related Documents” means with respect to any real property subject to a Mortgage, the following, in form and substance reasonably satisfactory to Administrative Agent: (a) a mortgagee title policy (or binder therefor) covering Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Administrative Agent, which must be fully paid on that effective date; (b) all assignments of leases, estoppel letters, attornment agreements, consents, waivers, and releases as Administrative Agent reasonably requires with respect to other Persons having an interest in such real estate; (c) a current, as-built survey of the real property, containing a metes-and-bounds property description and certified by a licensed surveyor reasonably acceptable to Administrative Agent; (d) a life-of-loan flood hazard determination and, if such real property is located in a flood plain, an acknowledged notice to the applicable Loan Party and flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Administrative Agent; (e) a current appraisal of such real property, prepared by an appraiser reasonably acceptable to Administrative Agent, and in form and substance reasonably satisfactory to Required Lenders; (f) copies of any existing Phase I or Phase II environmental site assessments in the possession of any Loan Party with respect to such real property.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group contributes or has any liability, whether direct or indirect or absolute or contingent.

“Net Cash Proceeds” means:

(a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to that Asset Disposition net of (i) the direct costs relating to that sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to that Asset Disposition (other than the Loans); (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of the applicable assets, (B) amounts provided as a reserve against any liabilities under any indemnification obligation, (C) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (D) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition; (v) in the case of any Asset Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the applicable Borrower or a Wholly-Owned Subsidiary as a result thereof; and (vi) in the case of a Subsidiary that is not a Loan Party, payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Debt (other than the Loans) permitted to be repaid hereunder that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such Asset Disposition;

(b) with respect to any issuance of Equity Interests, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs relating to that issuance (including sales and underwriters’ commissions and provisions for taxes); and

(c) with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs of that issuance (including up-front, underwriters’ and placement fees, any other fees and expenses incurred in connection therewith and provision for taxes in connection therewith).

“Non-Consenting Lender” is defined in Section 15.1(k).

“Non-U.S. Lender” is defined in Section 7.6.4.

“Note” means a promissory note substantially in the form of Exhibit A.

“Notice of Borrowing” is defined in Section 2.2.2(a).

“Notice of Conversion” is defined in Section 2.2.3(b).

“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document, including Attorney Costs, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” is defined in Section 9.30.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Other Connection Taxes” means, with respect to any to Recipient pursuant to the terms of this Agreement, Taxes imposed as a result of a present or former connection between such Administrative Agent, Lender or other Person, as the case may be, and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means MoneyLion Inc., which directly owns 100% of the outstanding Equity Interests of Borrower.

“Participant” is defined in Section 15.6.2.

“Patriot Act” is defined in Section 15.16.

“Payment in Full” means (a) the payment in full in cash of all Loans and other Obligations, other than contingent indemnification obligations for which no claims have been asserted; (b) the termination of all Commitments; and (c) the release of any claims of the Loan Parties against Administrative Agent and Lenders arising on or before the payment date.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan,” as that term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower, any Subsidiary of Borrower or any member of Borrower’s Controlled Group, has any liability, whether direct or indirect or absolute or contingent, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means (x) the Even Financial Acquisition and (y) any other Acquisition by Borrower or any of its Subsidiaries that, in the case of this clause (y) satisfies the following terms:

(a) the business, division or assets acquired are for use, or the Person acquired is engaged, in a line of business permitted by Section 11.8;

(b) immediately before and after giving effect to that Acquisition, no Event of Default exists;

(c) the aggregate upfront consideration (cash and non-cash) to be paid by the Loan Parties or their Subsidiaries (including any Debt assumed or issued in connection therewith, the maximum amount payable in connection with any deferred purchase price obligation (including any earn-out obligation) (as estimated by Borrower in good faith) and the value of any upfront Equity Interests of any Loan Party issued to the seller in connection with that Acquisition) in connection with that Acquisition is less than $50,000,000 (unless otherwise waived in writing by Administrative Agent in its sole discretion) except to the extent funded with the Net Cash Proceeds of an Equity Issuance (other than issuance of Disqualified Equity Interests), in each case to the extent such Net Cash Proceeds do not constitute Curative Equity; provided that any earn-out obligations incurred by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition shall be subordinated to the Obligations pursuant to terms reasonably satisfactory to Administrative Agent;

(d) immediately after giving effect to that Acquisition, Borrower is in pro forma compliance with all the financial covenants set forth in Section 11.12 (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered);

(e) in the case of the Acquisition of any Person, the board of directors or similar governing body of that Person has approved that Acquisition;

(f) not less than ten (10) Business Days prior to that Acquisition (or any later date approved by Administrative Agent in its reasonable discretion), Administrative Agent has received an acquisition summary with respect to the Person and/or business, division or assets to be acquired, which summary must include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available), the material terms and conditions, including economic terms, of the proposed Acquisition, and Borrower’s calculation of pro forma EBITDA relating thereto; provided that Borrower may update, supplement or amend documents provided under this clause (f) (and any such update, supplement or amendment shall be deemed not to restart such ten (10) Business Day period);

(g) not less than five (5) Business Days prior to that Acquisition (or any later date approved by Administrative Agent in its reasonable discretion), Administrative Agent has received substantially complete drafts of each material document, instrument and agreement to be executed in connection with that Acquisition and prior to consummation of a Permitted Acquisition Administrative Agent has received executed versions of such material documents, instruments and agreements;

(h) Borrower’s computation of pro forma EBITDA is satisfactory to Administrative Agent;

(i) unless otherwise waived in writing by Administrative Agent, the business, division, assets or Person acquired generated EBITDA (calculated in a manner reasonably acceptable to Administrative Agent) for the four consecutive Fiscal Quarters most recently ended prior to that Acquisition of no less than ($15,000,000) on a stand-alone basis for any single Acquisition (and ($40,000,000) in the aggregate for all such Acquisitions);

(j) the definitive documents for such Acquisition shall not prohibit the collateral assignment of rights and indemnities under the related acquisition documents or material contracts and agreements of the target in favor of Administrative Agent;

(k) to the extent required pursuant to the terms thereof, the provisions of Section 10.10 have been satisfied (or will be satisfied within 30 days after the date of consummation of such Acquisition (or such other date as agreed by Administrative Agent in its sole discretion)); and

(l) Borrower has provided Administrative Agent with all available business, financial, environmental, accounting, legal and other due diligence materials, reports and memoranda, including insurance reports and like third party professional reports, and any other information with respect to that Acquisition reasonably requested by Administrative Agent.

“Permitted Asset Disposition” means an Asset Disposition involving (a) the sale or lease of inventory in the ordinary course of business; (b) any sale, lease, assignment, disposition, or other transfer for value between or among Loan Parties or (c) liquidation of Cash Equivalent Investments into cash in the ordinary course of business.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Parent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Parent) purchased by Parent in connection with the issuance of any Permitted Convertible Debt and settled in common stock of Parent (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Parent’s common stock or such other securities or property) and cash in lieu of fractional shares.

“Permitted Convertible Debt” means senior, unsecured Debt of Parent that is convertible into shares of common stock of Parent (or other securities or property following a merger event, reclassification or other change of the common stock of Parent), cash or a combination thereof (such amount of cash determined by reference to the price of Parent’s common stock or such other securities or property) and cash in lieu of any fractional shares, provided that such Permitted Convertible Debt has customary market terms for capital markets convertible indebtedness.

“Permitted Lien” means a Lien expressly permitted under this Agreement pursuant to Section 11.2.

“Permitted Parent Debt” means unsecured Debt of Parent (A) that is not subject to any guarantee by any Subsidiary of Parent, (B) that will not mature until after the latest maturity date in effect with respect to the Loans on the date of issuance or incurrence thereof, (C) that is not subject to mandatory redemption, mandatory amortization, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to ninety-one (91) days after such latest maturity date (it being understood that such Debt may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (D) below prior to such date), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to a date that is ninety-one (91) days after the latest maturity date in effect with respect to the Loans on the date of such issuance or incurrence, (E) that has covenant, default and remedy provisions no more restrictive (taken as a whole) than those set forth in this Agreement (taken as a whole) (except in a manner customary for holding company debt securities, including senior discount notes) (in each case as determined by Borrower in good faith) and (F) Permitted Convertible Debt.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Parent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Parent) sold by Parent substantially concurrently with any purchase by Parent of a Permitted Bond Hedge Transaction and settled in common stock of Parent (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Parent’s common stock or such other securities or property) and cash in lieu of fractional shares.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prepayment Percentage” is defined in Section 5.2.

“Prime Rate” means, for any day, the rate of interest in effect for that day equal to the prime rate in the United States as reported from time to time by Bloomberg L.P. (or other authoritative source selected by Administrative Agent in its reasonable discretion), or as Prime Rate is otherwise determined by Administrative Agent in its sole and absolute discretion. Administrative Agent’s determination of the Prime Rate will be conclusive, absent manifest error. Any change in the Prime Rate will take effect at the opening of business on the day of that change. In the event Bloomberg L.P. (or any other authoritative source) publishes a range of “prime rates,” the Prime Rate will be the highest of the “prime rates.”

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or arbitrator.

“Pro Rata Share”

(a) with respect to a Lender’s obligation to make a Term A-1 Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the Term A-1 Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Term A-1 Loan Commitment plus the unpaid principal amount of that Lender’s Term A-1 Loans, by (B) the aggregate Term A-1 Loan Commitment of all Lenders plus the unpaid principal amount of all Term A-1 Loans of all Lenders; and (ii) from and after the time the Term A-1 Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Term A-1 Loans by (B) the aggregate unpaid principal amount of all Term A-1 Loans;

(b) with respect to a Lender’s obligation to make a Term A-2 Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the Term A-2 Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Term A-2 Loan Commitment plus the unpaid principal amount of that Lender’s Term A-2 Loans, by (B) the aggregate Term A-2 Loan Commitment of all Lenders plus the unpaid principal amount of all Term A-2 Loans of all Lenders; and (ii) from and after the time the Term A-2 Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Term A-2 Loans by (B) the aggregate unpaid principal amount of all Term A-2 Loans;

(c) with respect to a Lender’s obligation to make Term B Loans and receive payments of interest, fees, and principal with respect thereto, (i) prior to the Term B Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Term B Loan Commitment plus the unpaid principal amount of that Lender’s Term B Loans, by (B) the aggregate Term B Loan Commitment of all Lenders plus the unpaid principal amount of all Term B Loans of all Lenders; and (ii) from and after the time the Term B Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Term B Loans by (B) the aggregate unpaid principal amount of all Term B Loans; and

(d) with respect to all other matters as to a particular Lender, (i) prior to the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Term A-1 Loan Commitment plus the aggregate unpaid principal amount of that Lender’s A-1 Loans plus that Lender’s Term A-2 Loan Commitment plus the aggregate unpaid principal amount of that Lender’s A-2 Loans plus that Lender’s Term B Loan Commitment plus the aggregate unpaid principal amount of that Lender’s Term B Loans, by (B) the Term A-1 Loan Commitment of all Lenders plus the aggregate unpaid principal amount all Term A-1 Loans of all Lenders plus the Term A-2 Loan Commitment of all Lenders plus the aggregate unpaid principal amount all Term A-2 Loans of all Lenders plus the aggregate Term B Loan Commitment of all Lenders plus the aggregate unpaid principal amount all Term B Loans of all Lenders; and (ii) if the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Term A-1 Loans plus the aggregate unpaid principal amount of that Lender’s Term A-2 Loans plus the aggregate unpaid principal amount of that Lender’s Term B Loans by (B) the aggregate unpaid principal amount of all Term A-1 Loans of all Lenders plus the aggregate unpaid principal amount of all Term A-2 Loans of all Lenders plus the aggregate unpaid principal amount of all Term B Loans of all Lenders.

“Protective Advances” is defined in Section 14.15.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Regulation D” means Regulation D of the FRB.

“Regulation U” means Regulation U of the FRB.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code or under Section 302 of ERISA.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares exceed 50% as determined pursuant to clause (d) of the definition of “Pro Rata Share”; provided that the Pro Rata Shares held or deemed held by, any Defaulting Lender will be excluded for purposes of making a determination of Required Lenders.

“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Second Lien Loan” means the “Term Loans” under and as defined in the Second Lien Loan and Security Agreement.

“Second Lien Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of April 17, 2020, entered into between MoneyLion Technologies Inc. (f/k/a MoneyLion Inc.), ML Plus LLC, as co-borrower, each lender thereto, and Monroe Capital, as collateral agent and as administrative agent.

“Senior Officer” means, with respect to any Loan Party, any of the president, chief executive officer or the chief financial officer of that Loan Party.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SPV Financing Entity” means a Subsidiary of Borrower which (a) is a “special purpose vehicle” or similar entity which is or was formed or acquired for purposes of (i) acquiring consumer loans, cash advance receivables and/or membership fees or similar periodic membership receivables, and/or (ii) obtaining related financing or equity investments from lenders or equity investors, as applicable; (b) issues promissory notes or similar evidences of indebtedness to lenders or investors in connection with consumer loans, cash advance receivables and/or membership receivables acquired by such Subsidiary or an Affiliate of such Subsidiary; and/or (c) acquires consumer loans, cash advance receivables and/or membership receivables and transfers all or a portion of such consumer loans, cash advance receivables and/or membership receivables to another Subsidiary that is special purpose vehicle and a trust.

“Subordination Agreement” means any subordination, intercreditor, or other similar agreement in form and substance satisfactory to Administrative Agent.

“Subordinated Debt” means Debt subject to a Subordination Agreement.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which that Person owns, directly or indirectly, outstanding Equity Interests having more than 50% of the ordinary voting power for the election of directors or other managers of that corporation, partnership, limited liability company, or other entity. Unless the context otherwise requires, each reference to Subsidiaries in this Agreement refers to Subsidiaries of Parent.

“Tax Distributions” means for any taxable period in which Borrower is a member of a consolidated, combined, unitary or similar income tax group of which a direct or indirect parent of Borrower is Parent (“Tax Group”), distributions by Borrower or any Subsidiary of Borrower in amounts necessary to enable Parent to pay federal, foreign, state, territorial and local income Taxes and franchise Taxes imposed in lieu of income Taxes of such Tax Group that are attributable to the taxable income of each Borrower and/or any Subsidiary, as applicable, in respect of consolidated, combined, unitary or similar returns for the relevant jurisdiction of Parent that include such Borrower and/or any Subsidiaries attributable to Borrower and/or any Subsidiary, as applicable; provided that, with respect to such payments on account of income Taxes, such payments shall not exceed the income tax liability of Borrower and/or its applicable Subsidiaries, if such Borrower and/or such Subsidiaries had been a stand-alone corporate taxpayer or a consolidated, combined, unitary or affiliated group that consists solely of Borrower and such Subsidiaries for all relevant taxable periods.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges, similar fees or withholdings (including backup withholdings) imposed under applicable law and/or by any governmental authority that are in the nature of a tax, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to any of the foregoing.

“Term A-1 Loan Commitment” means, as to any Lender, that Lender’s commitment to make Term A-1 Loans under this Agreement. The amount of each Lender’s Term A-1 Loan Commitment is set forth on Annex A. The initial aggregate amount of the Term A-1 Loan Commitments of all Lenders is $70,000,000.

“Term A-1 Loan” is defined in Section 2.1.2(a).

“Term A-2 Interest Rate” means, for any given day, the greater of (a) 12%, and (b) a fluctuating rate of interest per annum equal to the Prime Rate plus 5.75%, but shall not exceed 15%. Any change in the Term Loan Interest Rate due to a change in the Prime Rate shall be effective from and including the effective day of such change in the Prime Rate.

“Term A-2 Lender” means any Lender with a Term A-2 Loan Commitment or a Term A-2 Loan.

“Term A-2 Loan Commitment” means, as to any Lender, that Lender’s commitment to make Term A-2 Loans under this Agreement. The amount of each Lender’s Term A-2 Loan Commitment is set forth on Annex A. The initial aggregate amount of the Term A-2 Loan Commitments of all Lenders is $20,000,000.

“Term A-2 Loan” is defined in Section 2.1.2(a).

“Term A-2 Termination Date” means ~~May 1~~October 15, 2023.

“Term B Loan Availability Period” means the period (i) beginning on and including the day after the Closing Date and (ii) ending on ~~and including the date that is eighteenth (18) months after the Closing~~the Amendment No. 2 Effective Date.

“Term B Loan Commitment” means, as to any Lender, that Lender’s commitment to make Term B Loans under this Agreement. The amount of each Lender’s Term B Loan Commitment is set forth on Annex A. The initial aggregate amount of the Term B Loan Commitments of all Lenders is $20,000,000.

“Term B Loan” is defined in Section 2.1.2(b).

“Term Loan” means, as the context may require, any Term A-1 Loans, Term A-2 Loans and/or any Term B Loan and, if applicable, any Incremental Term Loan.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (Chicago time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (Chicago time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum equal to the percentage set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loans: 0.11448%

SOFR Loans:

Interest Period	Percentage
One month	0.11448%
Three months	0.26161%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (a) March 24, 2026 or (b) any other date on which the Loans are required to be paid in full pursuant to Section 6 or Section 13.

“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, the following: (a) a Reportable Event; (b) the withdrawal of Borrower or any other member of the Controlled Group from that Pension Plan during a plan year in which that Borrower or other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the termination of that Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of that Pension Plan as a termination under Section 4041 of ERISA; (d) the institution by the PBGC of proceedings to terminate that Pension Plan; or (e) any event or condition that could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, that Pension Plan.

“Threshold Amount” means $30,000,000.

“Threshold Percentage” means 10.0%.

“Total Debt” means, as of any date of determination, all Funded Debt of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of that day minus the lesser of (i) Unrestricted Cash and (ii) $5,000,000 to (b) EBITDA for the Computation Period ending on that day.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single-employer plan terminations.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the date that is 12 months after the Closing Date; provided, however, that if the period from the prepayment date to the date that is 12 months after the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type” is defined in Section 2.2.1.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of unrestricted cash on-hand and Cash Equivalent Investments of the Company and its Subsidiaries, maintained in deposit accounts in the United States in the name of a Loan Party, which deposit accounts are subject to Control Agreements.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt; provided that the effect of (x) any prepayment made in respect of such Debt shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Debt shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by that Person and/or another Wholly-Owned Subsidiary of that Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiaries refers to Wholly-Owned Subsidiaries of the Company.

“Withholding Certificate” is defined in Section 7.6.4.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Certain Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided in this Agreement, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments include all subsequent amendments, restatements, supplements, and other modifications thereto, but only to the extent that those amendments, restatements, supplements, and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions amending, replacing, supplementing, or interpreting that statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and each is to be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrower, the Lenders, and the other parties thereto and are the products of all parties. Accordingly, they are not to be construed against Administrative Agent or the Lenders merely because of Administrative Agent’s or Lenders’ involvement in their preparation.

(h) If any delivery due date specified in Section 10.1 for the delivery of reports, certificates, and other information required to be delivered pursuant to Section 10.1 falls on a day which is not a Business Day, then that due date will be extended to the immediately following Business Day.

(i) A Default or Event of Default will be deemed to exist at all times during the period commencing on the date that Default or Event of Default occurs to the date on which that Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement, and an Event of Default will “continue” or be “continuing” until that Event of Default has been waived in writing by the Required Lenders.

(j) Unless the context requires otherwise, the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”.

(k) For purposes of determining compliance with the financial covenants set forth in Section 11.12, (i) all revenues of Malka Media Group LLC and its Subsidiaries prior to November 15, 2021 and (ii) all revenues of Even Financial Inc. and its Subsidiaries prior to February 17, 2022, shall be excluded.

1.3 Accounting and Other Terms.

(a) Unless otherwise expressly provided in this Agreement, each accounting term used in this Agreement has the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements and using the same inventory valuation method as used in the Financial Statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in that change, the change is disclosed to Administrative Agent, and Section 11.12 is amended in a manner satisfactory to Administrative Agent to take into account the effects of the change.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any lease treated as an Operating Lease on the date it is entered into shall continue to be treated as an operating lease during the term of this Agreement notwithstanding a change in the treatment thereof to a Capital Lease in accordance with any change in GAAP.

(c) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined in this Agreement have the same meanings in this Agreement as set forth therein, except that terms used in this Agreement which are defined in the UCC as in effect in the State of New York on the date of this Agreement will continue to have the same meaning notwithstanding any replacement or amendment of that statute except as Administrative Agent may otherwise determine.

(d) The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrowers; provided, that Administrative Agent will not engage in such transactions with the primary purpose of negatively impacting Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.4 Treatment of LLC Division. Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term set forth in the Loan Documents shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability companies, including any “Division” or other process or action permitted under Section 18-217 of Title 6 of the Delaware Code, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability companies (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.5 Reclassifiable Items. For purposes of determining compliance with this Agreement, in the event that any Debt, Lien, Restricted Payment, Investment or Asset Disposition or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant hereto (each of the foregoing, a “Reclassifiable Item”), Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category. It is understood and agreed that any Debt, Liens, Restricted Payment, Investment, Asset Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Debt, Lien, Restricted Payment, Investment, Asset Disposition and/or hereunder, but may instead be permitted in part under any combination thereof or under any other available exception.

Section 2 COMMITMENTS OF THE LENDERS; BORROWING and CONVERSION PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to Borrower as follows:

2.1.1 Term Loan Commitments.

(a) Each Lender with a Term A-1 Loan Commitment agrees to make a loan to Borrower (each such loan, a “Term A-1 Loan”) on the Closing Date in that Lender’s Pro Rata Share of the aggregate Term A-1 Loan Commitments of all Lenders. The Commitments of the Lenders to make Term A-1 Loans will expire concurrently with the making of Term A-1 Loans on the Closing Date.

(b) Each Lender with a Term A-2 Loan Commitment agrees to make a loan to Borrower (each such loan, a “Term A-2 Loan”) on the Closing Date in that Lender’s Pro Rata Share of the aggregate Term A-2 Loan Commitments of all Lenders. The Commitments of the Lenders to make Term A-2 Loans will expire concurrently with the making of Term A-2 Loans on the Closing Date.

Notwithstanding the foregoing or any other provision of this Agreement, each Term A-2 Lender shall not make its Term A-2 Loan in cash on the Closing Date but shall be deemed to have made its Term A-2 Loan under this Agreement by exchanging (i.e. rolling over) (the “Second Lien Rollover”) its Second Lien Loans for the same aggregate principal amount as such Term A-2 Lender’s Term A-2 Loan Commitment and Term A-2 Loan. The parties hereto acknowledge and agree that, as of the Closing Date, after giving effect to the Second Lien Rollover, the Obligations in respect of the Second Lien Loans shall be deemed satisfied and paid in full.

(c) Each Lender with a Term B Loan Commitment agrees to make one or more loans (each such loan, a “Term B Loan”) during the Term B Loan Availability Period in that Lender’s Pro Rata Share of the aggregate amounts that Borrower requests from all Lenders. The aggregate amount of all Term B Loans made will not exceed the aggregate Term B Loan Commitments of all Lenders. The Commitments of the Lenders to make Term B Loans will decrease concurrently with the making of Term B Loans on each applicable borrowing date by an amount equal to the aggregate amount of the Term B Loans made on that borrowing date. In no event shall more than four (4) borrowings of Term B Loans be advanced to Borrower. The Commitments of the Lenders to make Term B Loans will expire at the end of the Term B Loan Availability Period.

2.1.2 Incremental Facilities.

(a) Requests. Borrower may, from time to time by written notice to Administrative Agent, no later than fifteen (15) days prior to the effectiveness of any such facility (each, an “Incremental Facility Request”), request one or more increases in the Term A-1 Commitment or Term B Commitment or one or more tranches of new term loans denominated in dollars (the “Incremental Term Loan Commitment” and the term loans thereunder, each an “Incremental Term Loan”; the Incremental Term Loans are sometimes referred to herein individually as an “Incremental Loan” and, collectively, as the “Incremental Loans”; the Incremental Term Loan Commitments are sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in an aggregate principal amount not to exceed $60,000,000; provided that no commitment of any Lender shall be increased without the consent of such Lender. Such Incremental Facility Request shall set forth (A) the amount of the Incremental Term Loan Commitment being requested (which shall be in a minimum amount of $5,000,000 and multiples of $100,000 in excess thereof), (B) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which shall not be (a) unless otherwise agreed by Administrative Agent, less than fifteen (15) days after the date of such notice and (b) more than thirty (30) days after the date of such notice (or such longer period as Administrative Agent may agree), and (C) whether the related Incremental Loan is initially to be a SOFR Loan or a Base Rate Loan (and, if a SOFR Loan, the Interest Period therefor).

(b) Allocations. Upon delivery of the Incremental Facility Request, (x) such Incremental Facility shall be offered to each Lender according its Pro Rata Share, provided that none of the Lenders will be required to provide all or any portion of such Incremental Facility, and any decision whether or not to so provide all or any portion of such Incremental Facility by any Lender shall be made at the sole discretion of such Lender and (y) any Lender that fails to commit to provide all or any portion of its Pro Rata Share within ten Business Days after its receipt of such request shall be deemed to have declined to provide all or such portion of its Pro Rata Share, as applicable, in which case such portion may instead be provided in the form of Incremental Equivalent Debt in accordance with clause (f) below. Notwithstanding the foregoing provisions of this clause (b), (i) to the extent Borrower does not have written commitments from one or more existing Lenders to provide such Incremental Facility in its entirety within ten (10) Business Days after Borrower has delivered such Incremental Facility Request, all such existing Lenders shall be deemed to have declined to provide any portion of such Incremental Facility, in which case such portion may instead be provided in the form of Incremental Equivalent Debt in accordance with clause (f) below.

(c) Conditions. No Incremental Facility shall become effective under this Section 2.1.2 unless (A) immediately before and immediately after giving effect to such Incremental Facility, the loans to be made thereunder and the application of the proceeds therefrom, (I) no Event of Default shall have occurred or be continuing and (II) the representations and warranties made in this Agreement or the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), (B) Administrative Agent shall have received a certificate of an Senior Officer of Borrower certifying as to the foregoing and attaching reasonably detailed supporting calculations related thereto, in form reasonably satisfactory to Administrative Agent and (C) Administrative Agent shall have received such other information and documentation as it may reasonably and promptly request in connection with such Incremental Facility and the use of proceeds thereof.

(d) Terms. Each Incremental Term Loan in the form of an increase to existing Term A-1 Loans or Term B Loans shall be on the same terms (including the maturity date) as, and pursuant to documentation (other than an Incremental Facility Amendment, if required) applicable to, the Term A-1 Loan or Term B Loan, as applicable. Each Incremental Term Loan in the form of one or more tranches of new term loans shall be on the same terms (except as provided below) as, and pursuant to documentation (other than an Incremental Facility Amendment, if required) applicable to, the Term A-1 Loan or Term B Loan, as applicable; provided that, to the extent agreed by Borrower, Administrative Agent and the lenders providing such Incremental Facility, the Incremental Loans may have call protection, applicable fees and amortization schedules that differ from those applicable to the Term A-1 Loan or Term B Loan. Each Incremental Term Loan shall have the same Guaranty as and be secured on a pari passu basis by the same Collateral securing the existing Term A-1 Loans and Term B Loans and any other Incremental Facilities.

(e) Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby (an “Incremental Facility Amendment”), and any such Incremental Facility Amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effectuate the provisions of this Section 2.1.2, and, for the avoidance of doubt, this Section 2.1.2 shall supersede any provisions in Section 15.1. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.1.2 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Loan Documents. The Loan Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including compliance with Section 10.9.

(f) Incremental Equivalent Debt. Borrower may issue or incur Incremental Equivalent Debt in lieu of any Incremental Facility upon the delivery to the Administrative Agent of notice prior to the proposed effective date thereof, so long as the aggregate principal amount of Incremental Equivalent Debt incurred and Incremental Commitments provided pursuant to Section 2.1.2 does not exceed the $60,000,000. As used herein, “Incremental Equivalent Debt” means Debt consisting of one or more series of notes or loans, a bridge facility in lieu of the foregoing, or debt securities; provided that:

(i) each applicable condition set forth in Section 2.1.2(c) shall be satisfied (or waived in accordance with the terms hereof) with respect to the incurrence of such Debt;

(ii) such Debt shall rank junior in right of payment with the Term Loans and shall rank junior in right of security with the Term Loans or may be unsecured, and a representative acting on behalf of the lenders or investors providing such Debt shall have entered into a Subordination Agreement (and the Lenders hereby authorize and direct the Administrative Agent to enter into any such Subordination Agreement);

(iii) such Debt shall not at any time be incurred or guaranteed by any Person other than a Loan Party, and such Debt shall not be secured by property other than Collateral;

(iv) the final scheduled maturity date applicable to such Debt shall not be earlier than the date that is one year after the then final scheduled maturity date of the Term Loans with the latest maturity date then in effect and (B) the Weighted Average Life to Maturity of such Series shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans with the latest maturity date then in effect (without giving effect to any prepayments thereof); and

(v) except as otherwise expressly set forth herein, the pricing (including interest, fees and premiums), optional prepayment and redemption terms with respect to such Debt shall be determined by Borrower and the lenders or investors providing such Debt.

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Loan (other than a Term A-2 Loan) may be divided into tranches which are, either a Base Rate Loan or a SOFR Loan (each, a “Type” of Loan), as Borrower specifies in the related Notice of Borrowing pursuant to Section 2.2.2 or Notice of Conversion pursuant to Section 2.2.3. Subject to the other terms and conditions of this Agreement, Base Rate Loans and SOFR Loans may be outstanding at the same time. All borrowings, conversions, and repayments of Loans will be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all Types of Loans.

2.2.2 Borrowing Procedures.

(a) Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D to Administrative Agent and each Lender with an applicable Commitment of each proposed borrowing not later than 10:00 a.m. (Chicago time) three Business Days prior to the proposed date of that borrowing. Each such notice will be effective upon receipt by Administrative Agent, will be irrevocable, and must specify the date, amount, Interest Period and Type of borrowing; provided that any borrowing of Term B Loans must be at least $5,000,000 and an integral multiple of $100,000.

(b) On the requested borrowing date, each Lender with an applicable Commitment shall provide Administrative Agent with immediately available funds, to Administrative Agent’s Account, covering that Lender’s Pro Rata Share of that borrowing so long as the applicable Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to that borrowing have not been satisfied. After Administrative Agent’s receipt of the proceeds of the applicable Loans from Lenders with applicable Commitments, Administrative Agent shall make the proceeds of those Loans available to Borrower on the applicable borrowing date by transferring to Borrower immediately available funds equal to the proceeds received by Administrative Agent. Each Base Rate borrowing must be on a Business Day. Each Lender shall, upon request of Administrative Agent, deliver to Administrative Agent a list of all Loans made by that Lender, together with all information related thereto as Administrative Agent reasonably requests. Notwithstanding any provision of this Agreement to the contrary, Borrower may not request, and Lenders will not be required to fund, any borrowing of any Loan that is not a SOFR borrowing unless, subject to and as more particularly described in Section 8, SOFR is unavailable or unlawful.

2.2.3 Conversion Procedures.

(a) Subject to Section 2.2.1 and to the other terms and conditions of this Agreement, Borrower may, upon irrevocable written notice to Administrative Agent in accordance with Section 2.2.3(b), elect, as of any Business Day, to convert any Loans (other than Term A-2 Loans) (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $100,000) into Loans of the other Type. After giving effect to any prepayment or conversion, the aggregate principal amount of SOFR Loans must be at least $5,000,000 and an integral multiple of $100,000. Notwithstanding any provision of this Agreement to the contrary, Borrower may not request the conversion of, and Administrative Agent and the Lenders will not be required to convert, any SOFR Loan into a Base Rate Loan unless, subject to and as more particularly described in Section 8, SOFR is unavailable or unlawful.

(b) Borrower shall give written notice (each such written notice, a “Notice of Conversion”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion) to Administrative Agent of each proposed conversion not later than 1:00 p.m. (Chicago time) on the proposed date of that conversion, specifying in each case:

(i) the proposed date of conversion;

(ii) the aggregate amount of Loans to be converted;

(iii) the Type of Loans resulting from the proposed conversion; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such conversion.

(c) Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion pursuant to this Section 2.2.3.

(d) Failure to Submit a Conversion Notice; Events of Default. If Borrower fails to deliver a timely and complete Conversion Notice with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default exists and Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

2.3 Commitments Several. The failure of any Lender to make a requested Loan on any date will not relieve any other Lender of its obligation (if any) to make a Loan on that date, but no Lender will be responsible for the failure of any other Lender to make any Loan to be made by that other Lender.

2.4 Certain Conditions. Except as otherwise provided in Section 2.2.3, no Lender will have an obligation to make any Loan or to permit any conversion into any SOFR Loan, if an Event of Default or Default exists.

Section 3 EVIDENCING OF LOANS.

3.1 Notes. At a Lender’s request, (a) the Term A-1 Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to the order of that Lender in a face principal amount equal to the principal amount of that Lender’s Term A-1 Loans; (b) the Term A-2 Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to the order of that Lender in a face principal amount equal to the principal amount of that Lender’s Term A-2 Loans; and (c) the Term B Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to the order of that Lender in a face principal amount equal to the sum of the principal amount of that Lender’s Term B Loans plus the principal amount of that Lender’s Term B Loan Commitment.

3.2 Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender and each repayment or conversion thereof. The aggregate unpaid principal amount so recorded will be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount will not, however, limit or otherwise affect the Obligations of Borrower under this Agreement or under any Note to repay the principal amount of the Loans under this Agreement, together with all interest accruing thereon.

Section 4 INTEREST.

4.1 Interest Rates. Borrower agree to pay interest on the unpaid principal amount of each Loan for the period commencing on the date that Loan is made until that Loan is paid in full as follows:

4.1.1 Term Loans.

(a) Term A-1 Loans.

(i) at all times while a Term A-1 Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; and

(ii) at all times while a Term A-1 Loan is a SOFR Loan, at a rate per annum equal to the sum of the Adjusted Term SOFR from time to time in effect plus the Applicable Margin.

(b) Term A-2 Loans.

(i) at a rate per annum equal to the Term A-2 Interest Rate.

(c) Term B Loans.

(i) at all times while a Term B Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; and

(ii) at all times while a Term B Loan is a SOFR Loan, at a rate per annum equal to the sum of the Adjusted Term SOFR from time to time in effect plus the Applicable Margin.

4.1.2 Default Rate. Notwithstanding the foregoing, at any time an Event of Default exists, the interest rate applicable to each Loan, at the election of Administrative Agent or the Required Lenders (upon notice to Borrower), will be increased by 3.00% from the date such Event of Default occurred and otherwise during the existence of such Event of Default (and, in the case of Obligations not bearing interest, those Obligations will, during the existence of an Event of Default (to the extent then due and not yet paid) bear interest at the highest interest rate applicable to the Term Loans plus 3.00%), but any such increase may be rescinded by Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, the increase provided for in this Section 4.1.2 will occur automatically. In no event will interest payable by Borrower to any Lender under this Agreement exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, then that provision will be deemed modified to limit that interest to the maximum rate permitted under that law.

4.1.3 Interest Payment Dates. Accrued interest on each Base Rate Loan is payable in arrears on the first Business Day of each month, upon a prepayment of that Loan, and at maturity. Accrued interest on each SOFR Loan is payable on the first Business Day of each month, upon a prepayment of that Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans will be payable on demand.

4.2 Setting and Notice of Adjusted Term SOFR Rates. The Adjusted Term SOFR will be determined by Administrative Agent. Each determination of the applicable Adjusted Term SOFR by Administrative Agent will be conclusive and binding upon the parties to this Agreement, absent manifest error.

4.3 Computation of Interest. Interest will be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the Adjusted Term SOFR and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan will change simultaneously with each change in the Base Rate and the applicable interest rate for each SOFR Loan will change simultaneously with each change in the Adjusted Term SOFR.

4.4 Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Administrative Agent will have the right, in consultation with Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 5 FEES.

5.1 Administrative Agent’s Fees. Borrower shall pay to Administrative Agent all agent’s fees as are mutually agreed to from time to time by Borrower and Administrative Agent, including the fees set forth in the Agent Fee Letter.

5.2 Applicable Premium. Upon the occurrence of an Applicable Premium Trigger Event, Borrower shall pay to Administrative Agent, for the sole and separate account of Administrative Agent, the applicable premium (each such applicable premium, an “Applicable Premium”), calculated in accordance with this Section 5.2.

(a) Without limiting the generality of Sections 6.2 and 6.3, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Applicable Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were repaid or prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Applicable Premium payable in accordance with this Section 5.2 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event, and Borrower and the other Loan Parties agree that it is reasonable under the circumstances currently existing. The Applicable Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar remedial actions taken by Administrative Agent or any Lender or by any other means. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

(b) Borrower expressly agrees that (a) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (d) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 5.2, (E) their agreement to pay the Applicable Premium is a material inducement to the Lenders to provide the Commitments and make the Term Loans, and (f) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Premium Trigger Event.

(c) Each Applicable Premium will be equal to:

(I) in the case of any Term Loan (other than Term A-2 Loans),

(A)	if the repayment of the applicable Term Loan occurs within 12 months after the Closing Date, the sum of (i) the principal amount of such repayment multiplied by 2.00% and (ii) the present value of all interest that would have otherwise been payable on the amount of such principal prepayment from the date of such prepayment to and including the date that is twelve months after the Closing Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, and

(B)	thereafter, an amount determined by multiplying the principal amount of the Term Loans repaid by the following applicable percentage amount: (i) 2.00% if that repayment occurs more than 12 months after the Closing Date but within 24 months after the Closing Date; (iii) 1.00% if that repayment occurs more than 24 months after the Closing Date but within 36 months after the Closing Date; and (iv) 0% if that repayment occurs more than 36 months after the Closing Date.

(II) in the case of any Term A-2 Loans, a payment equal to the principal amount of the Term A-2 Loans being prepaid multiplied by the applicable Prepayment Percentage.

For purposes of this Section 5.2(II), “Prepayment Percentage” means (A) three percent (3%) with respect to Term A-2 Loans prepaid after February 27, 2022 and prior to April 17, 2022 and one percent (1%) with respect to Term A-2 Loans prepaid after April 17, 2022 but prior to the Term A-2 Termination Date.

(d) All fees payable pursuant to this Section 5.4 will be deemed fully earned and non-refundable as of the Closing Date.

Section 6 PREPAYMENTS; Repayments.

6.1 Prepayments.

6.1.1 Voluntary Prepayments. Borrower may from time to time prepay the Term Loans in whole or in part. Borrower shall give Administrative Agent (which shall promptly advise each applicable Lender) notice of any such prepayment not later than 10:00 a.m. (Chicago time) on the day of that prepayment (which must be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment must be in an amount equal to $1,000,000 or a higher integral multiple of $100,000.

6.1.2 Mandatory Prepayments.

(a) Term Loans. Borrower shall make a prepayment of the Term Loans until paid in full upon the occurrence of any of the following at the following times and in the following amounts:

(i) within five (5) Business Days of the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition pursuant to Section 11.4(ix) which exceeds in any Fiscal Year $500,000, in an amount equal to 100% of those Net Cash Proceeds which are in excess of $500,000 in such Fiscal Year; provided that, at the option of Borrower, and so long as no Default or Event of Default shall have occurred and be continuing at the time of receipt of such Net Cash Proceeds, Borrower may reinvest up to $5,000,000 of such Net Cash Proceeds in any Fiscal Year in assets useful in their business so long as such reinvestment is made within 270 days or, in the case in which any portion of such Net Cash Proceeds are contractually committed to be used within such 270-day period, 12 months, after the receipt of such Net Cash Proceeds (as certified by Borrower in writing to Administrative Agent); provided further, that any Net Cash Proceeds not so reinvested prior to the end of such applicable period shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 6.1.2(a)(i) upon the expiration of such applicable period;

(ii) within two (2) Business Days of the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Equity Interests of any Loan Party, whether in connection with the issuance of any Curative Equity or otherwise (excluding any issuance of Equity Interests (a) issued by Parent or (b) comprised of Curative Equity for the purpose of curing breach of the financial covenant set forth in Section 11.12.3), in an amount equal to 100% of those Net Cash Proceeds to the extent in excess of $500,000 during the term of this Agreement.

(iii) concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1), in an amount equal to 100% of those Net Cash Proceeds;

(iv) within five (5) Business Days of the receipt by any Loan Party of any Net Cash Proceeds in respect of Extraordinary Receipts, in an amount equal to 100% of those Extraordinary Receipts; provided that, at the option of Borrower (as elected by Borrower in writing to Administrative Agent on or prior to the fifth Business Day after the date of receipt of such Extraordinary Receipts), and so long as no Default or Event of Default shall have occurred and be continuing at the time of receipt of such Net Cash Proceeds, Borrower may reinvest up to $7,500,000 in the aggregate over the term of the Agreement of such Extraordinary Receipts in assets useful in their business so long as such reinvestment is made within 270 days or, in the case in which any portion of such Extraordinary Receipts are contractually committed to be used within such 270-day period, 12 months, after the receipt of such Extraordinary Receipts (as certified by Borrower in writing to Administrative Agent); provided further, that any Extraordinary Receipts not so reinvested prior to the end of such applicable period shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 6.1.2(a)(iv) upon the expiration of such applicable period; and

(v) within five (5) Business Days after the earlier of (A) the date that Fiscal Year-end financial statements are required to be delivered pursuant to Section 10.1.1, and (B) the date of Borrower’s actual delivery of Fiscal Year-end financial statements delivered pursuant to Section 10.1.1 (commencing with the first Fiscal Year period ending after the EBITDA Trigger Date), in an amount equal to the result of (A) the ECF Percentage of Excess Cash Flow for that Fiscal Year minus (B) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loan made by Borrower during such Fiscal Year; provided, that any Excess Cash Flow payment made pursuant to this Section 6.1.2(b)(v) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition or similar permitted Investment and that accrued prior to the closing date of such Permitted Acquisition or similar permitted Investment.

6.2 Manner of Prepayments.

6.2.1 All Prepayments. Any prepayment of Term Loans is subject to Section 5.2. All prepayments of the Term Loans will be applied ratably to the Term Loans in the inverse order of maturity to the remaining installments thereof (including, without limitation, the final installment thereof). Except as otherwise provided by this Agreement, all principal payments in respect of the Loans will be applied first to repay outstanding Base Rate Loans and then to repay outstanding SOFR Loans in direct order of Interest Period maturities.

6.3 Repayments.

(a) Term A-1 Loans. Unless sooner paid in full, ~~the~~(i) $5,000,000 of the outstanding principal balance of the Term A-1 Loans must be paid on October 15, 2023 and (ii) the remaining outstanding principal balance of the Term A-1 Loans must be paid in full on the Termination Date.

(b) Term A-2 Loans. Unless sooner paid in full, the outstanding principal ~~balance~~amount of the Term A-2 Loans must be paid ~~in full~~ on the ~~Term A-2 Termination Date.~~following dates and in the following amounts set forth opposite such dates:

Date	Amount
May 1, 2023	$5,000,000
July 15, 2023	$10,000,000
Term A-2 Termination Date (i.e., October 15, 2023)	Remaining outstanding principal balance of the Term A-2 Loans to be paid in full

(c) Term B Loans. Unless sooner paid in full, the outstanding principal balance of the Term B Loans must be paid in full on the Termination Date.

(d) Incremental Loans. Terms of the repayments of any Incremental Facilities shall be set forth in the applicable Incremental Amendment.

6.4 Option to Decline. Any mandatory prepayment required to be made pursuant to Section 6.2.2(b) (other than with respect to clauses (iii) and (vi) therein) may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayments, by providing notice to Administrative Agent no later than 2:00 p.m. (Chicago time) one (1) Business Day (or such other date acceptable to Administrative Agent) prior to the date of such prepayment. If a Lender chooses not to accept payment in respect of a mandatory prepayment in whole or in part, such declined proceeds shall be retained by Borrower.

Section 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments.

7.1.1 Borrower shall make all payments of principal or interest on the Loans, and of all fees, to Administrative Agent in immediately available funds to Administrative Agent’s Account not later than noon (Chicago time) on the date due, and funds received after that time will be deemed to have been received by Administrative Agent on the following Business Day. Borrower shall make all payments to Administrative Agent and the Lenders without set-off, counterclaim, recoupment, deduction, or other defense. Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of that Lender. Notwithstanding the foregoing, Borrower shall make all payments under Section 8.1 directly to the Lender entitled thereto.

7.2 Application of Certain Payments.

7.2.1 So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due will be applied to those scheduled payments and (b) voluntary and mandatory prepayments will be applied as set forth in Sections 6.1 and 6.2.

7.2.2 Subject to any written agreement among Administrative Agent and the Lenders:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees, and all other payments in respect of any other Obligations, will be allocated by Administrative Agent among Administrative Agent and the Lenders, as applicable, in proportion to their respective Pro Rata Shares or otherwise as provided in this Agreement or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, as follows: (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to Administrative Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium) and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably (to Administrative Agent in accordance with Administrative Agent’s outstanding Protective Advances) to pay interest then due and payable in respect of Protective Advances until paid in full; (iv) fourth, ratably (to Administrative Agent in accordance with Administrative Agent’s outstanding Protective Advances) to pay principal of the Protective Advances until paid in full; (v) fifth, ratably, to pay interest then due and payable in respect of the Term Loans until paid in full; (vi) sixth, ratably to pay principal of the Term Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 7.2.2(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents (or, to the extent those Obligations are contingent, to provide Cash Collateral in respect of those Obligations) according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after, or that would have accrued but for, the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 7.2.2 and other provisions contained in any other Loan Document, it is the intention of the parties to this Agreement that all such priority provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 7.2.2 will control and govern.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then that due date will be extended to the immediately following Business Day (unless, in the case of a SOFR Loan, that immediately preceding Business Day is the first Business Day of a month, in which case that due date will be the immediately preceding Business Day), and, in the case of principal, additional interest will accrue and be payable for the period of any such extension.

7.4 Setoff. Borrower, for itself and each other Loan Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of Borrower and each other Loan Party under this Agreement, whether or not then due, any and all balances, credits, deposits, accounts, or moneys of Borrower and each other Loan Party then or thereafter with Administrative Agent or that Lender.

7.5 Proration of Payments. If any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of offset, or otherwise), on account of principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8 or 15.6 and (ii) payments of interest on any Affected Loan) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans, then held by them, then that Lender shall purchase from the other Lenders such participations in the Loans held by them as are necessary to cause that purchasing Lender to share the excess payment or other recovery ratably with each of them, but if all or any portion of the excess payment or other recovery is thereafter recovered from that purchasing Lender, then that purchase will be rescinded and the purchase price restored to the extent of that recovery.

7.6 Taxes.

7.6.1 Borrower shall make all payments under this Agreement or under any Loan Documents without setoff, counterclaim, or other defense. Unless required by applicable law (as determined in the good faith discretion of the applicable withholding agent), all payments under this Agreement or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Recipient will be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereafter imposed by any taxing authority.

7.6.2 If Borrower makes any payments to a Recipient under this Agreement or under any other Loan Document in respect of which Borrower is required by applicable law to deduct or withhold any Indemnified Taxes, then Borrower shall increase such payment under this Agreement or under any other Loan Document such that after the reduction for the amount of Indemnified Taxes withheld (and any Indemnified Taxes withheld or imposed with respect to the additional payments required under this Section 7.6.2), the amount paid equals the amount that was payable under this Agreement or under any other Loan Document without regard to this Section 7.6.2. To the extent Borrower withholds any Taxes on payments under this Agreement or under any other Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Administrative Agent within 30 days after Borrower have made payment to that taxing authority the original or certified copy of a receipt issued by that taxing authority (or other evidence satisfactory to Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from that payment. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

7.6.3 If any Recipient is required by law to make any payments of any Indemnified Taxes on or in relation to any amounts received or receivable under this Agreement or under any other Loan Document, or any Indemnified Tax is assessed against Recipient with respect to amounts received or receivable under this Agreement or under any other Loan Document, Borrower will indemnify such Recipient within 30 days after demand therefor against (i) that Indemnified Tax and (ii) any Taxes imposed as a result of the receipt of the payment under this Section 7.6.3. A certificate prepared in good faith as to the amount of any such payment by that Lender or Administrative Agent or other recipient will, absent manifest error, be final, conclusive, and binding on all parties.

7.6.4 (a) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of the assignment to that Lender), whichever of the following is applicable:

(i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two properly completed and duly executed copies of IRS Form W-8BEN establishing that Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding Tax on interest payments to be made under this Agreement or with respect to any Loan pursuant to such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the such tax treaty;

(ii) two properly completed and duly executed copies of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly executed copies of IRS Form W-8BEN; or

(iv) to the extent a Non-U.S. Lender is not the beneficial owner, two properly completed and duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(b) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(c) Each Lender that is not a Non-U.S. Lender (other than any such Lender that is taxed as corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that that Lender is exempt from United States federal backup withholding Tax. To the extent that a form provided pursuant to this Section 7.6.4(c) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender or Administrative Agent, then that Lender or Administrative Agent shall, to the extent permitted by applicable law, deliver to Borrower and, as applicable, Administrative Agent revised forms necessary to confirm or establish the entitlement to that Lender’s exemption from United States federal backup withholding Tax.

(d) No Borrower will be required to pay additional amounts to any Lender, or indemnify any Lender, under this Section 7.6 to the extent that those obligations would not have arisen but for the failure of that Lender to comply with this Section 7.6.4.

(e) Each Lender shall indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to Tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest, or fees payable to that Lender under this Agreement and which are not paid by Borrower pursuant to this Section 7.6, whether or not those Taxes or related liabilities were correctly or legally asserted. This indemnification must be made within 30 days from the date Administrative Agent makes written demand therefor.

7.6.5 If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 7.6, then Administrative Agent or that Lender, as applicable, shall pay over that refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 7.6 with respect to the Indemnified Taxes giving rise to that refund), net of any Taxes imposed by reason of receipt of that refund and all out-of-pocket expenses of Administrative Agent or that Lender, as applicable, and without interest (other than any interest paid by the relevant governmental authority with respect to that refund, which interest must be paid to Borrower). Upon the request of Administrative Agent or any such Lender, Borrower shall repay any amount paid to Borrower (plus any penalties, interest, or other charges imposed by the relevant governmental authority) to Administrative Agent or that Lender in the event Administrative Agent or that Lender is required to repay any such refund to any such governmental authority. Nothing in this Section 7.6.5 is to be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

7.6.6 If a payment made to a Lender under any Loan Document would be subject to U.S. federal income withholding Tax imposed by FATCA if that Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), then that Lender shall deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at any other time or times reasonably requested by Administrative Agent (or, in the case of a Participant, the Lender granting the participation) all documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and all additional documentation reasonably requested by Administrative Agent (or, in the case of a Participant, the Lender granting the participation) as is necessary for Administrative Agent or Borrower to comply with their obligations under FATCA and to determine that that Lender has complied with that Lender’s obligations under FATCA or to determine the amount to deduct and withhold from that payment. Solely for purposes of this Section 7.6.6, “FATCA” is deemed to include any amendments made to FATCA after the date of this Agreement.

7.6.7 Each party’s obligations under this Section shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8 Increased Costs; Special Provisions for SOFR Loans.

8.1 Increased Costs.

(a) If any Change in Law (i) imposes, modifies, or deems applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the Adjusted Term SOFR pursuant to Section 4), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by, any Lender; or (ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) imposes on any Lender any other condition affecting its SOFR Loans, its Note(s), or its obligation to make SOFR Loans, and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) that Lender (or any SOFR Office of that Lender) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by that Lender (or its SOFR Office) under this Agreement or under its Note(s) with respect thereto, then upon demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to Administrative Agent), Borrower shall pay directly to that Lender such additional amount as will compensate that Lender for that increased cost or that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

(b) If any Lender reasonably determines that any change in, or the adoption or phase-in of, any applicable law, rule, or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on that Lender’s or that controlling Person’s capital as a consequence of that Lender’s obligations under this Agreement to a level below that which that Lender or that controlling Person could have achieved but for that change, adoption, phase-in, or compliance (taking into consideration that Lender’s or that controlling Person’s policies with respect to capital adequacy) by an amount deemed by that Lender or that controlling Person to be material, then from time to time, upon demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to Administrative Agent), Borrower shall pay to that Lender such additional amount as will compensate that Lender or that controlling Person for that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair.

(a) Administrative Agent shall promptly notify the other parties of the following:

(i) Administrative Agent reasonably determines (which determination will be binding and conclusive on Borrower) that by reason of circumstances affecting the interbank SOFR market adequate and reasonable means do not exist for ascertaining the applicable Adjusted Term SOFR; or

(ii) the Required Lenders advise Administrative Agent that the Adjusted Term SOFR as determined by Administrative Agent will not adequately and fairly reflect the cost to those Lenders of maintaining or funding SOFR Loans (taking into account any amount to which those Lenders may be entitled under Section 8.1) or that the making or funding of SOFR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of those Lenders materially affects those Loans.

(b) So long as any circumstances described in a notice delivered pursuant to Section 8.2(a) continue, (i) no Lender will be required to make or convert any Base Rate Loans into SOFR Loans, and (ii) each such Loan will, unless then repaid in full, automatically convert to a Base Rate Loan.

If Administrative Agent reasonably determines (in consultation with Borrower) after the Closing Date that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR, then (i) a comparable or successor floating rate that is, at such time, broadly accepted by the market for loans denominated in Dollars in lieu of the London interbank offered rate as determined by Administrative Agent (in consultation with Borrower) or (ii) if no such broadly accepted comparable successor rate exists at such time, Administrative Agent and Borrower shall endeavor to establish an alternate rate of interest to the Adjusted Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Such selection of a successor rate by Administrative Agent (and Borrower, as applicable) shall be conclusive and binding unless the Required Lenders shall have objected in writing to such successor rate within five Business Days of notice thereof. Notwithstanding anything to the contrary in this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement.

8.3 Changes in Law Rendering SOFR Loans Unlawful. If, after the date of this Agreement, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental authority or other regulatory body charged with the administration thereof, makes it (or in the good faith judgment of any Lender causes a substantial question as to whether it is) unlawful for any Lender to make, maintain, or fund SOFR Loans, then that Lender shall promptly notify each of the other parties to this Agreement and, so long as those circumstances continue, (a) that Lender will not be required to make or convert any Base Rate Loan into a SOFR Loan (but that Lender shall, subject to the other terms of this Agreement, make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into SOFR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of SOFR Loans which would be made or converted into by that Lender at that time in the absence of those circumstances), and (b) each such SOFR Loan will, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a SOFR Loan (an “Affected Loan”) will remain outstanding for the period corresponding to the SOFR Loans of which that Affected Loan would be a part absent those circumstances.

8.4 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any SOFR Loan by causing a foreign branch or Affiliate of that Lender to make that Loan, but each such Loan will be deemed to have been made by that Lender and the obligation of Borrower to repay that Loan will be to that Lender and will be deemed held by the Lender, to the extent of that Loan, for the account of that branch or Affiliate.

8.5 Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in that Lender’s sole judgment, otherwise disadvantageous to that Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) and thereafter that event ceases to exist, that Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender shall designate a different funding office if that designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) and that designation will not, in that Lender’s sole judgment, be otherwise disadvantageous to that Lender.

(b) If Borrower become obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3, or any Lender becomes a Defaulting Lender, then Borrower may designate another financial institution that is acceptable to Administrative Agent in its reasonable discretion (a “Replacement Lender”) to purchase the Loans of that Lender and that Lender’s rights under this Agreement, without recourse to or warranty by, or expense to, that Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to that Lender plus any accrued but unpaid interest on those Loans and all accrued but unpaid fees owed to that Lender and any other amounts owed to that Lender under this Agreement and any other Loan Document, and to assume all the obligations of that Lender under this Agreement. Upon any such purchase and assumption (pursuant to an Assignment Agreement), the applicable Lender will no longer be a party to this Agreement or have any rights under this Agreement (other than rights with respect to indemnities and similar rights applicable to that Lender prior to the date of that purchase and assumption) and will be relieved from all obligations to Borrower under this Agreement, and the Replacement Lender will succeed to the rights and obligations of that Lender under this Agreement.

8.6 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, or 8.3 will be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1, and the provisions of Section 8.1 will survive repayment of the Obligations, cancellation of any Note(s), and termination of this Agreement.

8.7 Benchmark Replacement Setting.

8.7.1 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 8.7.1 will occur prior to the applicable Benchmark Transition Start Date.

8.7.2 Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right, in consultation with Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

8.7.3 Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 8.7.4 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.7.

8.7.4 Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

8.7.5 Benchmark Unavailability Period. Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower Representative may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 9 REPRESENTATIONS AND WARRANTIES.

To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans under this Agreement, Borrower represents and warrants to Administrative Agent and the Lenders on the Closing Date, on the date of any borrowing hereunder and on each other date on which such representations and warranties are expressly deemed made or expressly required to be made under the terms of the Loan Documents, that:

9.1 Organization. Each of the Loan Parties and their Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization, and each of the Loan Parties and their Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, that qualification is required, except for any jurisdiction where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

9.2 Authorization; No Conflict.

(a) Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies under this Agreement, and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.

(b) The execution, delivery, and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower under this Agreement, do not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval that has been obtained and is in full force and effect); (ii) conflict with (A) any provision of applicable law in any respect that would reasonably be expected to have a Material Adverse Effect, (B) the organizational documents or governing documents of any Loan Party, or (C) any agreement, indenture, instrument, or other document, or any judgment, order, or decree, that is binding upon any Loan Party or any of their respective properties that would reasonably be expected to have a Material Adverse Effect; or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents or otherwise permitted under the terms of this Agreement).

9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid, and binding obligation of that Person, enforceable against that Person in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition. The Financial Statements, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (except as expressly stated therein and subject, in the case of any such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates covered in the Financial Statements and the results of their operations for the periods then ended.

9.5 No Material Adverse Change. Since December 31, 2020, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Loan Parties and their Subsidiaries, taken as a whole.

9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Loan Parties’ knowledge, threatened in writing against any of the Loan Parties and their Subsidiaries that could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than liability incident to any such litigation or proceedings, none of the Loan Parties and their Subsidiaries has any material contingent liabilities that are not listed in Schedule 9.6 or permitted by Section 11.1.

9.7 Ownership of Properties; Liens. Each of the Loan Parties and their Subsidiaries owns good title to and, in the case of owned real property, marketable title to, and in the case of leased real property, a valid leasehold interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including Intellectual Property), free and clear of all Liens, charges, and claims, except as permitted by Section 11.2.

9.8 Equity Ownership. All issued and outstanding Equity Interests of each of the Loan Parties and their Subsidiaries are, to the extent applicable, duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Administrative Agent, and all such Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Equity Interests of each of the Loan Parties and their Subsidiaries as of the Closing Date. All of the issued and outstanding Equity Interests of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, or other similar agreements or understandings for the purchase or acquisition of any Equity Interests of any of the Loan Parties and their Subsidiaries.

9.9 Pension Plans.

(a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed 20% of the Total Plan Liability for all such Pension Plans. Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (i) each Pension Plan complies with all applicable requirements of law and regulations; (ii) no contribution failure under Section 430 of the Code, Section 303 of ERISA, or the terms of any Pension Plan has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA; (iii) there are no pending or, to the knowledge of Borrower, threatened claims, actions, investigations, or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Borrower or any other member of the Controlled Group with respect to a Pension Plan or Multiemployer Plan; (iv) neither Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Pension Plan; and (vi) no Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan.

(b) To the knowledge of Borrower, all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law. Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (i)neither Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan; and (ii) neither Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is or may become insolvent.

9.10 Investment Company Act. No Loan Party is required to register as an “investment company” under the Investment Company Act of 1940.

9.11 Compliance with Laws Consents; Certain Actions.

(a) Each of the Loan Parties and their Subsidiaries is in compliance in all respects with the requirements of all laws and all orders, writs, injunctions, and decrees applicable to it or to its properties, except where (a) that requirement of law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Loan Parties and their Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary as of the Effective Date to continue their respective businesses as currently conducted, in each case except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

(c) As of the Closing Date, no Governmental Authority has taken action to suspend, revoke or terminate any material permit or material license of any Loan Party (excluding, for avoidance of doubt, any voluntary termination or expiration of any such license or permit initiated by a Loan Party prior and unrelated to any such action by Governmental Authority).

(d) As of the Closing Date, (i) no class action claims (in court or in arbitration) have been asserted or threatened in writing and no more than 1,000 substantially similar claims (in court or in arbitration) have been asserted or threatened in writing, such that one or more such claims or actions individually or in the aggregate involve potential monetary relief against the Loan Parties exceeding the Threshold Amount or challenge the legality of revenues generated by the Loan Parties exceeding the Threshold Amount, as measured over the most recently ended calendar year, except where such claim(s) could not reasonably be expected to result in a Material Adverse Effect, and (ii) no actions have been initiated or threatened in writing by any Governmental Authority (or initiated defensively by any Loan Party against any Governmental Authority), such that one or more such claims or actions individually or in the aggregate involve potential monetary relief against the Loan Parties exceeding the Threshold Amount or challenge the legality of revenues generated by the Loan Parties exceeding the Threshold Amount, as measured over the most recently ended calendar year, provided that the actions identified on Schedule 9.11(d) shall not by themselves be deemed a violation of this representation and warranty.

9.12 Regulation T, U, X. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (under Regulations T, U or X of the Federal Reserve Board of Governors).

9.13 Taxes. Each of the Loan Parties and their Subsidiaries has timely filed all material tax returns and reports required by law to have been filed by it and has paid all material Taxes due and payable with respect to each such return, except any such Taxes or charges that (a) are not delinquent, (b) remain payable without penalty or interest, or (c) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on that Loan Party’s or that Subsidiary’s books. The Loan Parties and their Subsidiaries have made adequate reserves on their books and records in accordance with GAAP for all Taxes that have accrued but which are not yet due and payable.

9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing under this Agreement and the use of the proceeds thereof, with respect to Borrower, individually, and the Loan Parties taken as a whole, (a) the fair value of its or their assets is greater than the amount of its or their liabilities (including disputed, contingent and unliquidated liabilities) as that value is established and liabilities evaluated in accordance with GAAP; (b) the present fair saleable value of its or their assets is not less than the amount that will be required to pay the probable liability on its or their debts as they become absolute and matured; (c) it is, and they are, able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) it does not, and they do not, intend to, and it does not, and they do not, believe that it or they will, incur debts or liabilities beyond its or their ability to pay as those debts and liabilities mature; and (e) it is not, and they are not, engaged in or about to engage in business or a transaction for which its or their property would constitute unreasonably small capital.

9.15 Environmental Matters. The on-going operations of each of the Loan Parties and their Subsidiaries comply in all respects with all Environmental Laws, except for non-compliance that could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each of the Loan Parties and their Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations, and other approvals required under any Environmental Law and required for their respective ordinary course operations and each of the Loan Parties and their Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any of the Loan Parties and their Subsidiaries and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries, and none of the properties or operations of the Loan Parties and their Subsidiaries, is subject to, and none of the Loan Parties and their Subsidiaries reasonably anticipates the issuance of, (a) any written order from or agreement with any federal, state, or local governmental authority, or (b) any judicial or docketed administrative or other proceeding respecting any Environmental Law, Environmental Claim, or Hazardous Substance that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Hazardous Substances have been released or are present at any property, arising from operations prior to the Closing Date, or relating to any waste disposal of any Loan Party or any Subsidiary thereof that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties and their Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement, or other risk assumption arrangement involving any of the Loan Parties and their Subsidiaries). Each of the Loan Parties and their Subsidiaries and their respective properties are insured, in all material respects, with what are reasonably believed by Borrower to be financially sound and reputable insurance companies that are not Affiliates of the Loan Parties, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies of similar size, engaged in similar businesses, and owning similar properties in localities where the Loan Parties and their Subsidiaries operate.

9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any of the Loan Parties and their Subsidiaries.

9.18 Information. All information (other than the projections and forecasts referred to below and information of a general economic or general industry nature) heretofore or contemporaneously with this Agreement furnished in writing by any of the Loan Parties and their Subsidiaries to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated by this Agreement is, and all written information (other than the projections and forecasts referred to below and information of a general economic or general industry nature) hereafter furnished by or on behalf of any of the Loan Parties and their Subsidiaries to Administrative Agent or any Lender pursuant to or in connection with this Agreement will be, when furnished, taken as a whole, true and accurate in all material respects as of the date on which such information is delivered or certified and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto that are made in accordance with the terms of the Loan Documents). All projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections, assumptions or forecasts; provided that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results.

9.19 Location of Bank Accounts. Schedule 9.19 sets forth a complete and accurate list as of the Closing Date of all deposit, checking, and other bank accounts, all securities and other accounts maintained with any broker dealer or other securities intermediary, and all other similar accounts maintained by each Loan Party, together with a description thereof (including the bank, broker dealer, or securities intermediary at which each such account is maintained and the account number and the purpose thereof).

9.20 [Reserved].

9.21 Intellectual Property. Except as set forth on Schedule 9.21, each of the Loan Parties and their Subsidiaries owns or licenses or otherwise has the right to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, and other intellectual property rights (“Intellectual Property”) that are reasonably necessary for the operation of its business as currently conducted, without infringement upon or conflict with the Intellectual Property rights of any other Person with respect thereto, except for any infringements and conflicts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 9.21 is a complete and accurate list as of the Closing Date of all such material Intellectual Property of each of the Loan Parties and their Subsidiaries. The operation of the business of the Loan Parties, as currently conducted, does not infringe upon or conflict with any Intellectual Property rights owned by any other Person, and no claim or litigation regarding any Intellectual Property rights of any other Person is pending or threatened against the Loan Parties or any of their Subsidiaries, except for any infringements and conflicts that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.22 [Reserved].

9.23 Employee and Labor Matters. Except as could not reasonably be expected to result, individually or in the aggregate, in Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or any Subsidiary thereof before any governmental authority and no grievance or arbitration proceeding pending or threatened against any of the Loan Parties and their Subsidiaries that arises out of or under any collective bargaining agreement; and (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of Borrower, threatened against any of the Loan Parties and their Subsidiaries.

9.24 [Reserved].

9.25 Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 9.25 sets forth a complete and accurate list as of the Closing Date of (a) the exact legal name of each of the Loan Parties and their Subsidiaries; (b) the jurisdiction of organization of each of the Loan Parties and their Subsidiaries; (c) the organizational identification number of each Loan Party (or indicates that that Loan Party has no organizational identification number); (d) each place of business of each of the Loan Parties and their Subsidiaries; (e) the chief executive office of each of the Loan Parties and their Subsidiaries; and (f) the federal employer identification number of each Loan Party.

9.26 Locations of Collateral. There is no location at which any Loan Party has any material portion of Collateral (except for inventory in transit in the ordinary course of business) other than those locations listed on Schedule 9.26. Schedule 9.26 contains a true, correct, and complete list, as of the Closing Date, of the names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and that named Person’s assigns.

9.27 Security Interests. The Guaranty and Collateral Agreement creates in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a legal, valid, and enforceable security interest in the Collateral. Upon the filing of the UCC-1 financing statements described in Section 12.1.15 and the recording of the collateral assignments referred to in the Guaranty and Collateral Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the security interests in and Liens on the Collateral granted under the Guaranty and Collateral Agreement (to the extent such Collateral can be perfected by the filing of UCC-1 financing statements or recording such collateral assignments and the taking of such other action required by this Agreement and the Collateral Documents) will be perfected, first-priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection, or enforcement of those security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law; and (b) the recording of the collateral assignments referred to in the Guaranty and Collateral Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyright registrations.

9.28 No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt under this Agreement or under any other Loan Document.

9.29 Hedging Agreements. None of the Loan Parties and their Subsidiaries is a party to, nor will it be a party to, any Hedging Agreement other than a bona fide (not speculative) Hedging Agreement.

9.30 OFAC. Each of Borrower and its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of Borrower, its Subsidiaries or its or their respective Affiliates is (a) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions; (b) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with that Person; or (c) controlled by (including, without limitation ,by virtue of that Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

9.31 Patriot Act. Each of Borrower and its Subsidiaries and its and their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V) and any other enabling legislation or executive order relating thereto; (b) the Patriot Act; and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 10 AFFIRMATIVE COVENANTS.

Until Payment in Full, Borrower shall, unless at any time the Required Lenders otherwise expressly consent in writing, do the following:

10.1 Reports, Certificates and Other Information. Furnish to Administrative Agent and each Lender:

10.1.1 Annual Reports. On or prior to the date that is the earlier of (x) one hundred twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2021) and (y) the date following the end of a Fiscal Year (commencing with the Fiscal Year ending December 31, 2021) by which Parent is required to file Form 10-K with the SEC, (i) the consolidated balance sheet of Borrower as at the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of Borrower for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing or another accounting firm reasonably acceptable to Administrative Agent (which report shall not be subject to a “going concern” or scope of audit qualification (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, (x) the maturity (or impending maturity) of any Debt or (y) any breach or anticipated breach of any financial covenant hereunder), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP in all material respects.

10.1.2 Quarterly Reports. Within sixty (60) days after the end of the first three Fiscal Quarters of each Fiscal Year, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of that Fiscal Quarter, together with consolidated statements of earnings and a consolidated statement of cash flows for that Fiscal Quarter and for the period beginning with the first day of that Fiscal Year and ending on the last day of that Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for that period of the current Fiscal Year, together with a management discussion and analysis, all certified by a Senior Officer of the Company.

10.1.3 Monthly Reports. Promptly when available and in any event within 30 days after the end of each month, (i) unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of that month, together with consolidated statements of earnings and, if prepared for internal use, a consolidated statement of cash flows for that month and for the period beginning with the first day of that Fiscal Year and ending on the last day of that month and (ii) a certificate setting forth (1) Adjusted Revenue for such month, (2) the amount of Liquidity and Unrestricted Cash as at the end of such month and (3) a snapshot and roll forward report with supporting documents reflecting credit performance of the Company’s credit and financial products, including Credit Builder Plus and InstaCash and such other products as Administrative Agent may request from time to time.

Notwithstanding the foregoing, the obligations in Sections 10.1.1 and 10.1.2 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing the Form 10-K or 10-Q of Parent filed with the SEC; provided that, (i) if (1) such financial statements relate to such other Person, such financial statements or the Form 10-K or Form 10-Q, as applicable, shall be accompanied by consolidating information (which need not be audited) that summarizes in reasonable detail the differences between the information relating to such Person, on the one hand, and the information relating to Borrower and its consolidated subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Senior Officer of Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 10.1.1, such statements shall be accompanied by an audit report that would satisfy the applicable requirements set forth in Section 10.1.1 as if the references to “Borrower” therein were references to such Person; provided further, the Company shall notify Administrative Agent upon any such filing.

10.1.4 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly certified calculation of Enterprise Value as of the last day of the most recently ended annual and/or quarterly period, as applicable, and a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of that annual report or those statements and signed by a Senior Officer of the Company, containing (a) a computation of each of the financial ratios and restrictions set forth in Section 11.12; (b)  a certification to the effect that that Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (c) a written statement of the Company’s management setting forth a discussion of the Company’s and its Subsidiaries’ financial condition, changes in financial condition, and results of operations.

10.1.5 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic, or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.6 Notice of Default, Litigation, and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Parties and their Subsidiaries affected thereby with respect thereto:

(a) the occurrence of a Default or an Event of Default;

(b) the commencement of, or any material adverse development in, any litigation or proceeding affecting any of the Loan Parties and their Subsidiaries or their respective property (i) in which the amount of damages claimed is $2,000,000 (or its equivalent in another currency or currencies) or more in the aggregate for all such litigations or proceedings; (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document; or (iii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) (i) the institution of any steps by Borrower or any other member of the Controlled Group or the PBGC to terminate any Pension Plan under Section 4041(c) or Section 4042 of ERISA; (ii) the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if that failure is sufficient to give rise to a Lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan; (iii) the taking of any action with respect to a Pension Plan that would result in the requirement that any Loan Party furnish a bond or other security to the PBGC or that Pension Plan; (iv) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan that could result in the incurrence by any member of the Controlled Group of any material liability, fine, or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan); (v) any notice received by Borrower or any other member of the Controlled Group that any Multiemployer Pension Plan is or is reasonably expected to become insolvent; or (vi) a Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan that could reasonably be expected to result in Obligations or other liability to any Loan Party in excess of $3,000,000;

(d) (i) any action by any Governmental Authority to suspend, revoke or terminate any material permit or material license of any Loan Party (excluding, for avoidance of doubt, any voluntary termination or expiration of any such license or permit initiated by a Loan Party prior and unrelated to any such action by Governmental Authority), (ii) any assertion or threat in writing of any class action claims (in court or in arbitration) or 1,000 substantially similar claims (in court or in arbitration), such that one or more such claims or actions individually or in the aggregate involve potential monetary relief against the Loan Parties exceeding the Threshold Amount or challenge the legality of revenues generated by the Loan Parties exceeding the Threshold Amount, as measured over the most recently ended calendar year and (iii) any action initiated or threatened in writing by any Governmental Authority (or initiated defensively by any Loan Party against any Governmental Authority), such that one or more such claims or actions individually or in the aggregate involve potential monetary relief against the Loan Parties exceeding the Threshold Amount or challenge the legality of revenues generated by the Loan Parties exceeding the Threshold Amount, as measured over the most recently ended calendar year;

(e) any cancellation or material change in any material insurance maintained by any Loan Party;

(f) any material violation of, or material non-compliance with, any material requirement of law by any Loan Party; or

(g) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, or (ii) the enactment or effectiveness of any law, rule, or regulation) in each case that could reasonably be expected to result in a Material Adverse Effect.

10.1.7 Real Estate. Promptly upon any of the Loan Parties and their Subsidiaries acquiring or leasing any real property after the Closing Date, an updated version of Schedule 9.17 showing information as of the date of delivery.

10.1.8 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower by independent auditors in connection with each annual or interim audit made by those auditors of the books of Borrower.

10.1.9 Projections. Unless otherwise waived in the sole discretion of Administrative Agent, as soon as practicable, and in any event not later than 75 days after the first day of each Fiscal Year (and, solely to the extent otherwise prepared by Borrower, within 75 days after the consummation of any Permitted Acquisition; provided that such financial projections shall be required to be prepared and delivered by Borrower for any Permitted Acquisition or series of related Permitted Acquisitions involving consideration individually or in the aggregate in excess of $50,000,000), financial projections for the Company and its Subsidiaries for such current Fiscal Year (including a business plan, monthly operating and cash flow budgets and a capital expenditures budget) prepared in a manner consistent with the projections delivered by Borrower to Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent (which financial projections and forecasts shall be based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of delivery by Borrower to Administrative Agent (it being understood that actual results during the period or periods covered by any such projections may differ materially from projected or forecasted results)).

10.1.10 Other Information. Promptly from time to time, all other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning any of the Loan Parties and their Subsidiaries or their respective properties or business as any Lender or Administrative Agent reasonably requests.

10.2 Books, Records, and Inspections. Keep, and cause each of the Loan Parties and their Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, any Lender or Administrative Agent or any representative, agent, or advisor thereof to inspect the properties and operations of the Loan Parties and their Subsidiaries; and permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, at any reasonable time (on a Business Day) and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or Administrative Agent or any representative, agent, or advisor thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes all such independent auditors to discuss those financial matters with any Lender or Administrative Agent or any representative, agent, or advisor thereof), and to examine (and photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, Administrative Agent and its representatives, agents, and advisors to inspect the inventory and other tangible assets of the Loan Parties and their Subsidiaries, to perform appraisals of the equipment of the Loan Parties and their Subsidiaries, and to inspect, audit, conduct physical counts and perform valuations thereof, and to audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to inventory, accounts, and any other Collateral. All such visits, inspections, appraisals or audits by Administrative Agent and its representatives, agents, and advisors will be at Borrower’s expense, except that other than during a Default or Event of Default, (i) there shall not be more than two (2) such visits, inspections, appraisals or audits conducted by Administrative Agent in any Fiscal Year and (ii) Borrower will not be required to reimburse Administrative Agent in any Fiscal Year for more than $100,000 for such visits, inspections, appraisals, or audits.

10.3 Maintenance of Property; Insurance.

(a) Except as otherwise permitted hereunder, keep, and cause each of the Loan Parties and their Subsidiaries to keep, all material property useful and necessary in the business of the Loan Parties and their Subsidiaries in good working order and condition, ordinary wear and tear and casualty excepted.

(b) Maintain, and cause each of the Loan Parties and their Subsidiaries to maintain, with responsible insurance companies, all insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it, general liability insurance and business interruption insurance in such amounts and duration, and with such deductibles, is customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower, or the applicable Subsidiary operates, and all other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which must insure against all risks and liabilities of the type identified on Schedule 9.16 and must have insured amounts no less than, and deductibles no higher than, those set forth on that schedule; and, upon request of Administrative Agent or any Lender, furnish to Administrative Agent or that Lender original or electronic copies of policies evidencing that insurance and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and their Subsidiaries. Borrower shall cause each issuer of an insurance policy in respect of any Loan Party to provide Administrative Agent with an endorsement (i) showing Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming Administrative Agent as an additional insured with respect to each policy of liability insurance; (ii) providing that thirty (30) days’ notice will be given to Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to that policy; and (iii) reasonably acceptable in all other respects to Administrative Agent. Each Loan Party shall execute and deliver to Administrative Agent a collateral assignment, in form and substance satisfactory to Administrative Agent, of each business interruption insurance policy maintained by that Loan Party.

(c) Unless Borrower provides Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrower’s expense, after notice to Borrower, to protect Administrative Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect any Loan Party’s interests. The coverage that Administrative Agent purchases might not pay any claim that is made against any Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and any other charges that might be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing under this Agreement. The costs of the insurance may be more than the cost of the insurance the Loan Parties might be able to obtain on their own.

10.4 Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each of the Loan Parties and their Subsidiaries to comply, in all respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) Without limiting Section 10.4(a), ensure, and cause each of the Loan Parties and their Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls any of the Loan Parties and their Subsidiaries is (i) listed on the SDN List maintained by OFAC and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order, or regulation; or (ii) a Person designated under Section 1(b), (c), or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders.

(c) Without limiting Section 10.4(a), comply, and cause each of the Loan Parties and their Subsidiaries to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(d) File all federal, state and other material tax returns and reports required to be filed, and cause each of the Loan Parties and their Subsidiaries to pay all federal, state and other taxes, assessment, fees and other governmental charges levied or imposed upon them or their properties, income or assets as the same shall become due and payable, but none of the Loan Parties and their Subsidiaries will be required under this Section 10.4(d) to pay any such tax or charge so long as the failure to do so could not reasonable be expected to have a Material Adverse Effect or that Loan Party or that Subsidiary is contesting the validity thereof in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and, in the case of a claim that could become a Lien on any Collateral, those contest proceedings stay the foreclosure of that Lien or the sale of any portion of the Collateral to satisfy that claim.

(e) Each of the Loan Parties and their Subsidiaries obtain and maintain all consents, approvals and authorizations of, make all declarations or filings with, and give all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, in each case except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.4) cause each of the Loan Parties and their Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes that qualification necessary (other than any such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds. Use the proceeds of the Loans solely to repay the Debt to be Repaid, for working capital purposes, repayment of Term A-2 Loans with Term B Loans or Incremental Loans and for other general business purposes and any other purpose not prohibited by this Agreement (including Permitted Acquisitions); and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7 Employee Benefit Plans.

(a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations;

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan; and

(c) Not, and not permit any other member of the Controlled Group to, (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that could reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan;

unless the actions or events described in clauses (a), (b), and/or (c) individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.8 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances occurs or has occurred on any real property or any other assets of any of the Loan Parties and their Subsidiaries, then Borrower shall, or shall cause the applicable Loan Party or the applicable Subsidiary of a Loan Party to, cause the prompt containment and removal of those Hazardous Substances and the remediation of that real property or other assets as necessary to materially comply with all applicable Environmental Laws and to preserve in all material respects the value of that real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause the Loan Parties and their Subsidiaries to, comply in all material respects with any applicable federal or state judicial or administrative order requiring the performance at any real property of any of the Loan Parties and their Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance. Borrower shall, and shall cause its Subsidiaries to, dispose of all Hazardous Substances in compliance in all material respects with Environmental Laws.

10.9 Lender Meetings. Upon the request of Administrative Agent (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once in any Fiscal Quarter) and upon reasonable prior notice, participate in customary meetings with Administrative Agent and Lenders (at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) or by teleconference at such time as may be reasonably agreed to by Borrower and Administrative Agent, to discuss business, financial, legal, regulatory, product offering and/or other customary matters relating to the Company and its Subsidiaries (including related participation and follow-up by counsels to the Company and Administrative Agent).

10.10 Further Assurances. Take, and cause each other Loan Party to take, all actions as are necessary or as Administrative Agent or the Required Lenders reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first-priority perfected Lien in favor of Administrative Agent (subject to Permitted Liens) on the Collateral and guaranteed by each Loan Party (including, within thirty (30) days of the acquisition or creation thereof (or any longer period Administrative Agent agrees to in its sole discretion), any Subsidiary acquired or created after the Closing Date, but excluding each Excluded Subsidiary) and as Administrative Agent reasonably determines, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages (including, without limitation, leasehold mortgages), deeds of trust (including, without limitation, leasehold deeds of trust), financing statements, opinions of counsel, and other documents, in each case in form and substance reasonably satisfactory to Administrative Agent, and the filing or recording of any of the foregoing; (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession to the extent required by the terms of the Guaranty and Collateral Agreement; and (iii) with respect to any real property acquired by any Loan Party after the Closing Date in which such Loan Party has a fee interest, the delivery with respect to real property with a value in excess of $500,000 (to the extent requested by Administrative Agent) within seventy-five (75) days after the date that real property was acquired (or any longer period Administrative Agent agrees to in its sole discretion) of a duly executed Mortgage with respect to that real property providing for a fully perfected Lien, in favor of Administrative Agent, in all right, title and interest of the applicable Loan Party in that real property, together with all Mortgage-Related Documents and a legal opinion of special counsel for the applicable Loan Party for the state in which that real property is located in form and substance reasonably acceptable to Administrative Agent.

10.11 Deposit Accounts. Unless Administrative Agent otherwise consents in writing, from and after the date which is forty-five (45) days after the Closing Date (or such later date as Administrative Agent may agree), maintain, and cause each other Loan Party to maintain, all of their deposit accounts and securities accounts, other than Excluded Deposit Accounts, with an institution that has entered into one or more Control Agreements with Administrative Agent and the applicable Loan Party granting “control” (as defined in the UCC) of each applicable account to Administrative Agent.

10.12 Collateral Access Agreements. If requested by Administrative Agent in writing with respect to any property leased by any Loan Party in which Collateral is located or books and records relating thereto are maintained, the Company shall use reasonable best efforts to promptly deliver a Collateral Access Agreement with respect to such premises. The parties agree that failure to deliver any such Collateral Access Agreement after application of such commercially reasonable efforts shall not be a Default or Event of Default hereunder.

10.13 Guarantor Joinders. Within 45 days after the Closing Date (or such longer period as the Administrative Agent may agree), cause each Subsidiary of Parent as of the Closing Date that is not a Loan Party as of the Closing Date (other than any Excluded Subsidiary) to become a Guarantor under the Loan Documents and otherwise satisfy the requirements set forth in Section 10.10 hereof with respect thereto (it being understood and agreed that no opinions of counsel shall be required in connection with the satisfaction of this Section 10.13 to the extent that the Subsidiaries becoming Guarantors pursuant to this Section 10.13 do not in the aggregate comprise more than 10% of assets or revenues of Parent and its Subsidiaries on a consolidated basis).

Section 11 NEGATIVE COVENANTS

Until Payment in Full, Borrower (and, for purposes of Section 11.4, Parent) shall, unless at any time the Required Lenders otherwise expressly consent in writing, do the following:

11.1 Debt. Not, and not permit any of the Loan Parties and their Subsidiaries to, create, incur, assume, or suffer to exist any Debt, except the following:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt of any of the Loan Parties and their Subsidiaries secured by Liens permitted by Section 11.2(d), so long as the aggregate amount of all such Debt at any time outstanding does not exceed $2,000,000;

(c) (i) Debt of any Loan Party to any other Loan Party; (ii) Debt of any Subsidiary which is not a Loan Party owing to a Loan Party so long as the aggregate amount at any time outstanding is otherwise permitted as an Investment under Section 11.9; (iii) Debt of any Loan Party owing to any Subsidiary which is not a Loan Party, which is expressly subordinated to the Obligations pursuant to the Intercompany Subordination Agreement; and (iv) Debt of any Subsidiary which is not a Loan Party to any other Subsidiary which is not a Loan Party;

(d) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(e) Debt of any Loan Party to any employee, officer, or director or any such Person’s spouse, estate, or estate-planning vehicle to repurchase Equity Interests from that Person upon the death, disability, or termination of employment of that employee, officer of director, so long as the aggregate amount of all such Debt at any time outstanding does not exceed $1,000,000;

(f) Hedging Obligations incurred for bona fide hedging purposes and not for speculative purposes;

(g) Debt described on Schedule 11.1 and any extension, renewal, replacement or refinancing thereof so long as the principal amount thereof is not increased;

(h) the Debt to be Repaid (so long as that Debt is repaid on the Closing Date with the proceeds of the initial Loans under this Agreement);

(i) Contingent Liabilities arising with respect to (i) customary indemnification obligations by any of the Loan Parties and their Subsidiaries in favor of purchasers in connection with dispositions permitted under Section 11.4, and (ii) agreements providing for indemnification, workers’ compensation claims, self-insurance obligations, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds, appeals bonds or performance bonds securing the performance of any Loan Party pursuant to such agreements, in connection with Permitted Acquisitions, in each case in each of the foregoing, not in the form of Funded Debt and (iii) the guaranty by a Loan Party or any Subsidiary thereof of a lease, sublease, license, or sublicense entered into in the ordinary course of business or such other Debt permitted by the terms of this Agreement by another Loan Party or any Subsidiary thereof;

(j) Debt in respect of credit cards, credit card processing services, debit cards, stored value cards, purchasing cards, clearinghouse arrangements, netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(k) Debt existing on the Closing Date and set forth on Schedule 11.1;

(l) Subordinated Debt;

(m) Debt acquired in connection with a Permitted Acquisition, including Debt to pay indemnification, contingent purchase price payments, or other purchase price adjustments, but solely to the extent (i) the business, division or assets acquired generated positive EBITDA for the four consecutive fiscal quarters most recently ended prior to that Acquisition and (ii) the amount of Debt so assumed in connection with any such Permitted Acquisition is not more than 4.0x the amount of EBITDA generated by the business, division or assets acquired, in an aggregate outstanding amount not at any time exceeding $25,000,000; provided that (i) such Debt was not incurred in contemplation of such Permitted Acquisition and (ii) such Debt is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) and the proceeds, products, replacements and accessions thereof;

(n) Debt of any SPV Financing Entity with respect to any purchase of accounts receivable, loan financing, warehouse, or other similar agreement, which shall not include any obligation or Debt of Borrower or any other Subsidiary that is not an SPV Financing Entity, so long as such debt is non-recourse to the Loan Parties and their Subsidiaries (other than any SPV Financing Entity) other than customary limited recourse items;

(o) Debt consisting of the financing of insurance premiums;

(p) other unsecured Debt of the Loan Parties and their Subsidiaries in an aggregate outstanding amount not at any time exceeding (x) prior to the EBITDA Trigger Date, $5,000,000 and (y) following the EBITDA Trigger Date, $15,000,000;

(q) to the extent constituting Debt, earn-out obligations incurred in connection with Permitted Acquisitions, so long as (i) the aggregate amount of all such Debt at any time outstanding (determined by reference to the maximum potential amount of any such Debt if the earn-out obligations become fully-earned) does not exceed $10,000,000 plus the Malka Earn-Out, the Malka Make-Whole and the Even Financial Earn-Out and (ii) any such earn-out obligations other than the Malka Earn-Out, the Malka Make-Whole and Even Earn-Out are subordinated in right of payment to the Obligations;

(r) Debt constituting taxes, assessments, municipal or other governmental charges to the extent non-payment of any such amounts does not otherwise constitute a Default or Event of Default;

(s) unsecured Debt to trade creditors and pursuant to credit cards incurred in the ordinary course of business;

(t) Debt incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(u) Debt secured by Liens permitted under Section 11.2(c);

(v) to the extent constituting Debt, Investments permitted pursuant to Section 11.9;

(w) Debt comprised of letters of credit and other credit support obligations in an aggregate principal amount not to exceed $10,000,000 which, if secured, is secured by Liens permitted pursuant to Section 11.2(s).

(x) (x) (i) any obligations incurred under ERISA or under any employee consulting agreements, (ii) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis) and (iii) liabilities associated with customer prepayments and deposits;

(y) any Permitted Convertible Debt;

(z) any Incremental Equivalent Debt; and

(aa) extensions, refinancings, modifications, amendments and restatements of any items of Debt incurred pursuant to (a), (b), (c), (l), (m), (q), (t), (w), (y) and (z) above, provided that the principal amount thereof is not increased.

To the extent Debt which is permitted to be incurred hereunder is incurred directly by a Loan Party or other Person and guaranteed by another Loan Party or any other Person the guarantee of such Debt shall be permitted under this Section 11.1 and this Agreement, without duplication.

11.2 Liens. Not, and not permit any of the Loan Parties and their Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets, or rights of whatsoever nature (whether now owned or hereafter acquired), except the following:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty, or being diligently contested in good faith by appropriate proceedings (as determined by Borrower in good faith), and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b) Liens arising in the ordinary course of business any of the Loan Parties and their Subsidiaries (such as (i) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c) Liens described on Schedule 11.2 as of the Closing Date and replacements, renewals and extensions thereof on the assets currently subject to those Liens;

(d) subject to the limitation set forth in Section 11.1(b), the following: (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased); (ii) Liens existing on property at the time of the acquisition thereof by any of the Loan Parties and their Subsidiaries (and not created in contemplation of that acquisition); and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring that property, so long as any such Lien attaches to the applicable property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, and other similar real property charges or encumbrances, minor defects or irregularities in title, and other similar real property Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary thereof;

(f) leases, subleases, licenses, or sublicenses of the assets or properties of any of the Loan Parties and their Subsidiaries, in each case entered into in the ordinary course of business and not interfering in any material respect with the business of any of the Loan Parties and their Subsidiaries;

(g) customary set-off rights against depository accounts permitted under this Agreement in favor of banks at which any of the Loan Parties and their Subsidiaries maintains any such depository accounts, so long as those set-off rights secure only the obligations of that Loan Party or that Subsidiary to pay ordinary course fees and bank charges;

(h) Liens consisting of precautionary filings of UCC financing statements filed with respect to Operating Leases permitted under this Agreement and any interest of title of a lessor under any Operating Lease permitted under this Agreement;

(i) Liens arising under the Loan Documents;

(j) Liens arising from judgments in circumstances not constituting an Event of Default;

(k) Liens arising out of the sale or transfer to an SPV Financing Entity of consumer loans, cash advance receivables or membership receivables made in compliance with the terms of this Agreement, including Liens perfected by the filing of a Uniform Commercial Code financing statement covering such consumer loans, cash advance receivables or membership receivables naming Borrower, as “debtor” or “seller,” and any grant of a “back-up” security interest in favor of such SPV Financing Entity in connection with any such sale or transfer;

(l) Liens in the form of cash collateralization to secure reimbursement obligations with respect to automated clearing house treasury management arrangements, credit cards, credit card processing services, debit cards, stored value cards, and purchase cards obtained in the ordinary course of business and otherwise permitted hereunder;

(m) to the extent constituting a Lien, any interest of a lessor or licensor (including any sublessor or sublicensor) under any lease or license (including any sublease or sublicense) entered into by Borrower or any Subsidiary in the ordinary course of business and covering only the assets so leased or licensed (but excluding any Capital Lease or purchase-money transaction covered by clause (c) above);

(n) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 13.1.8;

(o) Liens existing on the Closing Date and set forth on Schedule 11.2;

(p) other Liens with respect to obligations that do not in the aggregate exceed $3,000,000 at any time outstanding;

(q) Liens securing Debt permitted in accordance with Section 11.1(r); provided that such Liens were not granted in contemplation of such Permitted Acquisition;

(r) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(s) Liens on cash, Cash Equivalent Investments or other marketable securities to secure letters of credit and other credit support obligations of the Company and its Subsidiaries in an amount up to 105% of the face amount thereof; and

(t) Liens on securing Incremental Equivalent Debt permitted pursuant to Section 2.1.2(f); provided that a representative acting on behalf of the lenders or investors providing such Debt shall have entered into a Subordination Agreement (and the Lenders hereby authorize and direct the Administrative Agent to enter into any such Subordination Agreement).

11.3 Restricted Payments. Not, and not permit any of the Loan Parties and their Subsidiaries to, (i) make any dividend or distribution to any holders of its Equity Interests; (ii) purchase or redeem any of its Equity Interests; (iii) pay any management fees, transaction-based fees, or similar fees to any of its equity holders or any Affiliate thereof; (iv) make any payment on account of Debt that has been contractually subordinated in right of payment to the Obligations if that payment is not permitted at that time under the applicable subordination terms and conditions; (v) make any voluntary or mandatory prepayment of principal with respect to any unsecured Debt or any Debt secured by a Lien that is junior to the Liens securing the Obligations (any prepayments or payments of the type describe in foregoing clauses (d) and (e), a “Junior Debt Payment”); or (vi) set aside funds for any of the foregoing, except that any Subsidiary may pay dividends or make other distributions to a Loan Party and any Loan Party may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower (each of the foregoing clauses (a) though (f), a “Restricted Payment”), except that:

(a) Borrower may make distributions to Parent to pay (x) overhead and administrative legal, accounting and similar fees, costs, and expenses of Parent and (y) customary expenses of directors of Parent and customary expenses for meeting of the board of directors (including compensation expenses), in each case, incurred in the ordinary course of business;

(b) Loan Parties and their Subsidiaries may make payments on account of earn-out obligations permitted pursuant to Section 11.1(q), so long as in the case of such earn-out obligations, (1) immediately before and immediately after giving effect to such payment, no Default or Event of Default exists or would result therefrom and (2) Borrower is in pro forma compliance with all of the financial covenants set forth in Section 11.12 (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered);

(c) Borrower may make payments on account of Subordinated Debt to the extent such payments are permitted pursuant to the terms of the applicable Subordination Agreement;

(d) Borrower may make Restricted Payments in an aggregate amount not to exceed $3,000,000 in any Fiscal Year during the term of this Agreement (1) to any officers to purchase or redeem Equity Interests of Borrower or Parent issued to officers, directors and employees, so long as no Event of Default exists or would result therefrom; (2) to any directors to pay the expenses of directors of Borrower or Parent and expenses for meeting of the board of directors subject to the limitations on amounts contained in this Agreement; and (3) to any officers in the ordinary course of business so long as such payment is to cover reimbursable expenses of such officer

(e) Borrower may make Restricted Payments that are Tax Distributions;

(f) Borrower and each Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person (and, in the case of such a Restricted Payment by a non-wholly owned Subsidiary, to Borrower and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(g) Borrower or any of its Subsidiaries (i) may repurchase Equity Interests if such Equity Interests represent a portion of the exercise price of any option or warrant upon the exercise thereof and (ii) may make cash payments in lieu of issuing fractional or “odd lot” Equity Interests in connection with any Permitted Acquisition or in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent and direct or indirect parent thereof;

(h) Borrower or any of its Subsidiaries may make Restricted Payments in respect of the purchase price, the working capital adjustments, the purchase price adjustments and any holdback obligations in connection with any Permitted Acquisition or other permitted Investments;

(i) Borrower may make Restricted Payments to Parent, the proceeds of which shall be used solely:

(i) to pay franchise Taxes and other fees and Taxes (other than income Taxes) imposed upon it and expenses required to maintain its corporate existence;

(ii) to pay customary salary, bonus and other similar benefits payable to officers and employees of Parent or any direct or indirect parent thereof to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Borrower and its Subsidiaries; or

(iii) to pay insurance premiums to the extent attributable to Parent or any direct or indirect parent thereof;

(j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Loan Parties may make other Restricted Payments in an aggregate amount (x) prior to the EBITDA Trigger Date, not to exceed $350,000 and (y) from and after the EBITDA Trigger Date not to exceed the lesser of $10,000,000 and 10% of EBITDA for the Computation Period most recently ended, in the case of this clause (y) so long as the Total Debt to EBITDA Ratio on a pro forma basis immediately after giving effect to such Restricted Payment does not exceed 4.00:1.00;

(k) to make any payment on behalf of and for the benefit of Borrower or its Subsidiaries that is otherwise permitted to be made by Borrower or its Subsidiaries pursuant to the terms hereof (in lieu of Borrower or such Subsidiary making such payment); provided that any such payment shall be deemed to be made under the applicable basket that Borrower is relying on for purposes of making such payment and such payment shall be treated as if paid by Borrower or such Subsidiary for purposes of calculating Consolidated Net Income, EBITDA and Excess Cash Flow;

(l) any Subsidiary may make a Restricted Payment its equity holders on a pro rata basis (or greater than pro rata basis to any other Subsidiary of Borrower to Borrower);

(m) (x) Parent may pay (and/or Borrower may make Restricted Payments to Parent to enable Parent to pay) the Even Financial Dividend and (y) Parent may pay the Malka Make-Whole in the form of (x) shares of common stock par value $0.0001 per share of Parent and/or (y) solely with the consent of the Administrative Agent, cash (in which case of this clause (y), Borrower may make Restricted Payments to Parent to pay such cash amount);

(n) so long as no Event of Default pursuant to Section 13.1.1, 13.1.4, 13.1.5(a) (solely as a result of failure to comply with Section 11.12) or 13.1.8(b) or (c) exists or would result therefrom, Borrower may make Restricted Payments to Parent to permit Parent to, and Parent may, (i) make interest payments owing to the holders of any Permitted Convertible Debt, so long as the interest rate on such Permitted Convertible Debt is not in excess of 7.00% per annum, and make other customary payments and/or deliveries required by the terms of any Permitted Convertible Debt (including, without limitation, payments due upon required repurchase thereof and/or payments and deliveries due upon conversion thereof), (ii) pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction and (iii) make any payments and/or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or termination thereof);

(o) Borrower or any of its Subsidiaries may make Junior Debt Payments in an aggregate principal amount not to exceed $500,000 in any Fiscal Year so long as at the time of any such prepayment, no Event of Default exists or would result therefrom; and

(p) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Subordinated Debt made by exchange for, or out of the proceeds of, refinancing Debt permitted by Section 11.1.

11.4 Mergers, Consolidations, Sales. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) be a party to any merger or consolidation; (b) sell, transfer, dispose of, convey, or lease any of its assets or Equity Interests (including the sale of Equity Interests of any Subsidiary); (c) sell or assign with or without recourse any receivables; or (d) purchase or otherwise acquire all or substantially all of the assets or any Equity Interests, or any partnership or joint venture interest in, any other Person or make any Acquisition, except the following:

(i) any such merger, consolidation, sale, transfer, acquisition, conveyance, lease, or assignment of or by Borrower or Subsidiary with and into Borrower so long as (A) no other provision of this Agreement would be violated thereby; (B)  Borrower gives Administrative Agent at least five (5) Business Days’ prior written notice of that merger or consolidation (or such shorter notice as Administrative Agent may agree); (C) no Default or Event of Default has occurred and is continuing either before or after giving effect to that transaction; and (D) the Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by that merger or consolidation;

(ii) mergers, consolidations, or Acquisitions which are Permitted Acquisitions;

(iii) sales, leases, assignments, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(iv) the licensing, sublicensing or granting any other right to use on a non-exclusive basis (including the provision of software under an open source license) of Intellectual Property in the ordinary course of business;

(v) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(vi) (i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of any Loan Party or any of its Subsidiaries to the extent no longer used or useful or not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(vii) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party;

(viii) sales, leases, assignments, conveyances, other transfers for value and dispositions of assets, in each case, that constitute a Permitted Asset Disposition;

(ix) subject to the absence of any Default or Event of Default that is continuing or would immediately result therefrom, other Asset Dispositions of Borrower and its Subsidiaries for fair market value in an aggregate amount not to exceed $2,500,000 in any Fiscal Year; provided that with respect to any single Asset Disposition or series of related Assets Dispositions involving assets having a fair market value in excess of $500,000, at least 75% of the consideration for such Asset Disposition, shall consist of Cash or Cash Equivalent Investments; provided further, that the Net Cash Proceeds of such Asset Disposition shall be applied and/or reinvested as (and to the extent) required by this Agreement; and provided, further, that Asset Dispositions pursuant to this clause (ix) may not include any Intellectual Property material to the operation of Borrower’s business;

(x) issuance by Parent or any of its Subsidiaries of its Equity Interests so long as no Change of Control will occur as a result thereof and such issuance is otherwise permitted hereunder;

(xi) dispositions of receivables to an SPV Financing Entity in connection with a receivables factoring, receivable sale or similar transaction (including any warehouse financing);

(xii) any termination or unwinding of any Permitted Bond Hedge Transaction solely to the extent the cash amount payable by Loan Parties as a result of such terminations does not exceed $5,000,000 in the aggregate; and

(xiii) any disposition of Cash and Cash Equivalent Investments in connection with a transaction otherwise permitted by this Agreement.

11.5 Modification of Certain Documents; Organizational Form.

(a) Not permit the organizational documents or governing documents of any Loan Party to be amended or modified in any way that could reasonably be expected to materially adversely affect the interests of the Lenders.

(b) Not change, or allow any Loan Party to change, its state of formation or its organizational form except upon thirty (30) days’ prior notice to Administrative Agent (or such shorter period as Administrative Agent may agree); provided that such Loan Party shall take all actions requested by the Administrative Agent in its sole discretion to maintain a Lien in favor of Administrative Agent (subject to Permitted Liens) on all of the assets of such Loan Party that constitute Collateral prior to any such change.

11.6 Transactions with Affiliates. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into, or cause, suffer, or permit to exist any transaction, arrangement, or contract with any of its other Affiliates involving payments in excess of $250,000 per transaction and $750,000 in the aggregate which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, except:

(a) to the extent expressly permitted by Sections 11.3 and 11.4(i));

(b) transactions relating to agreements listed on Schedule 11.6 as of the Closing Date;

(c) any transaction between or among Parent, Borrower and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(d) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of Parent or of Borrower or any Subsidiary;

(e) the declaration or payment of any Restricted Payment otherwise permitted hereunder;

(f) transactions with customers, clients, suppliers, licensees, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (A) fair to Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of Borrower or the senior management thereof or (B) on terms not substantially less favorable to Borrower and/or its applicable Subsidiary as might reasonably be obtained from a Person other than an Affiliate,

(g) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities (as determined by Borrower in good faith) provided to shareholders under any shareholder agreement and the existence or performance by Borrower or any Subsidiary of its obligations under any such registration rights or shareholder agreement;

(h) any purchase by Parent of the Equity Interests of (or contribution to the equity capital of) Borrower;

(i) any transaction in respect of which Borrower delivers to Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to Borrower or such Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to Borrower or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(j) with respect to any officer of a Loan Party, in connection with such officer’s employment by such Loan Party or, with respect to any director of a Loan Party, in connection with such director acting in such capacity.

11.7 Inconsistent Agreements. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into any agreement containing any provision that would (a) be violated or breached in any material respect by any borrowing by Borrower under this Agreement or by the performance by any Loan Party of any of its Obligations under this Agreement or under any other Loan Document; (b) prohibit any Loan Party from granting to Administrative Agent and the Lenders a Lien on any of its assets (other than Excluded Property (as defined in the Guaranty and Collateral Agreement)); or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party, or (iii) transfer any of its assets or properties to any Loan Party, other than:

(a) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets or Equity Interests of any Subsidiary pending any such sale, so long as those restrictions and conditions apply only to the Subsidiary or assets to be sold and that sale is permitted under this Agreement;

(b) restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);

(c) conditions imposed by any agreement relating to purchase money Debt, Capital Leases, and other secured Debt permitted by this Agreement, so long as those restrictions or conditions apply only to the property or assets securing that Debt;

(d) customary provisions in leases and other contracts restricting the assignment thereof;

(e) customary restrictions that arise in connection with any Lien permitted by clauses (b)(ii), (c), (d), (f), (g), (l), (q), (r) or (s) of Section 11.2 that limit the right of Borrower or any of its Subsidiaries to dispose of or encumber the assets subject to such Liens;

(f) restrictions contained in the Loan Documents;

(g) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements or agreement governing the Debt of any joint venture, (i) relating to the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” parent with respect thereto), (ii) relating to such joint venture or its members and (iii) otherwise entered into in the ordinary course of business;

(h) restrictions on Cash or other deposits permitted hereunder and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits or net worth requirements exist;

(i) restrictions which exist on the Closing Date in the documents set forth on Schedule 11.7;

(j) restrictions contained in documents governing Debt of any Subsidiary that is not a Loan Party permitted hereunder;

(k) provisions restricting the granting of a security interest in Intellectual Property contained in in-bound licenses by Borrower and its Subsidiaries of such Intellectual Property, which in-bound licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property); and

(l) restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority.

11.8 Business Activities. Not, and not permit any of the Loan Parties and their Subsidiaries to, engage in any material line of business other than the businesses engaged (or proposed to be engaged in) in on the Closing Date and businesses reasonably related or reasonably complementary ancillary, synergistic or related thereto.

11.9 Investments. Not, and not permit any of the Loan Parties and their Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a) contributions by Borrower or any Subsidiary to the capital of Borrower or any Loan Party (other than Parent) and contributions by any Excluded Subsidiary to any other Excluded Subsidiary;

(b) Investments constituting Debt permitted by Section 11.1;

(c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d) Cash Equivalent Investments;

(e) subject to Section 10.11, bank deposits in the ordinary course of business;

(f) Investments consisting of securities or instruments received pursuant to a disposition of assets permitted by this Agreement;

(g) Investments constituting Permitted Acquisitions;

(h) Investments acquired in a Permitted Acquisition;

(i) non-cash consideration received pursuant to the consummation of Asset Dispositions and Permitted Acquisitions, in each case permitted under this Agreement;

(j) bank deposits established in accordance with the Loan Documents;

(k) Investments listed on Schedule 11.9 as of the Closing Date;

(l) advances to officers, directors and employees of and its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(m) Investments by Parent and its Subsidiaries in Borrower and its Subsidiaries; provided that Investments by Loan Parties in Subsidiaries that are not Loan Parties outside of the ordinary course of business (i) shall not exceed $5,000,000 at any time outstanding, (ii) shall not be permitted if a Default or an Event of Default has occurred and is continuing and (iii) may not include any Intellectual Property or other assets material to the operation of Borrower’s business;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof in connection with the settlement of delinquent accounts generated in the ordinary course of business or from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(o) (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (i) shall not apply to Investments of Borrower in any Subsidiary and (ii) to the extent not covered by clause (i) above, Investments consisting of consumer loans originated or acquired in the ordinary course of business by Borrower or any Subsidiaries;

(p) Investments consisting of joint ventures or strategic alliances in the ordinary course of business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments pursuant to this clause (p) do not exceed $2,500,000 in the aggregate in any Fiscal Year;

(q) Investments consisting of the licensing or Acquisition of Intellectual Property in the ordinary course of business;

(r) other Investments in an aggregate amount not to exceed $5,000,000; provided any such Investment may not include any material Intellectual Property or other assets material to the operation of Borrower’s business;

(s) deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance, utility and workers’ compensation and similar items, each in the ordinary course of business and securing contractual obligations of a Loan Party, in each case to the extent constituting a Permitted Lien;

(t) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and

(u) the purchase of any Permitted Bond Hedge Transaction by Parent and the performance of its obligations thereunder; and

(v) Investments in Subsidiaries that are not Loan Parties to fund ordinary and necessary operating expenses of such Subsidiary, such as payroll and rent expense, in the ordinary course of business and consistent with past practice.

11.10 [Reserved].

11.11 Fiscal Year. Not, and not permit any of the Loan Parties and their Subsidiaries to, change its Fiscal Year.

11.12 Financial Covenants.

11.12.1 Minimum Revenue. Not permit Adjusted Revenue for any Computation Period to be less than the amount set forth below for that Computation Period:

Computation Period Ending	Revenue
March 31, 2022	$180,000,000
June 30, 2022	$225,000,000
September 30, 2022	$275,000,000
December 31, 2022	$300,000,000
March 31, 2023	$310,000,000
June 30, 2023	$320,000,000
September 30, 2023	$330,000,000
December 31, 2023	$340,900,000
March 31, 2024	$373,800,000
June 30, 2024	$411,400,000
September 30, 2024	$453,500,000
December 31, 2024	$500,700,000
March 31, 2025	$540,700,000
June 30, 2025	$586,600,000
September 30, 2025	$638,200,000
December 31, 2025 and each Computation Period ending thereafter	$696,500,000

11.12.2 Minimum EBITDA. Not permit EBITDA for any Fiscal Quarter to be less than the amount set forth below for that Fiscal Quarter:

Fiscal Quarter Ending	EBITDA
March 31, 2022	$(30,000,000)
June 30, 2022	$(30,000,000)
September 30, 2022	$(30,000,000)
December 31, 2022	$(30,000,000)
March 31, 2023	$(25,000,000)
June 30, 2023	$(15,000,000)
September 30, 2023	$(15,000,000)
December 31, 2023	$(10,000,000)
March 31, 2024	$0
June 30, 2024	$5,000,000
September 30, 2024	$10,000,000
December 31, 2024	$15,000,000
March 31, 2025	$20,000,000
June 30, 2025	$25,000,000
September 30, 2025	$30,000,000
December 31, 2025 and each Computation Period ending thereafter	$35,000,000

11.12.3 Minimum Liquidity. Not permit the Loan Parties to have:

(a) Liquidity of less than $60,000,000; or

(b) Unrestricted Cash of less than $40,000,000.

11.13 Compliance with Laws. Not, and shall not permit any of the Loan Parties and their Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 9.30 and 9.31, except where such failure could not reasonably be expected to have a Material Adverse Effect.

11.14 Permitted Activities of Parent. Notwithstanding anything to the contrary contained herein, Parent shall not engage in any material business or activity or own any material assets other than (i) its ownership of the Equity Interests of Borrower and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, in each case, solely as permitted pursuant to this Agreement, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and compliance with all applicable Laws, (iii) the performance of its obligations as a holding company and as a Guarantor and as a guarantor of any Debt or obligations permitted to be incurred hereunder, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests or any merger permitted by Section 11.4, (v) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and Borrower, (vi) the making of any Restricted Payments or Investments permitted to be made, and the incurrence of, and performance of its obligations under, any Debt or other obligations permitted to be incurred, by Parent pursuant to this Agreement; provided that the only Debt for borrowed money Parent is permitted to borrow is Permitted Parent Debt and Permitted Convertible Debt, (vii) providing indemnification to officers and directors in the ordinary course of business, (viii) activities relating to employees of the Loan Parties (including its obligations under any stock option or stock purchase plan or benefit or compensation plan or other similar plan or under any employment agreement); (ix) [reserved]; (x) the issuance and sale of, and its obligations under, its Equity Interests as permitted hereunder, (xi) entering into the Loan Documents and the documents relating to any Permitted Parent Debt or Permitted Convertible Debt, (xii) its obligations under any acquisition agreement relating to any Permitted Acquisition or other Investment permitted hereunder or under any agreement related to any Asset Sale permitted hereunder, (xiii) holding cash and Cash Equivalent Investments, (xiv) maintaining, entering into and performing its obligations in respect of leases of real property to the extent in the ordinary course of business consistent with past practices, (xv) entering into and performing its obligations under any Permitted Bond Hedge Transaction or Permitted Warrant Transaction and (xvi) any activities incidental or reasonably related to the foregoing.

Section 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The effectiveness of this Agreement and the obligation of each Lender to make its Loans are subject to the following conditions precedent:

12.1 Conditions to Effectiveness. The effectiveness of this Agreement, and the obligation of the Lenders to make the Loans, are, in addition to the conditions precedent specified in Section 12.2, subject to satisfaction of the following conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1 Agreement, Notes, and other Loan Documents. Administrative Agent has received the following, each duly executed and dated as of the Closing Date (or any earlier date satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent: (a) this Agreement; (b) to the extent requested by any Lender, one or more Notes made payable to that Lender; (c) the Guaranty and Collateral Agreement, together with all instruments, transfer powers, and other items required to be delivered in connection with the Guaranty and Collateral Agreement; and (d) all other Loan Documents.

12.1.2 Authorization Documents. For each Loan Party, Administrative Agent has received the following, each in form and substance satisfactory to Administrative Agent: (a) that Person’s charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in that Person’s state of incorporation (or formation) and in each other state in which that Person is qualified to do business if reasonably requested by Administrative Agent; (c) that Person’s bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing that Person’s execution, delivery, and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of that Person’s officers and/or managers executing any of the Loan Documents (which certificates Administrative Agent and each Lender may conclusively rely on until formally advised by a like certificate of any changes in any such certificate), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3 Consents, etc. Administrative Agent has received certified copies of all documents evidencing any necessary company action, consents and governmental approvals (if any) required for the execution, delivery, and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4 Letter of Direction. Administrative Agent has received a letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date, duly executed and dated as of the Closing Date, in form and substance reasonably satisfactory to Administrative Agent.

12.1.5 Collateral and Diligence Questionnaire. Administrative Agent has received a Collateral and Diligence Questionnaire completed and executed by each Loan Party, in form and substance satisfactory to Administrative Agent.

12.1.6 [Reserved].

12.1.7 [Reserved].

12.1.8 [Reserved].

12.1.9 Opinions of Counsel. Administrative Agent has received opinions of counsel for each Loan Party, including local counsel reasonably requested by Administrative Agent, each duly executed and dated as of the Closing Date (or any earlier date satisfactory to Administrative Agent), in form and substance reasonably satisfactory to Administrative Agent.

12.1.10 Insurance. Administrative Agent has received evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b).

12.1.11 Payment of Fees. Administrative Agent has received evidence of payment by Borrower of all accrued and unpaid reasonable and documented fees, costs, and expenses to the extent then due and payable on the Closing Date (including, without limitation, fees under the Agent Fee Letter), together with all Attorney Costs of Administrative Agent to the extent invoiced prior to the Closing Date, plus all additional amounts of Attorney Costs that constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Administrative Agent through the closing proceedings (but no such estimate will preclude a final settling of accounts between Borrower and Administrative Agent in respect of those Attorney Costs).

12.1.12 Debt to be Repaid. Administrative Agent has received evidence, reasonably satisfactory to Administrative Agent, that all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing the Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated. Administrative Agent has received payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto, and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

12.1.13 Solvency Certificate. Administrative Agent has received a solvency certificate, in form and substance satisfactory to Administrative Agent, executed by a Senior Officer of Borrower.

12.1.14 Search Results; Lien Terminations. Administrative Agent has received certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names within the past five years) as debtors, together with (a) copies of all such financing statements; (b) Uniform Commercial Code termination statements pertaining to previously terminated financing, lease, and/or consignment relationships for which financing statements remain of record, in each case as Administrative Agent reasonably requests; and (c) all other Uniform Commercial Code termination statements as Administrative Agent reasonably requests.

12.1.15 Filings, Registrations, and Recordings. Administrative Agent has received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by Administrative Agent to be filed, registered, or recorded in order to create in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a perfected Lien on the collateral described therein (but only to the extent that perfection may be achieved by such a filing, registration, or recording), prior to any other Liens (subject only to Permitted Liens), in proper form for filing, registration, or recording.

12.1.16 Closing Certificate. Administrative Agent has received a certificate, in form and substance satisfactory to Administrative Agent, executed by a Senior Officer of Borrower certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.17 Financial Statements. Administrative Agent has received and is reasonably satisfied with the Financial Statements and all other historical and projected financial information of Loan Parties and their Subsidiaries requested by Administrative Agent.

12.1.18 No Material Adverse Effect. There has not occurred since December 31, 2021, any developments or events that, individually or in the aggregate with any other circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

12.1.19 Capital Structure. Administrative Agent has received confirmation of ownership and capital structure of the Loan Parties.

12.1.20 Financial Condition.

(a) Administrative Agent has received evidence satisfactory to it that (a) Borrower has a trailing 12-month EBITDA of at least ($63,962,130) as of January 31, 2022, determined on a pro forma basis after giving effect to (i) the funding of the initial Loans as provided under this Agreement, including the payment of all fees, costs and expenses as set forth above and (ii) year-end and other adjustments reasonably satisfactory to Administrative Agent; and (b) the Loan Parties have reasonably sufficient liquidity to operate their business plan and in an amount satisfactory to Administrative Agent (with no payables stretched beyond their customary payment practices).

(b) After giving effect to the initial Loans on the Closing Date and the payment by Borrower of all fees and expenses incurred in connection with this Agreement (with no payables stretched beyond their customary payment practices), the Liquidity of the Company and its Subsidiaries is not less than $200,000,000.

12.1.21 Know-Your-Customer and Anti-Money Laundering. No later than two Business Days in advance of the Closing Date, Administrative Agent shall have received all documentation and other information reasonably requested in writing by Administrative Agent with respect to any Loan Party at least ten Business Days in advance of the Closing Date that is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, IRS Form W-9, IRS Form W-8-BEN or IRS Form W-8BEN-E, as applicable, with results satisfactory to Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 12.1, Administrative Agent and each Lender that has signed this Agreement shall be deemed to have received, consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be received, consented to or approved by or acceptable or satisfactory to Administrative Agent or a Lender.

12.2 Conditions Precedent to all Loans. The obligation of each Lender to make each Loan is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc. Both before and immediately after giving effect to any borrowing, the following statements are true and correct:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is by its terms qualified by concepts of materiality, in which case that representation or warranty is true and correct in all respects after giving effect to any such materiality qualifier) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case that representation or warranty is true and correct in all material respects or in all respects, as applicable, as of that earlier date); and

(b) solely with respect to the making of any Term B Loan, Enterprise Value shall have been greater than $800,000,000 for no less than 40 of the immediately preceding 45 consecutive days (and no less than $750,000,000 for any of the immediately preceding 45 consecutive days); and

(c) no Default or Event of Default has occurred and is continuing.

12.2.2 Confirmatory Certificate. If requested by Administrative Agent or any Lender, Administrative Agent has received (in sufficient counterparts to provide one to Administrative Agent and each Lender) a certificate dated the date of the requested Loan and signed by a duly authorized representative of Borrower as to the matters set out in Section 12.2.1 (it being understood that each request by Borrower for the making of a Loan will be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of that Loan), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

Section 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following will constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five or more days, in the payment when due of any interest, fee or other amount payable by Borrower under this Agreement or under any other Loan Document.

13.1.2 Non-Payment of Other Debt. Any default occurs under the terms applicable to any Debt of any Loan Party or any Subsidiary of a Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $3,000,000 and that default (a) consists of the failure to pay that Debt when due, whether by acceleration or otherwise (beyond the grace period (if any) provided in the instrument or agreement under which such Debt was created), or (b) accelerates the maturity of that Debt or permits the holder or holders thereof, or any trustee or agent for any such holder or holders, with the giving of notice if required, to cause that Debt to become due and payable (or require any Loan Party to purchase or redeem that Debt or post cash collateral in respect thereof) prior to its expressed maturity; provided that clause (b) of this Section 13.1.2 shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property securing such Debt if such sale or transfer is permitted hereunder and substantially concurrently with such voluntary sale or transfer of property such Debt is paid in full and otherwise fully discharged in accordance with the underlying agreement evidencing such Debt.

13.1.3 [Reserved].

13.1.4 Bankruptcy, Insolvency, etc. Any of the following occurs: (a) any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; (b) any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver, or other custodian for that Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; (c) in the absence of any such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; (d) any Insolvency Proceeding, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and that Insolvency Proceeding or proceeding (i) is not commenced by that Loan Party, (ii) is consented to or acquiesced in by that Loan Party, or (iii) remains for sixty (60) days undismissed; or (e) any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5 Non-Compliance with Loan Documents.

(a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.6(a), 10.5 (solely with respect to Borrower), 10.6, or Section 11.

(b) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3 or 10.1.4 and continuance of that failure described in this Section 13.1.5(b) for 5 or more Business Days.

(c) Failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of that failure described in this Section 13.1.5(c) for 30 or more days.

13.1.6 Representations; Warranties. Any representation or warranty made by any Loan Party in this Agreement or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Administrative Agent or any Lender in connection with this Agreement is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7 Pension Plans. Any of the following events occurs and such event could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (a) any member of the Controlled Group or the PBGC institutes steps to terminate a Pension Plan if as a result of that termination Borrower or any Subsidiary could be required to make a contribution to that Pension Plan, or could incur a liability or obligation to that Pension Plan, (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA with respect to Borrower or any Subsidiary; (c) the Unfunded Liability of all Pension Plans sponsored and maintained by Borrower or any Subsidiary exceeds 20% of the Total Plan Liability for those plans, (d) there occurs any withdrawal or partial withdrawal from a Multiemployer Pension Plan and Borrower or any Subsidiary incurs withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of that withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of that withdrawal); or (e) the occurrence of a Termination Event.

13.1.8 Judgments. (a) One or more final judgments which exceed an aggregate of $1,000,000 in monetary damages are rendered against any Loan Party or a Subsidiary of a Loan Party (except to the extent covered by insurance (including D&O insurance) pursuant to which the insurer has been notified and has not denied coverage so long as that insurance is paid to the applicable Loan Party or Subsidiary within sixty (60) days of the rendering of those judgments) and have not been paid, discharged or vacated or had execution thereof stayed pending appeal within seventy-five (75) days after entry or filing of those judgments; or (b) one or more final non-appealable judgments or settlements (whether in respect of an action by a Governmental Authority, class action or substantially similar claim or otherwise) or one or more final non-appealable penalties or fines imposed by a Governmental Authority (in each case, except to the extent covered by insurance (including D&O insurance) pursuant to which the insurer has been notified within seven calendar days of such judgment, settlement, penalty or fine (and which Borrower believes in good faith is covered by such insurance at the time of such notification) and has not denied coverage so long as that insurance is paid to the applicable Loan Party or Subsidiary within sixty (60) days of the rendering of those judgments, entering into of those settlements or imposition of those penalties or fines), in each case, which exceed individually or in the aggregate the Threshold Amount in monetary damages, are rendered against, agreed by or imposed on any Loan Party or a Subsidiary of a Loan Party; or (c) any one or more permits or licenses of the Loan Parties that, individually or in the aggregate, generated or was necessary in generating, revenues of the Loan Parties in excess of the Threshold Percentage of revenues for the most recently ended Computation Period, is suspended, revoked or terminated by a Governmental Authority (excluding, for avoidance of doubt, any voluntary termination or expiration of any such license or permit initiated by a Loan Party prior and unrelated to any such action by Governmental Authority).

13.1.9 Invalidity of Loan Documents, etc. Any material Loan Document ceases to be in full force and effect, or any Loan Party (or any Person by, through or on behalf of any Loan Party) expressly contests in writing, any manner the validity, binding nature, or enforceability of any material Loan Document.

13.1.10 Charges or Proceedings. The felony indictment of any Loan Party or any of its Subsidiaries or any executive officer thereof under any criminal statute, or commencement of criminal proceedings against any Loan Party or any of its Subsidiaries or any senior officer thereof, in each case for fraud, misconduct, embezzlement, money laundering, insider trading, market manipulation, income tax evasion or any predicate crime to money laundering, insider trading, market manipulation, income tax evasion or other similar illegality in respect of the business or operations of Parent and its Subsidiaries and pursuant to which statute or proceedings the penalties or remedies sought include forfeiture to any Governmental Authority of any material portion of the property of the Loan Parties and their Subsidiaries, or, in the case of any executive officer, solely to the extent such property is used in any material business of the Loan Parties and their Subsidiaries.

13.1.11 Change of Control. A Change of Control occurs.

13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 occurs in respect of Borrower, then the Commitments will immediately terminate and the Loans and all other Obligations under this Agreement will become immediately due and payable, all without presentment, demand, protest, or notice of any kind. If any other Event of Default occurs and is continuing, then Administrative Agent may (and, upon the written request of the Required Lenders shall) declare, in a written notice to Borrower, the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations under this Agreement to be due and payable, whereupon the Commitments will immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations under this Agreement will become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest, or notice of any kind (other than as expressly provided for above in this sentence). Administrative Agent shall promptly advise Borrower of any such declaration, but failure to do so will not impair the effect of any such declaration. If Administrative Agent and each Lender have received written notice from Borrower of Borrower’s intent to cure a Specified Financial Covenant Default in accordance with Section 13.4, then Administrative Agent and the Required Lenders may not exercise any the foregoing remedies in this Section 13.2 with respect to that Specified Financial Covenant Default until the earlier of (a) ten (10) Business Days after the day on which financial statements are required to be delivered for the applicable Fiscal Quarter or Fiscal Year pursuant to Section 10.1.1 or Section 10.1.2, as applicable (but only to the extent such cure did not occur) and (b) the date that Administrative Agent receives notice Borrower will not cure that Specified Financial Covenant Default in accordance with Section 13.4.

13.3 Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Administrative Agent in accordance with applicable law, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent, or other Person pursuant or under any insolvency laws, in each case subject to the following limitations: (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of any Credit Bid; (ii) the acquisition documents must be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights; (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws); and (iv) reasonable efforts must be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations). For purposes of this Section 13.3, the term “Credit Bid” means an offer submitted by Administrative Agent (on behalf of the Lenders), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

13.4 Curative Equity.

(a) Subject to the limitations set forth in Section 13.4(d), Borrower may cure (and will be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenants set forth in Sections 11.12.2 and 11.12.3 (each such financial covenant, a “Specified Financial Covenant”; each such Event of Default, a “Specified Financial Covenant Default”) if Borrower receives the cash proceeds of Curative Equity within 10 Business Days after the earliest date on which the Compliance Certificate applicable to such Specified Financial Covenant is required to be delivered for the applicable Computation Period pursuant to this Agreement.

(b) Borrower shall promptly notify Administrative Agent of its receipt of any proceeds of Curative Equity and shall make a prepayment of the Term Loans in accordance with Sections 6.2 and 6.3.

(c) Upon delivery of a certificate by Borrower to Administrative Agent certifying as to the amount of the proceeds of any Curative Equity and that those proceeds have been applied in accordance with Section 13.4(b), then each applicable Specified Financial Covenant Default will be deemed cured with no further action required by the Required Lenders. Before the date of the delivery of that certificate, any Specified Financial Covenant Default that has occurred and is continuing will be deemed to be continuing, and, as a result, the Lenders will have no obligation to make additional loans or otherwise extend additional credit under this Agreement. If Borrower does not cure a Specified Financial Covenant Default as provided in this Section 13.4, then that Specified Financial Covenant Default will continue unless waived in writing by the Required Lenders in accordance with this Agreement.

(d) To the extent that proceeds of Curative Equity are received with respect to any Fiscal Quarter for the purpose of curing a breach of the financial covenant set forth in Section 11.12.2, those proceeds will be deemed to be EBITDA for purposes of determining compliance with the Specified Financial Covenants for that Fiscal Quarter and subsequent Computation Periods that include that Fiscal Quarter. Notwithstanding any provision of this Agreement to the contrary, (i) Borrower’s rights under this Section 13.4 (A) may be exercised no more than three (3) times during the term of this Agreement; and (B) may be exercised no more than twice in any period of four Fiscal Quarters; (ii) the amount of proceeds of any Curative Equity (x) may not be less than $2,500,000 and (y) except as otherwise required pursuant to the foregoing clause (x) may not be greater than the amount required to cause Borrower to be in compliance with each applicable Specified Financial Covenant as at the end of the applicable Computation Period; and (iii) the proceeds of Curative Equity will be disregarded for purposes of determining EBITDA for any pricing, financial covenant-based conditions, or baskets with respect to the covenants contained in this Agreement and there will be no pro forma reduction in Debt with the proceeds of any Curative Equity for determining compliance with the Specified Financial Covenants or for determining any pricing, financial covenant-based conditions, or baskets with respect to the covenants contained in this Agreement, in each case in such Fiscal Quarter and the next three Fiscal Quarters thereafter.

Section 14 Agency.

14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates, and authorizes Administrative Agent to take any action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise any powers and perform any duties as are expressly delegated to it, as applicable, by the terms of this Agreement or any other Loan Document, together with all powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent will not have any duty or responsibility except those expressly set forth in this Agreement, nor will Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities are to be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent, as applicable. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, that term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 [Reserved].

14.3 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and is entitled to advice of counsel and other consultants or experts concerning all matters pertaining to those duties. Administrative Agent will not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4 Exculpation. None of Administrative Agent and its directors, officers, employees, and agents (a) will be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth in this Agreement as determined by a final, non-appealable judgment by a court of competent jurisdiction), or (b) will be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document (or the creation, perfection, or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations under this Agreement or under any other Loan Documents. Administrative Agent is not and will not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or to inspect the properties, books, or records of any of the Loan Parties and their Subsidiaries and Affiliates.

14.5 Reliance. Administrative Agent may rely, and will be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants, and other experts selected by Administrative Agent. Administrative Agent will be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent first receives all advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which might be incurred by Administrative Agent by reason of taking or continuing to take any such action. Administrative Agent will in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and each such request and any action taken or failure to act pursuant thereto will be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement will be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent has received written notice from that Lender prior to the proposed Closing Date specifying its objection thereto.

14.6 Notice of Default. Administrative Agent will not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing that Event of Default or Default and stating that that notice is a “notice of default.” Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. Administrative Agent shall take all such actions with respect to each such Event of Default or Default as requested by the Required Lenders in accordance with Section 13, but unless and until Administrative Agent has received any such request, Administrative Agent may (but will not be required to) take any action, or refrain from taking any action, with respect to any Event of Default or Default as Administrative Agent deems advisable or in the best interest of the Lenders.

14.7 Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, will be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition, and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower under this Agreement. Each Lender also represents to Administrative Agent that it will, independently and without reliance upon Administrative Agent and based on documents and information as it deems appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make all investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower. Except for notices, reports and other documents expressly required in this Agreement to be furnished to the Lenders by Administrative Agent, Administrative Agent will not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent.

14.8 Indemnification. Whether or not the transactions contemplated by this Agreement are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities, except that no Lender will be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders will be deemed to constitute gross negligence or willful misconduct for purposes of this Section 14.8. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to in this Agreement, to the extent that Administrative Agent is not reimbursed for any such expenses by or on behalf of Borrower. The undertaking in this Section 14.8 will survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

14.9 Administrative Agent in Individual Capacities. Monroe Capital and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though Monroe Capital were not Administrative Agent under this Agreement and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to those activities, Monroe Capital or its Affiliates might receive information regarding Borrower or their Affiliates (including information that is subject to confidentiality obligations in favor of Borrower or any such Affiliate) and acknowledges that Administrative Agent will be under no obligation to provide any such information to them. With respect to their Loans (if any), Monroe Capital and its Affiliates have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Monroe Capital were not Administrative Agent, and the terms “Lender” and “Lenders” include Monroe Capital and its Affiliates, to the extent applicable, in their individual capacities.

14.10 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which may not be unreasonably withheld or delayed), appoint from among the Lenders a successor Administrative Agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent under this Agreement, that successor agent will succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” will mean that successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent will be terminated. After any retiring Administrative Agent’s resignation under this Agreement as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 will inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation will nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Administrative Agent under this Agreement until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11 Collateral Matters. Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth in this Agreement, any action taken by Administrative Agent or Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Administrative Agent or Required Lenders of the powers set forth in this Agreement or therein, together with all other powers as are reasonably incidental thereto, will be authorized by, and binding upon, all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to do any and all of the following: (a) to release any Lien granted to or held by Administrative Agent under any Collateral Document (i) upon Payment in Full; (ii) upon property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or otherwise consented to by the Required Lenders (including the release of any Guarantor in connection with any such disposition); or (iii) subject to Section 15.1, if approved in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on that Collateral which is permitted by Section 11.2(d)(i) or 11.2(d)(iii) (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11.

14.12 Restriction on Actions by Lenders. Each Lender shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set-off against the Obligations, any amounts owing by that Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with that Lender. Each Lender shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may be taken by only Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

14.13 Administrative Agent May File Proofs of Claim.

14.13.1 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to any Loan Party (including any Insolvency Proceeding), Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as expressed in this Agreement or by declaration or otherwise and irrespective of whether Administrative Agent has made any demand on Borrower) may, by intervention in any such proceeding or otherwise, do any and all of the following:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file any other documents as are necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5, 15.5, and 15.17) allowed in any such proceedings; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

14.13.2 Any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such proceeding is hereby authorized by each Lender to make all payments to Administrative Agent and, in the event that Administrative Agent consents to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5, 15.5, and 15.17.

14.13.3 Nothing contained in this Agreement will be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger,” if any, has any right, power, obligation, liability, responsibility, or duty under this Agreement other than, in the case of any Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified has or is deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action under this Agreement.

14.15 Protective Advances. Administrative Agent may, from time to time at any time that an Event of Default has occurred and is continuing, make all disbursements and advances (“Protective Advances”) that Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Loan Parties of the Loans and other Obligations or to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, costs, fees and expenses as described in Section 15.5. Protective Advances are repayable on demand and will be secured by the Collateral and bear interest at a rate per annum equal to the rate then applicable to Term Loans. The maximum aggregate amount of Protective Advances that Administrative Agent may make is $20,000,000. Protective Advances constitute Obligations under this Agreement. No Protective Advance made by Administrative Agent and charged to the Loan Account will be deemed to constitute a Loan and no Lender will have any obligation to fund any amount to Administrative Agent as a result thereof. Administrative Agent shall notify each Lender and Borrower in writing of each Protective Advance made by Administrative Agent, which notice must include a description of the purpose of that Protective Advance.

Section 15 GENERAL.

15.1 Waiver; Amendments.

(a) No amendment, modification, or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents (other than an Incremental Facility Amendment pursuant to Section 2.1.2) will be effective unless it is in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated in this Agreement with respect thereto or, in the absence of any such designation as to any provision of this Agreement, by the Required Lenders. Any amendment, modification, waiver, or consent will be effective only in the specific instance and for the specific purpose for which given.

(b) The Agent Fee Letter may be amended, waived, consented to, or modified by the parties thereto.

(c) No amendment, modification, waiver, or consent may extend or increase the Commitment of any Lender without the written consent of that Lender.

(d) No amendment, modification, waiver, or consent may waive, or extend the date scheduled for, payment of any principal (in each case, excluding mandatory prepayments) of or interest on the Loans or any fees payable under this Agreement without the written consent of each Lender directly affected thereby.

(e) No amendment, modification, waiver, or consent may reduce the principal amount of any Loan, the rate of interest thereon, or any fees payable under this Agreement without the consent of each Lender directly affected thereby (except (i) for periodic adjustments of interest rates and fees resulting from a change in the Adjusted Term SOFR and the Base Rate as provided for in this Agreement, and (ii) that Required Lenders may rescind any increase in the interest rate under and in accordance with Section 4.1.2).

(f) No amendment, modification, waiver, or consent may do any of the following without the written consent of each Lender: (i) release Borrower or any Guarantor from its obligations, other than as part of or in connection with any disposition permitted under this Agreement; (ii) release all or any substantial part of the Collateral granted under the Collateral Documents (except as permitted by Section 14.11); (iii) change the definitions of Pro Rata Share or Required Lenders, any provision of this Section 15.1, any provision of Section 13.3, or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver, or consent.

(g) No provision of Sections 6.1.2, 6.2, or 7.2.2(b) with respect to the timing or application of mandatory prepayments of the Loans may be amended, modified, or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term Loans affected thereby.

(h) No provision of Section 14 or other provision of this Agreement affecting Administrative Agent in its capacity as such may be amended, modified, or waived without the consent of Administrative Agent.

(i) [Reserved]

(j) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower to do any of the following: (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding any such additional credit facilities in any determination of the Required Lenders.

(k) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained is referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or one or more Persons reasonably acceptable to Administrative Agent may (but will not be required to) purchase from that Non-Consenting Lender, and that Non-Consenting Lenders shall, upon Administrative Agent’s request, sell and assign to Administrative Agent and/or any such Person, all of the Loans and Commitments of that Non-Consenting Lender for an amount equal to the principal balance of all such Loans and Commitments held by that Non-Consenting Lender and all accrued interest, fees, expenses, and other amounts then due with respect thereto through the date of sale, which purchase and sale will be consummated pursuant to an executed Assignment Agreement.

15.2 Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under that Note.

15.3 Notices.

15.3.1 Generally. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices under this Agreement must be in writing (including facsimile transmission) and must be sent to the applicable party at its address shown on Annex B or at any other address as the receiving party designates, by written notice received by the other parties, as its address for that purpose. Notices sent by facsimile transmission will be deemed to have been given when sent; notices sent by mail will be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service will be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Administrative Agent will be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold harmless Administrative Agent and each other Lender from any loss, cost, or expense resulting from any such reliance.

15.3.2 Electronic Communications.

(a) Notices and other communications to any Lender under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, but the foregoing does not apply to notices to any Lender pursuant to Section 2.2 if that Lender has notified Administrative Agent and Borrower that it is incapable of receiving notices under Section 2.2 by electronic communication. Administrative Agent or Borrower may, in its respective sole discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it, and approval of any such procedures may be limited to particular notices or communications.

(b) Unless otherwise agreed by the sender and the intended recipient, (i) notices and other communications sent to an e-mail address will be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); (ii) notices or communications posted to an Internet or intranet website will be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that the notice or communication is available and identifying the website address therefor; and (iii) for both clauses (i) and (ii) of this Section 15.3.2(b), any notice, e-mail or other communication that is not sent during the normal business hours of the intended recipient will be deemed to have been sent at the opening of business on the next Business Day for the intended recipient.

15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, that determination or calculation will, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied, but if Borrower notifies Administrative Agent that Borrower wishes to amend any covenant in Section 10 or 11.12 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of that covenant (or if Administrative Agent notifies Borrower that the Required Lenders wish to amend Section 10 or 11.12 (or any related definition) for that purpose), then Borrower’s compliance with that covenant will be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either the applicable notice under this Section 15.4 is withdrawn or the applicable covenant (or related definition) is amended in a manner satisfactory to Borrower and the Required Lenders.

15.5 Costs and Expenses. Borrower shall pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including, without limitation, Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of IntraLinks (or other similar service), if applicable) of this Agreement, the other Loan Documents, and all other documents provided for in this Agreement or delivered or to be delivered under or in connection with this Agreement (including any amendment, supplement, or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby are consummated, including, without limitation, all reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 10.2, and all reasonable out-of-pocket costs and expenses (including, without limitation, Attorney Costs) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring, or negotiations in respect thereof. In addition, each Loan Party shall pay, and shall save and hold harmless Administrative Agent and the Lenders from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 will survive repayment of the Loans, cancellation of the Notes and termination of this Agreement. This Section 15.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

15.6 Assignments; Participations.

15.6.1 Assignments.

(a) (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of that Lender’s Loans and Commitments, with the prior written consent of Administrative Agent and, so long as no Event of Default exists, Borrower (which consent of Borrower may not be unreasonably withheld or delayed, except in the case of an assignment to a Disqualified Institution in which case consent of Borrower may be provided or withheld in Borrower’s sole discretion and which consent, for avoidance of doubt, shall not be required from Borrower at any time while (x) an Event of Default pursuant to Sections 13.1.1, 13.1.2, or 13.1.4 has occurred and is continuing and (y) any other Event of Default has occurred and is continuing for a period of more than ten consecutive Business Days), but (i) no such consent of any kind is required for an assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund, and (ii) no assignment may be made to a Loan Party or an Affiliate of a Loan Party. Except as Administrative Agent otherwise agrees, any such assignment must be in a minimum aggregate amount equal to $1,000,000 (which minimum will be $250,000 if the assignment is to an Affiliate of the assigning Lender) or, if less, the remaining Commitment and Loans held by the assigning Lender. Borrower and Administrative Agent will be entitled to continue to deal solely and directly with the assigning Lender in connection with the interests so assigned to an Assignee until Administrative Agent has received and accepted an effective assignment agreement in substantially the form of Exhibit C (an “Assignment Agreement”) executed, delivered, and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of that assignment Borrower would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than Borrower is then obligated to pay to the assigning Lender under that section (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay any such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 will be treated as the sale of a participation under Section 15.6.2, except for an assignment to a Disqualified Institution, which assignment to a Disqualified Institution will be null and void (unless such assignment is made during any time while an Event of Default has occurred and is continuing or with the consent of Borrower). Borrower will be deemed to have granted its consent to any assignment requiring its consent under this Agreement unless Borrower has expressly objected in writing to that assignment within five (5) Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) the Assignee will be deemed automatically to have become a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to that Assignee pursuant to the Assignment Agreement, will have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to that Assignment Agreement, will be released from its rights (other than its indemnification rights) and obligations under this Agreement. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) one or more Notes in accordance with Section 3.1 to reflect the amounts assigned to that Assignee and the amounts, if any, retained by the assigning Lender. Each such Note will be dated the effective date of the applicable assignment. Upon receipt by Administrative Agent of any such Note, the assigning Lender shall return to Borrower any applicable prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15.6.1 will not apply to any such pledge or assignment of a security interest. No such pledge or assignment of a security interest will release a Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for that Lender as a party to this Agreement.

15.6.2 Participations. Any Lender may at any time sell to one or more Persons (other than (x) a Disqualified Institution unless expressly consented to by Borrower (which consent shall not be required from Borrower at any time while an Event of Default has occurred and is continuing) and (y) a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or Borrower or any of Borrower’s Affiliates or Subsidiaries) participating interests in its Loans, Commitments or other interests under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it) (any such Person, a “Participant”); provided that, in the event of a sale by a Lender of a participating interest to a Participant, (a) that Lender’s obligations under this Agreement will remain unchanged for all purposes; (b) Borrower and Administrative Agent shall continue to deal solely and directly with that Lender in connection with that Lender’s rights and obligations under this Agreement; and (c) all amounts payable by Borrower will be determined as if that Lender had not sold that participation and will be paid directly to that Lender. No Participant will have any direct or indirect voting rights under this Agreement except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which that Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant will be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, but that right of set-off is subject to the obligation of each Participant to share with the Lenders, and the Lenders shall share with each Participant, as provided in Section 7.5. Participant will be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (but on the date of the participation no Participant will be entitled to any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender on that date if no participation had been sold, and each Participant must comply with Section 7.6.4 as if it were an Assignee). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.7 Register. Administrative Agent shall maintain, at its offices in the United States, and deliver a copy to Borrower upon written request, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether that Lender is the original Lender or the Assignee. No assignment will be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register will be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent will not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. It is the intention that the Loans and Commitments be treated as registered obligations and in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, and that the right, title, and interest of the Lenders in and to those Loans and Commitments be transferable only in accordance with the terms of this Agreement.

15.8 Governing Law. This Agreement and each Note is a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within that state, without regard to conflict-of-laws principles.

15.9 Confidentiality. As required by federal law and Administrative Agent’s policies and practices, Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Administrative Agent and each Lender shall use commercially reasonable efforts (equivalent to the efforts Administrative Agent or that Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all non-public information provided to them by any Loan Party in connection with this Agreement and the transactions contemplated thereby, except that Administrative Agent and each Lender may disclose any information as follows: (a) to Persons employed or engaged by Administrative Agent or that Lender or that Lender’s Affiliates or Approved Funds in evaluating, approving, structuring, or administering the Loans and the Commitments so long as such Person is bound by the confidentiality provisions of this Agreement; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose any such information to Persons employed or engaged by them as described in clause (a) of this Section 15.9 but in all cases subject to the confidentiality provisions of this Agreement); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or that Lender to be compelled by any court decree, subpoena, or legal or administrative order or process, but Administrative Agent or that Lender, as applicable, shall (i) use reasonable efforts to give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by that requirement, request, court decree, subpoena, or legal or administrative order or process, and (ii) disclose only that portion of the confidential information as Administrative Agent or that Lender reasonably believes, or as counsel for Administrative Agent or that Lender, as applicable, advises Administrative Agent or that Lender, that it must disclose pursuant to that requirement; (d) as Administrative Agent or that Lender reasonably believes, or on the advice of Administrative Agent’s or that Lender’s counsel, is required by law; (e) in connection with the exercise or potential exercise of any right or remedy under the Loan Documents pursuant to legal or judicial process or in connection with any litigation to which Administrative Agent or that Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to that Lender but only so long as such agency agrees to the confidentiality provisions hereof or is otherwise bound by customary confidentiality requirements; (g) to any Affiliate of Administrative Agent or any Lender who might provide bank products and cash management services to the Loan Parties but in all cases subject to the confidentiality provisions hereof; (h) to that Lender’s independent auditors and other professional advisors as to which that information has been identified as confidential; or (i) if that information ceases to be confidential through no fault of Administrative Agent or any Lender. Notwithstanding the foregoing, Borrower consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, in consultation with Borrower, and Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement, or other similar agreement between Borrower and any Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, then this Section 15.9 will supersede all such prior or contemporaneous agreements and understandings between the parties.

15.10 Severability. Whenever possible each provision of this Agreement is to be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under applicable law, that provision will be ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.

15.11 Nature of Remedies. All Obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed in this Agreement or in any other Loan Document are in addition to and not in limitation of those provided by applicable law. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power, or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any right, remedy, power, or privilege under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties to this Agreement and supersedes all prior or contemporaneous agreements and understandings of all such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.1) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs, or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.

15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission will constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders will be deemed to be originals.

15.14 Successors and Assigns. This Agreement binds Borrower, the Lenders, Administrative Agent, and their respective successors and assigns and will inure to the benefit of Borrower, the Lenders, and Administrative Agent and the successors and assigns of the Lenders and Administrative Agent. No other Person is or is intended to be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

15.15 Captions. Section captions used in this Agreement are for convenience only and do not affect the construction of this Agreement.

15.16 Customer Identification—USA Patriot Act Notice. Each Lender and Monroe Capital (each for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow that Lender or Monroe Capital, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

15.17 Indemnification by Loan Parties. In consideration of the execution and delivery of this Agreement by Administrative Agent and the Lenders and the agreement to extend the Commitments provided under this Agreement, Borrower hereby agrees to indemnify, exonerate, and hold harmless Administrative Agent, each Lender and each of the officers, directors, employees, Affiliates, agents, and Approved Funds of Administrative Agent and each Lender (each, a “Lender Party”) from and against any and all actions, causes of action, suits, losses, liabilities, damages, and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans; (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by any Loan Party, any Environmental Claim related to any Loan Party, and any liability arising under Environmental Law of or related to any Loan Party; (c) the execution, delivery, performance, or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, in each case except for any such Indemnified Liabilities arising on account of the applicable Lender Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. If and to the extent that the foregoing undertaking is unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 15.17 will survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release, or discharge of, any or all of the Collateral Documents and termination of this Agreement. This Section  15.17 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

15.18 Non-Liability of Lenders.

(a) The relationship between Borrower on the one hand and the Lenders and Administrative Agent on the other hand is solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Borrower agrees, on behalf of itself and each other Loan Party, that neither Administrative Agent nor any Lender has any liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission, or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that those losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

(b) No Lender Party will be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. No Lender Party will have any liability with respect to, and Borrower, on behalf of itself and each other Loan Party, hereby waives, releases, and agrees not to sue for, any special, punitive, exemplary, indirect, or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19 Forum Selection and Consent to Jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with this Agreement or any other Loan Document, will be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York, but nothing in this Agreement will be deemed or operate to preclude Administrative Agent from bringing suit or taking other legal action in any other jurisdiction. Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above. Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection that it now has or hereafter might have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

15.20 Waiver of Jury Trial. Borrower, Administrative Agent, and each Lender hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, any Note, any other Loan Document, and any amendment, instrument, document, or agreement delivered or which might in the future be delivered in connection with this Agreement or therewith or arising from any lending relationship existing in connection with any of the foregoing, and agrees that any such action or proceeding will be tried before a court and not before a jury.

15.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in that EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]